                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No.: 333-86881

PROSPECTUS

                               EXCHANGE OFFER FOR

                                  $155,000,000

               [LOGO OF WESTERN GAS RESOURCES, INC. APPEARS HERE]

                     10% SENIOR SUBORDINATED NOTES DUE 2009

   This exchange offer will expire at midnight, New York City Time, on November 18, 1999, unless extended.

                          TERMS OF THE EXCHANGE OFFER:

  . We are offering a total of $155,000,000 of exchange notes, which are registered with the Securities and Exchange Commission, to all holders of old notes.

  . We will exchange exchange notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  . You may withdraw tenders of old notes at any time before the exchange offer expires.

  . We will not receive any proceeds from the exchange offer.

  . We believe that the exchange of notes will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Certain United States Federal Income Tax Consequences" on page 102 for more information.

  . The terms of the exchange notes are substantially identical to those of the old notes, except for transfer restrictions and registration rights relating to the old notes.

  . The old notes are, and the exchange notes will be, guaranteed by the subsidiary guarantors set forth in this prospectus.

  . There is no existing market for the exchange notes, and we do not intend to apply for their listing on any securities exchange.

   See the "Description of Notes" section on page 64 for more information about the exchange notes.

   THIS INVESTMENT INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 11 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OLD NOTES FOR EXCHANGE.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 19, 1999.

                                                                            Page
                                                                            ----
Disclosure Regarding Forward-Looking Statements...........................    i
Incorporation of Certain Documents by Reference...........................    i
Available Information.....................................................   ii
Certain Definitions.......................................................   ii
Prospectus Summary........................................................    1
Summary Consolidated Financial and Operating Data.........................   10
Risk Factors..............................................................   11
Use of Proceeds...........................................................   20
Accounting Treatment......................................................   20
Capitalization............................................................   21
Pro Forma Consolidated Financial Statements...............................   21
Consolidated Historical Financial and Operating Data......................   25
The Exchange Offer........................................................   26
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   34
Business..................................................................   45
Management................................................................   60
Description of Other Indebtedness.........................................   62
Description of Notes......................................................   64
Certain United States Federal Income Tax Consequences.....................  102
Plan of Distribution......................................................  105
Legal Matters.............................................................  105
Experts...................................................................  105
Independent Accountants...................................................  106
Index to Consolidated Financial Statements................................  F-1

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. This prospectus contains forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and include uncertainties associated with the expansion of our gathering operations, project development schedules, marketing plans, throughput capacity and anticipated volumes that involve a number of risks and uncertainties, including the composition of gas to be treated and the drilling schedules and success of the producers whose acreage is dedicated to our facilities. In addition to the important factors referred to in this prospectus, numerous other factors affecting the gas processing industry generally and the markets for gas and natural gas liquids in which we participate could cause actual results to differ materially. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We incorporate herein by reference our Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities Exchange Commission (the "Commission") on March 29, 1999, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, as filed with the Commission on May 13, 1999 and August 13, 1999, our Current Reports on Form 8-K, dated May 10, 1999, May 25, 1999, May 27, 1999 and September 14, 1999, as
filed with the Commission on May 10, 1999, May 25, 1999, May 27, 1999 and September 22, 1999, our Current Report on Form 8-K/A, dated July 7, 1999 as filed with the Commission on July 7, 1999, and our Proxy Statement for Annual Meeting of Stockholders as filed with the Commission on April 20, 1999.

   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

                             AVAILABLE INFORMATION

   We have filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, covering the exchange notes (File No. 333-86881). This prospectus does not contain all of the information included in the registration statement. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for more complete understanding of the document or matter involved.

   We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information that we file with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and Northeast Regional Office, Suite 1300, 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http:/ /www.sec.gov) that makes available reports, proxy statements and other information regarding Western. Shares of Western's common stock, $0.10 par value, are quoted on the New York Stock Exchange ("NYSE") under the symbol "WGR," and copies of reports and other information concerning Western can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   In addition, pursuant to the indenture, we have agreed to the extent permitted by the Commission to file with the Commission and in all events to distribute to the trustee our annual reports containing audited annual consolidated financial statements and our quarterly reports containing our unaudited consolidated financial statements for each of the first three quarters of each fiscal year. We will do this without regard to whether we are subject to the informational requirements of the Exchange Act.

   This prospectus incorporates important business and financial information about us that we have not included in or delivered with the prospectus. This information is available without charge upon written or oral request. You should make any request to Ron O. Wirth, Western Gas Resources, Inc., 12200 North Pecos Street, Denver, Colorado 80234-3439, telephone number: (303) 452-5603.

                              CERTAIN DEFINITIONS

   As used in this prospectus:

  . ""Bcf'' means billion cubic feet;

  . ""Bcf/D" means billion cubic feet per day;

  . ""Btu'' means British thermal unit;

  . ""casinghead gas" means gas produced from an oil well;

  . ""FERC'' means the Federal Energy Regulatory Commission;

  . ""fractionation'' means the separation of a natural gas liquid stream into components such as ethane, propane, normal butane, iso-butane and natural gasoline;

  . ""MBbl'' means thousand barrels;

  . ""Mcf'' means thousand cubic feet;

  . ""MMcf'' means million cubic feet;

  . ""MMcf/D" means million cubic feet per day;

  . ""MGal'' means thousand gallons;

  . ""MGal/D" means thousand gallons per day;

  . ""NGL'' means natural gas liquids;

  . ""peaking'' means providing incremental supply of gas to meet requirements for high volumetric demand on short notice;

  . ""Tcf'' means trillion cubic feet; and

  . ""throughput capacity" represents capacity at a facility in accordance with operational constraints or design specifications.

                               PROSPECTUS SUMMARY

   The following summary contains basic information about Western Gas Resources, Inc. and the exchange of notes. It may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, and the documents to which we have referred you before making an investment decision. The terms "Western," "we," "our" and "us," as used in this prospectus, refer to Western Gas Resources, Inc. and its subsidiaries as a consolidated entity, except where it is clear that these terms mean only Western Gas Resources, Inc. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information which involves risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements."

                                  The Company

   Western gathers, processes, treats, develops and produces, transports and markets natural gas and NGLs. We operate in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. We design, construct, own and operate natural gas gathering systems and processing and treating facilities in order to provide our customers with a broad range of services from the wellhead to the sales delivery point.

   On a pro forma basis, after giving effect to the April 1999 sales of our Katy gas storage and hub facility and our Giddings gas gathering system and the June 1999 sale of our MiVida treating facility:

  . at June 30, 1999, we owned approximately $1.0 billion of assets, including approximately 8,000 miles of gathering systems, 21 processing and treating facilities and two regulated natural gas pipelines, and at December 31, 1998 we owned approximately 239 Bcf of net proven natural gas reserves;

  . for both the year ended December 31, 1998 and the six months ended June
    30, 1999, we had average throughput at our facilities of approximately
    1.1 Bcf/D of natural gas;

  . for the year ended December 31, 1998 and the six months ended June 30, 1999, we generated revenues of $2.1 billion and $864.4 million, respectively, and earnings before interest expense, income taxes, depreciation, depletion and amortization, non-cash impairment charges and gains or losses on the sales of assets and any extraordinary charges, or EBITDA, of $66.7 million and $32.9 million, respectively.

   Our operations are conducted through the following four business segments:

  . Gathering and Processing--Our operations are in well-established basins such as the Permian, Anadarko, Powder River, Green River and San Juan basins. We connect oil and gas wells to our gathering systems for delivery of natural gas to our processing or treating plants. At our plants we process natural gas to extract NGLs and we treat natural gas in order to meet pipeline specifications. We provide these services to major oil and gas companies and to various sized independent producers.

  . Production--We develop and, in limited cases, explore for natural gas, primarily with third-party producers. We participate in exploration and production in order to enhance and support our existing gathering and processing operations. We sell the natural gas that we produce to third parties. Our producing properties are primarily located in the Powder River and Green River basins of Wyoming.

  . Marketing--We buy and sell natural gas and NGLs in the wholesale market in the United States and in Canada. We provide storage, transportation, scheduling, peaking and other services to our customers. Our customers for these services include utilities, local distribution companies, industrial end-users and other energy marketers.

  . Transportation--We transport natural gas through our regulated pipelines for producers and energy marketers under fee schedules regulated by state or federal agencies.

For the year ended December 31, 1998, each business segment's relative contribution to our EBITDA before selling and administrative expenses was as presented in the following chart:

                           [PIE CHART APPEARS HERE]

Gathering & Processing    70%
Production                12%
Marketing                 12%
Transportation             6%

   In order to reduce our overall debt level and provide us with additional liquidity to fund our key growth opportunities, in 1998 we sold our Edgewood processing plant and our interest in the production served by this facility and our Perkins gas gathering and processing facility for an aggregate of $75.0 million, and in April 1999 we sold our Katy facility and a portion of the associated natural gas inventory for gross proceeds of $111.7 million and our Giddings facility for gross proceeds of $36.0 million. In June 1999, we sold our MiVida treating facility for gross proceeds of $12.0 million. As a result of these sales in 1999 and the offering of notes and the use of proceeds therefrom (collectively, the "Transactions"), our total debt was $371.8 million at June 30, 1999.

   Our principal offices are located at 12200 North Pecos Street, Denver, Colorado 80234-3439, and our telephone number is (303) 452-5603. Western was incorporated in Delaware in 1989. Our common stock is traded under the symbol "WGR" on the New York Stock Exchange.

                               Business Strategy

   Our long-term business plan is to increase our profitability by: (i) optimizing the profitability of existing operations; (ii) entering into additional agreements with third-party producers who dedicate acreage to our gathering and processing operations; and (iii) investing in projects or acquiring assets that complement and extend our core natural gas gathering, processing, production and marketing businesses.

   Capital expenditures related to existing operations are expected to be approximately $67.0 million during 1999. This includes approximately $39.6 million related to gathering, processing and pipeline assets and approximately $18.5 million for the development of gas reserves in the Powder River basin.

Optimize Profitability

   We continuously seek to improve the profitability of our existing operations by:


  . increasing natural gas throughput levels through new well connections and expansion of gathering systems. In 1999, we expect to spend approximately $8.0 million on additional well connections and compression and gathering system expansions. We increased throughput levels at our facilities from 895 MMcf/D in 1993 to 1,162 MMcf/D in 1998.

  . increasing our efficiency through the consolidation of existing gathering and processing facilities. Consolidations allow us to increase the throughput of the surviving plant while eliminating a majority of the operating costs of the closed plant. For example, in 1998 we combined the processing operations of our Four Corners and San Juan River plants.

  . evaluating assets. We routinely review the economic performance of each of our operating facilities to ensure that a targeted rate of return is achieved. If an operating facility is not generating targeted returns we explore various options, such as consolidation with other Western-owned or third-party-owned facilities, dismantlement, asset swap or outright sale.

  . controlling operating and overhead expenses. We recently restructured our operational and administrative organization which we expect will result in approximately $5.0 million in savings in plant operating and selling and administrative expenses in 1999 from those incurred in 1998.

Increase Dedicated Acreage

   Our operations are located in some of the most actively drilled oil and gas producing basins in the United States. We enter into agreements under which we gather and process natural gas produced on acreage dedicated to us by third parties. We continually seek to obtain production from new wells and newly dedicated acreage in order to replace declines in existing reserves that are dedicated for gathering and processing at our facilities. We have increased our dedicated estimated reserves from 2.2 Tcf at December 31, 1993 to 3.1 Tcf at December 31, 1998. On average, over this five-year period, including the reserves associated with our joint ventures and partnerships and excluding the reserves associated with facilities sold during this period, we connected new reserves to our facilities to replace approximately 165% of throughput over this period. In order to obtain additional dedicated acreage and to secure contracts on favorable terms, we may participate to a limited extent with producers in exploration and production activities. For the same reason, we may also offer to sell an ownership interest in our facilities to selected producers.

Expansion of Core Business

   We will continue to invest in projects that complement and extend our core natural gas gathering, processing, production and marketing businesses. We will also expand our gathering, processing and production operations into new geographic areas. During 1999, the majority of our capital budget will be spent in the Powder River basin of Wyoming and in Southwest Wyoming. These projects include:

  . continued development of Powder River basin coal bed methane reserves to increase natural gas production and throughput at our existing gathering and transportation facilities;

  . completion of the Fort Union gathering pipeline and treater, which will enable us and others to increase gas production in the Powder River basin and connect to major interstate pipelines for transportation; and

  . continued expansion of our gathering systems and participation in the drilling for additional natural gas reserves in Southwest Wyoming.

                             Competitive Strengths

Reputation and Experience

   We believe we are a well-known and respected provider of low cost, high quality gathering, processing and treating and energy marketing services. Our executive officers have an average of 20 years of experience in the energy industry. This experience and our technical capabilities in the design and construction of facilities allow us to respond rapidly to the needs of our customers. As an example, our reputation has given us the opportunity to manage the current construction of, and in the future operate, the Fort Union gathering pipeline and treater. We believe our low cost operations will enable us to continue to offer competitive terms to our customers.

Well-Positioned Asset Base

   We are positioned in some of the most actively drilled oil and gas producing basins in the United States. Further, we seek to enhance our operations in these basins through expansion of existing gathering systems and the acquisition of complementary systems. As of June 30, 1999, our gathering systems were located in seven states and consisted of more than 8,000 miles of pipe with a throughput capacity of 2.3 Bcf/D. Our producing properties are located primarily in the Powder River basin and in the Jonah Field of Southwest Wyoming. We believe that our gathering, processing and producing assets are primarily located in areas that will continue to be actively explored for both oil and gas.

Diversity of Business Segments

   We believe the diversity of our operations helps to insulate us from the full impact of commodity price fluctuations of NGLs. Our gathering and processing gross margins are affected by relative natural gas and NGL price changes. Our production gross margins are affected by natural gas price changes. Our marketing and transportation gross margins are not negatively affected by changing commodity prices. Due to our continued expansion of fee-based services and the continued development of natural gas in the Powder River basin, we expect that our gross margins in the future will be more dependent upon the collection of fees and natural gas prices than upon NGL prices.

Favorable Long-Term Contracts

   Substantially all of the natural gas gathered or processed through our facilities is supplied under long-term contracts with durations ranging from five to 20 years. Approximately 90% of our gathering and processing gross margins come from percentage-of-proceeds and fee-based contracts, which are our preferred types of contracts.

  . Approximately 70% of our gathering and processing gross margins currently come from percentage-of-proceeds agreements. Under these agreements, we receive a percentage of the net proceeds from the sale of the gas and NGLs that we gather or process. As a result, our gross margins under these agreements vary directly with natural gas and NGL prices.

  . Approximately 20% of our gathering and processing gross margins currently come from fee-based contracts. Under these agreements, we receive a set fee per Mcf of the natural gas that we gather or process. This type of contract provides us with steady revenues that are not affected by changes in commodity prices except to the extent that low prices may cause a producer to curtail production. We expect the proportion of gross margins generated from fee-based contracts to increase significantly as Powder River and Southwest Wyoming gas volumes increase.

Significant Growth Opportunities

   Our presence in major producing basins provides us with what we believe are significant growth opportunities within our existing areas of operation. Currently, our two primary growth projects are as follows:

   Powder River Basin--We continue to develop our Powder River basin coal bed methane natural gas gathering system and our coal seam gas reserves in Wyoming. The average drilling, completion and gathering cost for our coal bed methane wells is approximately $65,000 with proven reserves per well of approximately 320 MMcf. As deeper wells are drilled, the average cost per well is expected to increase. Production of coal bed methane from the Powder River basin has been expanding, and approximately 124 MMcf/D of gas volume in the second quarter of 1999 was being produced by several operators in the area as compared to 61 MMcf/D in January 1998. Approximately 75% of this production is from acreage equally owned by our partner, Barrett Resources Corporation, and us. We transport most of the coal bed methane gas through our MIGC interstate pipeline located in Wyoming, for redelivery to gas markets in the Rocky Mountain and Midwest regions of the United States.

   In December 1998, we joined with other industry partners to form Fort Union Gas Gathering, L.L.C., which is currently constructing a 106-mile long, 24-inch gathering pipeline and treater to gather and treat natural gas produced in the Powder River basin. We own a 13% equity interest in Fort Union and are the construction manager and field operator. We expect this new gathering pipeline to have an initial capacity of approximately 450 MMcf/D of natural gas with expansion capability. This project was operational in September 1999.

   Southwest Wyoming--The United States Geologic Survey estimates that the Greater Green River basin contains over 120 Tcf of unrecovered natural gas reserves. Our facilities are located in the Southwest Wyoming portion of this basin. They include the Granger gathering and processing facility and a 72% ownership interest in the Lincoln Road gathering and processing facility. These facilities have a combined operational capacity of 225 MMcf/D and processed an average of 177 MMcf/D in the first six months of 1999. We believe that as governmental drilling restrictions affecting a portion of our service area in this basin are removed in the fourth quarter of 1999, we may have the opportunity to expand these facilities in the year 2000.

Risk Management Activities

   We believe that we are conservative in our approach to commodity price risk management. Our commodity price risk management program has two primary objectives. The first goal is to preserve and enhance the value of our equity volumes of gas and NGLs with regard to the impact of commodity price movements on EBITDA. The second goal is to manage price risk related to our gas, crude oil and NGL marketing activities to protect profit margins.

   We hedged a portion of our equity volumes of gas and NGLs in 1999 at pricing levels approximating our 1999 operating budget. Our equity hedging strategy establishes a minimum and maximum price while allowing market participation between these levels. As of June 30, 1999, we had hedged approximately 71% of our anticipated equity gas for the remainder of 1999 at a weighted average NYMEX equivalent minimum price of $2.00 per Mcf. Additionally, we have hedged approximately 77% of our anticipated equity NGLs for the remainder of 1999 at a weighted average composite Mont Belvieu and West Texas Intermediate crude oil equivalent minimum price of $.23 per gallon.

                         Summary of the Exchange Offer

   On June 15, 1999, we completed the private offering of our 10% Senior Subordinated Notes due 2009. Simultaneously with the private offering, we entered into an exchange and registration rights agreement with the initial purchasers of the private offering in which we agreed to deliver this prospectus to you and to complete the exchange offer no later than 45 days after the effective date of the registration statement of which this prospectus is a part, which effective date must occur on or prior to December 12, 1999. If we do not complete the exchange offer before this date, the annual interest rate on the 10% Senior Subordinated Notes due 2009 will increase by .25% for the first 90-day period during which the registration default continues, will increase by .50% for the second 90-day period during which the registration default continues, and will increase by .75% for the third 90-day period during which the registration default continues and at a rate of 1.0% thereafter for the period during which the registration default continues, up to a maximum increase of 1.0% over the original interest rate of the notes until the exchange offer is completed. You should read the discussion under the heading "--Summary Description of the Notes" and "Description of the Notes" for more information about the registered notes.

   We believe that the notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, unless you are an affiliate of

Western or an underwriter or a broker dealer. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the notes.

Exchange and
 Registration Rights
 Agreement..............  This agreement entitles holders of old notes to exchange their notes for registered notes with identical economic terms. The exchange offer will satisfy those rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer......  We are offering to exchange up to $155.0 million of the exchange notes for up to $155.0 million of the old notes. Old notes may be exchanged only in $1,000 increments.

Tenders; Expiration
 Date; Withdrawal.......  The exchange offer will expire at midnight, New York
                          City time, on November 18, 1999, unless we extend it. If you decide to exchange your old notes for exchange notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the exchange notes. You may withdraw your tender of old notes at any time before midnight on November 18, 1999. If we decide for any reason not to accept your notes for exchange, we will return them to you promptly and without expense after the exchange offer expires or terminates. See "The Exchange Offer--Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the
 Exchange Offer.........  We are not required to accept any old notes in exchange for exchange notes. We may terminate or amend the exchange offer if we determine that the exchange offer violates applicable law or any applicable interpretation of the Commission.

Federal Tax
 Considerations.........  We believe the exchange of old notes for exchange notes under the exchange offer will not result in any gain or loss to you for federal income tax purposes. See "Certain United States Federal Income Tax Consequences" for a general summary of material United States federal income tax consequences associated with the exchange of the old notes for exchange notes and the ownership and disposition of those new notes.

Use of Proceeds.........  We will receive no proceeds from the exchange offer.

Exchange Agent..........  Chase Bank of Texas, National Association, is the
                          exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer--The Exchange Agent."

                 Consequences of Not Exchanging Your Old Notes

   If you do not exchange your old notes in the exchange offer, they will continue to be subject to the restrictions on transfer that are described in the legend on the notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from the Securities Act and applicable state securities laws.

   If old notes are tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes. In addition, if you do not exchange your old notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

                   Consequences of Exchanging Your Old Notes

   Based on interpretations of the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, if:

  . you acquire the exchange notes in the ordinary course of your business;

  . you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the notes issued to you in the exchange offer; and

  . you are not an "affiliate" of Western, as defined in Rule 405 of the Securities Act.

                        Summary Description of the Notes

   The terms of the exchange notes and the old notes are identical in all material respects but two:

  . the transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes; and

  . if we do not complete the exchange offer by a date which is no later than 45 days after the effective date of the registration statement of which this prospectus is a part, which effective date must occur on or prior to December 12, 1999, the interest rate on the old notes will increase by .25% for the first 90-day period during which the registration default continues, will increase by .50% for the second 90-day period during which the registration default continues, and will increase by .75% for the third 90-day period during which the registration default continues and at a rate of 1.0% thereafter for the period during which the registration default continues, up to a maximum increase of 1.0% over the original interest rate of the old notes.

Issuer..................  Western Gas Resources, Inc.

Exchange Notes to be
 Issued.................  $155.0 million aggregate principal amount of 10%
                          Senior Subordinated notes due 2009 which have been registered under the Securities Act.

Maturity................  June 15, 2009.

Interest................  Annual rate: 10%

Interest Payment Dates..  Payment frequency: every six months on June 15 and
                          December 15, commencing December 15, 1999.

Sinking Fund............  None.

Ranking.................  The exchange notes will rank junior to all of our existing and future indebtedness, other than trade payables (as to which the exchange notes are pari passu) and any future indebtedness that expressly provides that it is equal to or subordinated in right of payment to the exchange notes. The exchange notes will be junior in right of payment to our existing and future indebtedness under our Revolving Credit Facility and our existing indebtedness under our Master Shelf agreement and our outstanding 1995 Senior notes (collectively, the "Senior Debt Agreements"). The old notes and the exchange notes will rank pari passu with each other.

                          At June 30, 1999 we had outstanding borrowings of $216.8 million under our Senior Debt Agreements. See "Description of Other Indebtedness."

Subsidiary Guarantees...  Our payment obligations under the exchange notes will be unconditionally guaranteed on a senior subordinated basis by certain of our existing and future subsidiaries. Payments by a subsidiary guarantor on its guarantee of the exchange notes will be junior in right of payment to all of that guarantor's existing and future indebtedness to the same extent and in the same manner as the exchange notes are subordinated to our senior indebtedness. Payments by a subsidiary guarantor on its guarantee of the old notes and the exchange notes will be pari passu with each other. See "Description of Notes-- Subsidiary Guarantees."

Optional Redemption.....  We may redeem some or all of the exchange notes at our option at any time on or after June 15, 2004 at the redemption prices listed in "Description of Notes--Optional Redemption."

                          In addition, on or before June 15, 2002, we may, at our option, use the net proceeds from one or more public equity offerings to redeem up to 35% of the aggregate principal amount of the exchange notes originally issued at the price listed in "Description of Notes--Optional Redemption."

Mandatory Offer to
 Repurchase.............  If we experience specific kinds of changes of control or certain types of asset sales, we must offer to repurchase the exchange notes at the prices listed in "Description of Notes--Repurchase at Option of Holders--Change of Control" and "--Asset Disposition."

Covenants of Indenture..  We will issue the exchange notes under the indenture governing the exchange notes with Chase Bank of Texas, National Association, as trustee. The indenture will limit our ability and/or the ability of certain of our subsidiaries to:

                             . incur more debt;

                             . pay dividends, redeem or repurchase our stock
                               or make other distributions;

                             . make certain investments;

                             . create certain liens;

                             . enter into transactions with affiliates;

                             . merge or consolidate or dispose of all or
                               substantially all of our assets;

                             . dispose of certain asset sale proceeds; and

                             . incur senior subordinated debt that does not
                               rank equal to the exchange notes.

                          These covenants are subject to a number of important qualifications and limitations. See "Description of Notes--Certain Covenants."

Form of Notes Issued in
 the Exchange Offer.....  The exchange notes with respect to notes currently represented by global securities will be represented by one or more permanent global securities in bearer form deposited with Chase Bank of Texas, National Association, as book-entry depositary, for the benefit of The Depository Trust Company. Notes that are issued in the exchange offer that have been exchanged for notes in the form of registered definitive certificates will be issued in the form of registered definitive certificates until holders direct otherwise. For more information, see "Description of Notes--Book-Entry, Delivery and Form."

               Summary Consolidated Financial and Operating Data

                 (Dollars in thousands, except operating data)

                           Six Months Ended June 30,                    Year Ended December 31,
                          ------------------------------ --------------------------------------------------------
                                      Pro
                                     Forma                           Pro Forma
                            1999    1999(3)      1998       1998      1998(3)       1997       1996       1995
                          --------  --------  ---------- ----------  ----------  ---------- ---------- ----------
Statement of Operations
 Data:
Revenues................  $863,945  $864,401  $1,081,226 $2,133,566  $2,063,824  $2,385,260 $2,091,009 $1,256,984
Operating profit(1).....    31,565    48,895      77,102    125,914     113,369     153,003    168,686    140,572
Interest expense........    15,753    13,682      16,296     33,616      29,475      27,474     34,437     37,160
Income (loss) before
 taxes..................   (24,895)   (4,008)     16,571   (105,623)   (106,311)      2,220     41,631     (8,266)
Provision (benefit) for
 income taxes...........    (9,062)   (1,544)      6,031    (38,418)    (38,666)        733     13,690     (2,158)
Income (loss) before
 extraordinary items....   (15,833)   (2,464)     10,540    (67,205)    (67,645)      1,487     27,941     (6,108)
Extraordinary charge for
 early extinguishment of
 debt...................    (1,107)   (1,107)        --         --          --          --         --         --
Net income (loss).......   (16,940)   (3,571)     10,540    (67,205)    (67,645)      1,487     27,941     (6,108)

Other Financial Data:
EBITDA, as adjusted(2)..    37,613    32,942      46,329     79,291      66,747     118,404    137,233    115,141
Depreciation, depletion
 and amortization.......    24,755    23,268      29,328     59,346      51,631      59,248     63,207     65,361
Loss on impairment of
 property and equipment.       --        --          --     108,447     108,447      34,615        --      17,642
Preferred dividends.....     5,220     5,220       5,220     10,439      10,439      10,439     10,439     15,431
Capital expenditures....    34,247       --       51,838    105,216         --      198,901     74,555     78,521

Credit Statistics:
EBITDA/Interest
 expense(2).............      2.39      2.41        2.84       2.36        2.26        4.31       3.99       3.10
EBITDA/Fixed charges(2).      2.10      2.08        2.48       2.03        1.91        3.34       4.76       2.60
Long-term
 debt/EBITDA(2).........      4.99      5.64        5.63       6.37         --         3.73       2.77       4.60

Operating Data:
Average gas sales
 (MMcf/D)...............     2,050       --        2,145      2,200         --        1,975      1,794      1,572
Average NGL sales
 (MGal/D)...............     2,905       --        4,640      4,730         --        4,585      3,744      2,890
Average gas volumes
 gathered (MMcf/D)......     1,166       --        1,163      1,162                   1,229      1,171      1,020
Facility capacity
 (MMcf/D)...............     2,282       --        2,269      2,237         --        2,302      1,940      1,907
Dedicated reserves
 (Tcf)..................       --        --          --         3.1         --          3.3        2.8        2.7
Average gas prices
 ($/Mcf)................      1.93       --         2.07       2.01         --         2.30       2.19       1.53
Average NGL prices
 ($/Gal)................       .27       --          .27        .26         --          .36        .41        .31

                                                                                                         As of
                                                                                                        June 30,
                                                                                                          1999
                                                                                                       ----------
Balance Sheet Data:
Total assets.....................................................................................      $1,004,591
Long-term debt...................................................................................         371,833
Stockholders' equity.............................................................................         358,207

-------
(1) Operating profit is income before interest expense, selling and administrative expense, income taxes, depreciation, depletion and amortization, and $108,447, $34,615 and $17,642 of non-cash impairment losses related to certain oil and gas assets and plant facilities in the fourth quarter of 1998, 1997 and 1995, respectively, in connection with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and $1,107 for the six months ended June 30, 1999 of after-tax extraordinary loss on early extinguishment of debt. This data does not purport to reflect any measure of operations or cash flow.
(2) EBITDA, as presented, reflects income before interest expense, income taxes, depreciation, depletion and amortization and $108,447, $34,615 and $17,642 of non-cash impairment losses related to certain oil and gas assets and plant facilities in the fourth quarter of 1998, 1997 and 1995, respectively, in connection with SFAS No. 121 and gains or losses on sales of assets of $(22,000), $15,866, $16,495, $5,153, $2,042 and $(1,179) for
    the six months ended June 30, 1999 and 1998 and for each of the years ended December 31, 1998, 1997, 1996 and 1995, respectively. The six months ended June 30, 1999 and the pro forma calculations for the six months ended June 30, 1999 also exclude $1,107 of after-tax extraordinary loss on early extinguishment of debt. This data does not purport to reflect any measure of operations or cash flow. EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. For purposes of calculating the Long-term debt/EBITDA Credit Statistic, the EBITDA for each of the six months ended June 30, 1999 and 1998 have been multiplied by two to arrive at an annualized amount.
(3) The pro forma column reflects the sales of the Katy, Giddings and MiVida facilities for total gross proceeds of $159,700 and the issuance of the old notes and the application of the net proceeds therefrom as if the sales and issuance of the old notes had occurred on January 1, 1998 and January 1, 1999 for the Pro Forma Consolidated Statement of Operations. See "Pro Forma Consolidated Financial Statements."

                                  RISK FACTORS

   You should consider carefully all the information set forth in this prospectus, including the following risk factors and warnings, before deciding whether to exchange your old notes for the exchange notes. Except for the first risk factor described below, the risk factors generally apply to the old notes as well as to the exchange notes. The risks described below are not the only risks that could affect us or our notes.

You may have difficulty selling the notes which you do not exchange.

   It may be difficult for you to sell notes that are not exchanged in the exchange offer. Those notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

   If you do not tender your old notes or if we do not accept some of your old notes, those notes will continue to be subject to the transfer and exchange restrictions in:

  . the indenture,

  . the legend on the old notes, and

  . the Offering Circular relating to the old notes.

   The restrictions on transfer of your old notes arise because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

We have substantial debt and debt service requirements.

   We have substantial debt and debt service requirements. In addition, we pay approximately $10.4 million in preferred stock dividends per year. As of June 30, 1999, our total debt outstanding was $371.8 million, $216.8 million of which is senior to the exchange notes, and our earnings for the calculation of the ratio of earnings to fixed charges for the six months ended June 30, 1999 and the year ended December 31, 1998 would have been deficits of $26.3 million and $108.5 million, respectively. Accordingly, no ratio of earnings to fixed charges is presented.

   Our substantial debt could have important consequences including:

  . our substantial degree of leverage could make it more difficult for us to satisfy our obligations under the exchange notes;

  . our ability to borrow additional amounts for working capital, capital expenditures and other purposes will be limited or such financing may not be available on terms favorable to us;

  . a substantial portion of our cash flows from operations will be used to pay our interest expense, pay our preferred stock dividends and repay our debt, which will reduce the funds that would otherwise be available to us for our operations and future business opportunities; and

  . our substantial degree of leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions of our business.

   See "Description of Other Indebtedness" and "Description of Notes."

We and our subsidiaries may be able to incur substantial additional indebtedness in the future.

   We and our subsidiaries may be able to incur substantial additional indebtedness in the future. This could further exacerbate the risks described above. The terms of the indenture do not fully prohibit us or our subsidiaries from incurring other indebtedness. As of June 30, 1999, the Revolving Credit Facility allowed additional borrowings of $218.5 million and all of those borrowings would be senior to the exchange notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

   See "Capitalization," "Consolidated Historical Financial and Operating Data," "Description of Notes" and "Description of Other Indebtedness."

To service our debt, we will require a significant amount of cash and our ability to generate cash depends on many factors.

   Our ability to repay or refinance our current debt, including the exchange notes, depends on our successful financial and operating performance and on our ability to successfully implement our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. Our financial and operational performance depends in part on prevailing economic conditions and on certain financial, business and other factors beyond our control. We cannot assure you that our cash flows and capital resources will be sufficient to pay our interest expense, pay our preferred stock dividends and repay our debt. In the event that we are unable to pay our obligations, we may be forced to: (i) reduce or delay capital expenditures; (ii) delay implementation of our business strategy; (iii) sell assets; (iv) obtain additional equity capital; or (v) refinance or restructure all or a portion of our outstanding debt. However, our ability to raise funds to service our debt and preferred stock obligations may be restricted by the terms of our senior indebtedness, and the indenture and our ability to effect equity financing will be dependent on our results of operations and market conditions. In the event that we are unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, the exchange notes could be adversely affected.

A breach in any of our restrictive debt covenants could result in a default under debt agreements.

   The terms of our Senior Debt Agreements and the indenture governing the exchange notes contain a number of significant covenants. These covenants will limit our ability to, among other things:

  . incur more debt;

  . pay dividends, redeem or repurchase our stock or senior notes or make other distributions;

  . make certain investments;

  . use assets as security in other transactions;

  . enter into transactions with affiliates;

  . merge or issue certain securities or consolidate or dispose of our assets;

  . dispose of certain asset sale proceeds;

  . incur senior subordinated debt that does not rank equal to the exchange notes;

  . create certain liens;

  . extend credit;

  . sell or discount receivables;

  . enter into certain leases; and

  . enter into speculative derivative positions.

   A breach of any of these covenants could result in a default under our debt agreements. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.

   Certain of our subsidiaries guarantee our outstanding indebtedness under our Senior Debt Agreements. These guarantees are secured by a lien on the capital stock of certain of our subsidiaries, now owned or acquired later. In addition, our Senior Debt Agreements contain covenants requiring us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. If we were unable to borrow under our Revolving Credit Facility due to a default or if we fail to meet certain specified prerequisites for borrowing, we could be left without sufficient liquidity and the senior lenders could seize the stock securing these borrowings and/or enforce other remedies at their disposal. The exchange notes will not be secured by any of our assets.

   See "Description of Notes--Certain Covenants" and "Description of Other Indebtedness."

The old notes and the exchange notes rank behind all of our existing and future indebtedness (other than trade payables) and any future indebtedness that expressly provides that it is equal to or senior in right of payment to the old notes and the exchange notes; payments by a guarantor on its guarantee of the old notes and the exchange notes are similarly subordinated.

   The old notes and the exchange notes rank behind all of our existing and future indebtedness, other than trade payables (as to which the old notes and the exchange notes are pari passu) and any future indebtedness that expressly provides that it is equal to or senior in right of payment to the old notes and the exchange notes. Similarly, payments by a guarantor on its guarantee of the old notes and the exchange notes are subordinated to the prior payment in full of all Guarantor Senior Debt of that guarantor substantially to the same extent as the old notes and the exchange notes are subordinated to all existing and future Senior Debt of Western. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization, the holders of any senior indebtedness, including the lenders under our Senior Debt Agreements, will be entitled to be paid in full in cash before we will make any payments on the old notes and the exchange notes; and upon any distribution to the creditors of a guarantor in a bankruptcy, liquidation or dissolution relating to that guarantor, the holders of Guarantor Senior Debt of that Guarantor will be entitled to be paid in full before any payment may be made with respect to its guarantee of the old notes and the exchange notes. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the old notes and the exchange notes only after all payments had been made on our Senior Debt. We cannot assure you that sufficient assets will remain to make any payments on the old notes and the exchange notes.

   In addition, all payments on the old notes and the exchange notes will be blocked in the event of a payment default on our Senior Debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on Senior Debt.

   In the event of a bankruptcy, liquidation or dissolution relating to us or the guarantors, holders of the old notes and the exchange notes will participate on a pari passu basis with trade creditors and all other holders of senior subordinated indebtedness of Western and the guarantors. However, because the indenture requires that amounts otherwise payable to holders of the old notes and the exchange notes in a bankruptcy or similar proceeding be paid instead to holders of Senior Debt until they are paid in full, holders of the old notes and the exchange notes will in all likelihood receive less, ratably, than holders of trade payables and other senior subordinated debt in any such proceeding. In addition, the acceleration of any of our indebtedness, the aggregate principal amount of which equals or exceeds $10.0 million, will constitute an event of default under the indenture. If an event of default exists under the Senior Debt Agreements or certain other Senior Debt, the indenture may restrict payments on the old notes and the exchange notes until holders of such other indebtedness are paid in full or such default is cured or waived or has otherwise ceased to exist. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of the old notes and the exchange notes will in all likelihood receive less, ratably, than the holders of trade payables and other senior subordinated debt.

   The outstanding Senior Debt of Western at June 30, 1999 was $216.8 million. At that date, the only outstanding indebtedness of our subsidiaries was intercompany indebtedness owed to Western and trade payables.

   In addition, at June 30, 1999 approximately $218.5 million was available for borrowing as additional Senior Debt under the Revolving Credit Facility. We and our subsidiaries will be permitted to borrow substantial additional indebtedness, including Senior Debt, in the future under the terms of the indenture.

   The old notes and the exchange notes are not secured by any of our assets. Our obligations under the Senior Debt Agreements, however, are secured by a pledge of the capital stock of our significant subsidiaries. All of the indebtedness outstanding under the Senior Debt Agreements matures prior to the maturity of the old notes and the exchange notes. If we were to become insolvent or were liquidated, or if payments under the Senior Debt Agreements were accelerated, the lenders under the Senior Debt Agreements will be entitled to exercise the remedies available to a secured lender under applicable law. Under these circumstances, the senior lenders would have a secured claim on the stock of and distributions from our subsidiaries. See "Description of Other Indebtedness" and "Description of Notes--Subordination."

We depend on dividends and other payments from our subsidiaries to satisfy our financial obligations and make payments to investors.

   A significant portion of our properties are owned by, and a significant portion of our operations are conducted through, our subsidiaries. As a result, we depend on dividends and other payments from our subsidiaries to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us is subject to certain restrictions described elsewhere in this Risk Factor section. See "Risk Factors--The old notes and the exchange notes rank behind all of our existing and future indebtedness (other than trade payables) and any future indebtedness that expressly provides that it is equal to or senior in right of payment to the old notes and the exchange notes; payments by a guarantor on its guarantee of the old notes and the exchange notes are similarly subordinated." and "--A breach in any of our restrictive debt/covenants could result in a default under debt agreements." In addition, the ability of a subsidiary to pay dividends to us will be limited by applicable law. In the event of bankruptcy proceedings affecting a subsidiary, to the extent we are recognized as a creditor of that subsidiary, our claim would still be subordinate to any security interest in or other lien on any assets of that subsidiary and to any of its debt and other obligations that are senior to the payment of the old notes and the exchange notes.

Not all subsidiaries are guarantors on the old notes and the exchange notes.

   Our existing subsidiaries, WGR Canada, Inc., Western Gas Resources-- California, Inc., Centre Court Travel, Inc., Rising Star Pipeline Corporation and Setting Sun Pipeline Corporation are not guarantors of the old notes and the exchange notes. Certain of our future subsidiaries, including any foreign subsidiaries, may not be guarantors of the old notes and the exchange notes. In addition, the subsidiary guarantees will be released and discharged upon the payment of our senior indebtedness.

   Payments on the exchange notes are only required to be made by us and the subsidiary guarantors. No payments are required to be made on the exchange notes from assets of subsidiaries which do not guarantee the exchange notes unless those assets are transferred, by dividend or otherwise, to us or a subsidiary guarantor. As a result, the exchange notes and the subsidiary guarantees are effectively subordinated to all existing and future debt and other liabilities and preferred stock of our subsidiaries that do not guarantee the exchange notes. In the event of any insolvency, liquidation or other reorganization of any of our subsidiaries that do not guarantee the exchange notes, creditors of the subsidiaries, including trade creditors and holders of the subsidiaries' preferred stock, would be entitled to receive payment in full from the assets of the subsidiaries before Western, as a stockholder, would be entitled to receive any distribution therefrom.

   Our Non-guarantor Subsidiaries generated approximately $342,000 and $336,000 of EBITDA in the year ended December 31, 1998 and for the six months ended June 30, 1999, respectively.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding old and exchange notes. However, it is possible that we will not have sufficient funds at the time of any change of control to make the required purchase of the old and exchange notes or that restrictions in our Senior Debt Agreements will not allow such repurchase.

   In particular, a change of control may cause an acceleration of the indebtedness outstanding under the Senior Debt Agreements and other senior indebtedness which may be outstanding in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the old or the exchange notes. See "Description of Notes--Repurchase at Option of Holders-- Change of Control" and "Description of Other Indebtedness."

Our future financial condition and results of operations are affected by volatile product prices and hedging transactions.

   Our future financial condition and results of operations will depend significantly upon the prices received for our natural gas and NGLs. Prices for natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include the level of domestic production, the availability of imported oil and gas, actions taken by foreign oil and gas producing nations, the availability of transportation systems with adequate capacity, the availability of competitive fuels, fluctuating and seasonal demand for oil, gas and NGLs, conservation and the extent of governmental regulation of production and the overall economic environment. A substantial or extended decline in gas and/or NGL prices would have a material adverse effect on our financial condition, results of operations and access to capital.

   Our risk management policy is to enter into futures, swaps and option contracts primarily to reduce risk and to lock in profit margins on our equity gas, marketing and storage activities. Over-the-counter, or OTC, derivatives with counterparties, also permit us to offer our gas customers alternate pricing and delivery mechanisms meeting their specific needs. To ensure a known price for future equity production and a fixed margin between gas injected into storage and gas withdrawn from storage, we typically will sell a futures contract and related basis swap and thereafter, either (i) make physical delivery of our product to comply with such futures contract and settle our basis swap or (ii) buy matching futures and basis position contracts to unwind our position and sell our production to a customer in the cash market. We also may contract to sell future production to a customer at a fixed price and then purchase futures contracts to lock in a margin. We also may utilize these same techniques to manage price risk for product purchased from marketing customers. These contracts may expose us to the risk of instances where: (i) equity volumes are less than expected; (ii) our customers fail to purchase or deliver the contracted quantities of natural gas or NGLs; or (iii) our OTC counterparties fail to perform. Furthermore, to the extent that we engage in hedging activities, we may be prevented from realizing the benefits of price increases above the levels of such hedges.

The uncertainties of gas supply may affect our ability to replace dedicated reserves.

   We must continually connect new wells to our gathering systems in order to maintain or increase throughput levels to offset natural declines in dedicated volumes. Drilling activity in certain basins in which we operate has continued to be significantly reduced from levels that existed in prior years. The level of drilling will depend upon, among other factors, the prices for gas and oil, the energy policy of the federal government and the availability of foreign oil and gas, none of which is within our control. There is no assurance that we will be successful in replacing the dedicated reserves processed at our facilities.

Our estimates of oil and gas reserves are subject to numerous uncertainties.

   Our reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated. Our estimates of reserves dedicated to our gathering and processing facilities are calculated by our reservoir engineering staff and are based on publicly available data. These estimates may be less reliable than the reserve estimates made for our own producing properties since the data available for estimates of our own producing properties also includes our proprietary data.

Opportunities for expansion and availability of related financing are uncertain.

   In order for us to expand our business through either the purchase or construction of new gathering and processing facilities, we will be required to identify expansion opportunities and to finance these activities, using cash flow, equity or debt financing or a combination thereof. No assurance can be given that appropriate opportunities for expansion at levels of profitability which satisfy our targeted rates of return can be obtained or that financing on terms acceptable to us can be obtained. Natural gas and NGL price volatility make it difficult to estimate the value of acquisitions and to budget and forecast the return on our projects. In addition, unusually volatile prices often disrupt the market for gas and NGL properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

The natural gas gathering, processing, treating and marketing businesses are highly competitive and there can be no assurance that we can compete successfully with other companies in the industry.

   We compete with other companies in the gathering, processing, treating and marketing businesses both for supplies of natural gas and for customers for our natural gas and NGLs. Competition for natural gas supplies is primarily based on efficiency, reliability, availability of transportation and ability to obtain a satisfactory price for the producers' natural gas. Competition for sales customers is primarily based upon reliability and price of deliverable natural gas and NGLs. Our competitors for obtaining additional gas supplies, for gathering and processing gas and for marketing gas and NGLs include national and local gas gatherers, brokers, marketers and distributors of various sizes, financial resources and experience. For marketing customers that have the capability of using alternative fuels, such as oil and coal, we also compete based primarily on price against companies capable of providing such alternative fuels. We have experienced narrowing margins related to third-party sales due to the increasing availability of pricing information in the natural gas industry. Counterparties in our gas marketing transactions may require additional security such as letters of credit that are not required of certain of our competitors. If the additional security is required, our marketing margins and volumes may be adversely impacted.

The construction and operation of our gathering lines, plants and other facilities are subject to environmental laws and regulations that could affect our financial position or results of operations.

   The construction and operation of our gathering lines, plants and other facilities used for the gathering, transporting, processing, treating, storing or producing of natural gas, oil or NGLs are subject to federal, state and local environmental laws and regulations, including those that can impose obligations to clean up hazardous substances at our facilities or well sites or at facilities to which we send waste for disposal. In most instances, the applicable regulatory requirements relate to water and air pollution control or waste management. We believe that we are in substantial compliance with applicable material environmental laws and regulations. Environmental regulation can increase the cost of planning, designing, constructing and operating our facilities or well sites.

   Under the Clean Air Act, as amended, individual states are required to adopt regulations to implement the operating permit program. We do not believe that compliance with the Clean Air Act will require any material capital expenditures, although it will cause increased permitting costs in future years and will increase certain operating costs, such as emissions fees, on an ongoing basis. We do not believe that such cost increases will have a material effect on our financial position or results of operations.

   We believe that it is reasonably likely that the trend in environmental legislation and regulation will continue to be towards stricter standards. We are unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on our financial position or results of operations, but cannot rule out that possibility.

Our business is subject to numerous other operational risks.

   Numerous risks affect drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. Also, our drilling operations could diminish or cease because of any of the following:

  . title problems;

  . weather conditions;

  . noncompliance with or changes in governmental requirements or regulations;

  . shortage or delays in the delivery or availability of equipment; and

  . failure to obtain permits from regulatory agencies, such as those issued by the Bureau of Land Management, for our operations in a timely manner.

Regulations may have a significant impact upon our overall operations.

   Many aspects of our natural gas and NGL gathering, processing, marketing and transportation operations are subject to federal, state and local laws and regulations which can have a significant impact upon our overall operations. As a processor and marketer of natural gas and NGLs, we depend on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of our own gas and NGL supplies as well as those we process and/or market for others. Both the performance of transportation and storage services by interstate and intrastate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission and state regulatory agencies, respectively. An inability to obtain transportation and/or storage services at competitive rates can hinder our processing and marketing operations and/or affect our sales margins.

Insurance and operational risks may result in curtailment or suspension of operations.

   We are subject to various hazards which are inherent in the industry in which we operate such as explosions, product spills, leaks and fires, each of which could cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility. We maintain physical damage, comprehensive general liability, workers' compensation and business interruption insurance, which insurance is subject to deductibles that we consider reasonable. We are not fully insured against all risks in our business, however, we believe that the coverage we maintain is adequate and consistent with other companies in the industry. Consistent with insurance coverage typically available to the natural gas industry, our insurance policies do not provide coverage for losses or liabilities relating to pollution, except for sudden and accidental occurrences.

In future years, we may be required to expend capital in excess of our budget to continue to grow or maintain our operations.

   Our operations are dependent upon the continued connection of new reserves and the building of additional facilities. Largely as a result of low commodity prices, primarily affecting NGL products, we have reduced our budget for capital expenditures in 1999 from the levels expended in 1997 and 1998. Capital expenditures related to existing operations are expected to be approximately $67.0 million during 1999, consisting of the following: (i) approximately $39.6 million related to gathering, processing and pipeline assets, of which $6.3 million is for maintaining existing facilities; (ii) approximately $24.6 million related to exploration and production activities; and (iii) approximately $2.8 million for miscellaneous items. As of June 30, 1999, we had expended approximately $34.3 million of this budget. We believe that in future years we may be required to expend capital in excess of our 1999 budget to continue to grow or maintain our operations.

   We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

  . cash provided by operating activities;

  . funds available under our Revolving Credit Facility after the application of proceeds from this notes offering;

  . capital available from the sale of additional debt and equity securities;
    and

  . proceeds from asset sales.

   We believe the funds provided by these sources will be sufficient to meet our 1999 cash requirements. However, the uncertainties and risks associated with future performance and revenues, as described elsewhere in this Risk Factor section, will ultimately determine our liquidity and ability to meet our anticipated capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Failure in Year 2000 compliance could have a material adverse effect on our financial position and results of operations.

   Certain existing computer programs and hardware and industrial control equipment were designed and developed to use a two-digit field to indicate the year in an applicable date field, which could result in the improper processing of dates for years after 1999. This issue is commonly known as the "Year 2000" issue. The Year 2000 issue is a broad business issue, which could affect financial and business applications and our automated systems and instrumentation, as well as those of third parties. We have made a comprehensive review of our computer systems to identify the systems that could be affected by the Year 2000 issue and are in the process of identifying and making the appropriate modifications to these computer systems. We believe we also may be at risk in that the systems of other companies on which we rely may not be Year 2000 compliant. Any failure on our part or by third parties of business importance or other entities, such as governmental agencies, to become Year 2000 compliant on a timely basis could have a material adverse effect on our financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Year 2000."

Undercapitalized partners may have a detrimental effect on our business.

   As a part of our long-term strategy, we will continue to enter into joint ventures with third-party producers and other processors. Due to the recent decline in oil and gas prices, some of our joint venture partners and producers are experiencing liquidity and cash flow problems. These problems may lead to their attempting to delay or slow down the pace of drilling or project development in order to conserve cash, to a point that may be detrimental to our business. Some partners may be unwilling or unable to pay their share of the costs of projects as they become due. In addition, partners in a joint venture are jointly and severally liable for the obligations of a partnership or joint venture. At worst, a partner may declare bankruptcy and refuse or be unable to pay their share of the costs of a project. We may then be required to pay this partner's share of the project costs. In most instances, we believe that we are contractually protected from such an event through our ability to take over the non-paying partner's share of the project and by applicable oil and gas lien laws and bankruptcy laws. However, no assurances can be given that we would be successful, through the exercise of our contractual and legal remedies, in preventing the detrimental effect on our business caused by any undercapitalized partners.

We are at times involved in various forms of litigation the outcome of which may result in our incurring additional liabilities.

   During the normal course of our operations, we are at times involved in various forms of litigation, including those discussed in "Business--Legal Proceedings", the outcome of which may result in our incurring additional liabilities. The amount of any liabilities incurred through any unfavorable legal outcome may adversely affect our financial condition and our results of operations including resulting in violation of financial covenants or defaults under our senior debt agreements or defaults under the subordinated debt indenture. While we believe that we have meritorious defenses to all existing litigation, the results of litigation are uncertain. If we sought to appeal any unfavorable judgement, the ultimate results of any litigation would remain unknown until the end of such an appeal process which may take up to several years.

A subsidiary's guarantee of the exchange notes may be subordinated or avoided as a result of fraudulent conveyance.

   Certain of our subsidiaries will provide a subordinated guarantee of the exchange notes. Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use those laws to subordinate or avoid any guarantee of the exchange notes issued by any of our subsidiaries. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the exchange notes are superior to the obligations under that guarantee.

   A court could avoid or subordinate the guarantee of the exchange notes by any of our subsidiaries in favor of that subsidiary's other debts or liabilities if, among other things, the court determines either of the following to be true at the time that subsidiary issued the guarantee:

  . that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that such subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

  . that subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

    . was insolvent or rendered insolvent by reason of the issuance of the guarantee,

    .was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital, or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

   Among other things, a legal challenge of a subsidiary's guarantee of the exchange notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the old notes. To the extent a subsidiary's guarantee of the exchange notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the exchange note holders would cease to have any claim in respect of that guarantee and would be creditors solely of Western Gas Resources, Inc. and any other remaining guarantors.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. All outstanding notes that are tendered in the exchange offer will be retired and cancelled. Accordingly, the issuance of the notes in the exchange offer will not result in any proceeds to us.

   We received net proceeds of approximately $150.0 million from the offering of the old notes, after deducting initial purchasers' discounts and estimated expenses of the offering. We applied a portion of the net proceeds to repay $33.3 million of outstanding indebtedness under the Master Shelf agreement, on which pre-tax make-whole payments of approximately $1.1 million were also paid. Of the $33.3 million repaid, $8.3 million bore interest at 7.51% and was due to mature on October 27, 2000, and the remaining $25.0 million bore interest at 6.77% and was due to mature on September 22, 2003. The remaining proceeds of approximately $115.6 million were used to repay a portion of the outstanding indebtedness under our Revolving Credit Facility. Funds available under the Revolving Credit Facility will be used together with operating cash flow to fund our future capital expenditure plans as well as for general corporate purposes. The amounts outstanding under the Master Shelf agreement and the Revolving Credit Facility at June 30, 1999 were $158.3 million and $31.5 million, respectively, and bore interest at weighted average rates of 8.1% per annum and 6.5% per annum, respectively. The indebtedness outstanding under both facilities was incurred for general corporate purposes. At June 30, 1999, approximately $218.5 million was available for borrowing under the Revolving Credit Facility.

                              ACCOUNTING TREATMENT

   The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the exchange notes.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization at June 30, 1999. See "Use of Proceeds." This table should be read in conjunction with the Pro Forma Consolidated Financial Statements and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus.

                                                            As of June 30, 1999
                                                            -------------------
                                                              (in thousands)
Long-term debt:
  Revolving Credit Facility................................      $ 31,500
  1995 Senior Notes........................................        27,000
  Master Shelf Agreement...................................       158,334
  Senior Subordinated Notes................................       155,000
                                                                 --------
      Total long-term debt.................................       371,834
                                                                 --------
Stockholders' equity:
  Preferred Stock: par value $.10; 10,000,000 shares
   authorized (1)..........................................
    $2.28 Cumulative Preferred Stock, 1,400,000 shares
     issued and outstanding................................           140
    $2.625 Cumulative Convertible Preferred Stock,
     2,760,000 shares issued and outstanding...............           276
  Common Stock, par value $.10; 100,000,000 shares
   authorized: 32,173,009 shares issued and outstanding
   (2).....................................................         3,217
Additional paid-in capital.................................       397,344
Retained (deficit) earnings................................       (42,447)
Accumulated other comprehensive income.....................         1,349
Treasury stock, at cost; 25,016 shares in treasury.........          (788)
Notes receivable from key employees secured by common
 stock.....................................................          (884)
                                                                 --------
      Total stockholders' equity...........................       358,207
                                                                 --------
Total capitalization.......................................      $730,040
                                                                 ========

--------
(1) See Note (1) of Notes to Consolidated Financial Statements for a description of the terms of Western's outstanding preferred stock.
(2) Does not include 1,400,211 shares of Common Stock issuable upon exercise of outstanding stock options.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The accompanying Pro Forma Consolidated Statements of Operations for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to the sales of the Katy, Giddings and MiVida facilities, the effects on interest of the prepayment of certain senior indebtedness and the issuance of the $155.0 million aggregate principal amount of old notes. These transactions were completed prior to June 30, 1999 and are included in the historical Consolidated Balance Sheet as of that date. The Pro Forma Consolidated Statements of Operations are based on the assumptions set forth in the notes to such statements.

   The Pro Forma Consolidated Statements of Operations comprise historical financial data which has been retroactively adjusted to reflect the effect of the above transactions on our historical consolidated statements of operations. The historical information assumes that the transactions for which pro forma effects are shown were completed January 1, 1999 and 1998 for the Pro Forma Consolidated Statements of Operations. Such pro forma information should be read in conjunction with the related historical financial information and is not indicative of the results which would actually have occurred had the transactions been in effect on the dates or for the period indicated or which may occur in the future.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (Unaudited)
                     For the six months ended June 30, 1999
                             (Dollars in Thousands)

                                                                                   Debt
                          Historical   Giddings        Katy         MiVida       Offering
                           Company   Adjustment(1) Adjustment(2) Adjustment(3) Adjustment(4) Pro Forma
                          ---------- ------------- ------------- ------------- ------------- ---------
Revenues:
 Sale of gas............   $715,055    $ (8,994)     $    --        $(2,730)      $   --     $703,331
 Sale of natural gas
  liquids...............    139,854      (2,864)          --            (14)          --      136,976
 Processing,
  transportation and
  storage revenue ......     24,319      (1,064)       (5,274)         (604)          --       17,377
 Other, net.............    (15,283)      6,600        16,600        (1,200)          --        6,717
                           --------    --------      --------       -------       -------    --------
   Total revenues.......    863,945      (6,322)       11,326        (4,548)          --      864,401
Costs and Expenses:
 Product purchases......    795,178     (10,797)           69        (2,481)          --      781,969
 Plant operating
  expense...............     33,519      (1,117)       (2,051)         (540)          --       29,811
 Oil and gas
  exploration and
  production costs......      3,683         --             44           --            --        3,727
 Depreciation,
  depletion and
  amortization..........     24,755        (36)        (1,128)         (323)          --       23,268
 Selling and
  administrative
  expense...............     15,952         --            --            --            --       15,952
 Interest expense.......     15,753      (1,116)       (3,462)         (372)        2,879      13,682
                           --------    --------      --------       -------       -------    --------
   Total costs and
    expenses............    888,840     (13,066)       (6,528)       (3,716)        2,879     868,409
                           --------    --------      --------       -------       -------    --------
Income (loss) before
 income taxes...........    (24,895)      6,744        17,854          (832)       (2,879)     (4,008)
Provision (benefit) for
 income taxes...........     (9,062)      2,428         6,427          (300)       (1,037)     (1,544)
                           --------    --------      --------       -------       -------    --------
Net Income (loss) before
 extraordinary items....    (15,833)      4,316        11,427          (532)       (1,842)     (2,464)
                           --------    --------      --------       -------       -------    --------
Extraordinary charge for
 early extinguishment of
 debt...................     (1,107)        --            --            --            --       (1,107)
                           --------    --------      --------       -------       -------    --------
Net Income (loss).......    (16,940)      4,316        11,427          (532)       (1,842)     (3,571)
Preferred stock dividend
 requirements...........     (5,220)        --            --            --            --       (5,220)
                           --------    --------      --------       -------       -------    --------
Income (loss)
 attributable to common
 stock..................   $(22,160)   $  4,316      $ 11,427       $  (532)      $(1,842)   $ (8,791)
                           ========    ========      ========       =======       =======    ========
Earnings (loss) per
 share of common stock--
 basic and diluted(5)...   $   (.69)                                                         $   (.27)
                           ========                                                          ========

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (Unaudited)
                      For the year ended December 31, 1998

                                                                                    Debt
                          Historical    Giddings        Katy         MiVida       Offering
                           Company    Adjustment(1) Adjustment(2) Adjustment(3) Adjustment(4) Pro Forma
                          ----------  ------------- ------------- ------------- ------------- ----------
                                                       (Dollars in Thousands)
Revenues:
 Sale of gas............  $1,611,521    $(38,859)     $    --        $(4,188)     $    --     $1,568,474
 Sale of natural gas
  liquids...............     449,696      (8,134)          --            (28)          --        441,534
 Processing,
  transportation and
  storage revenue.......      44,743        (193)      (15,980)       (2,360)          --         26,210
 Sale of electric
  power.................          20         --            --            --            --             20
 Other, net.............      27,586         --            --            --            --         27,586
                          ----------    --------      --------       -------      --------    ----------
   Total revenues.......   2,133,566     (47,186)      (15,980)       (6,576)          --      2,063,824

Costs and Expenses:
 Product purchases......   1,914,303     (40,540)         (426)       (3,664)          --      1,869,673
 Plant operating
  expense...............      85,353      (4,485)       (6,429)       (1,654)          --         72,785
 Oil and gas
  exploration and
  production costs......       7,996         --            --            --            --          7,996
 Depreciation,
  depletion and
  amortization .........      59,346      (3,330)       (3,620)         (765)          --         51,631
 Selling and
  administrative
  expense...............      30,128         --            --            --            --         30,128
 Interest expense.......      33,616      (2,232)       (6,924)         (744)        5,759        29,475
 Loss on the impairment
  of property and
  equipment.............     108,447         --            --            --            --        108,447
                          ----------    --------      --------       -------      --------    ----------
   Total costs and
    expenses............   2,239,189     (50,587)      (17,399)       (6,827)        5,759     2,170,135
                          ----------    --------      --------       -------      --------    ----------
Income (loss) before
 income taxes...........    (105,623)      3,401         1,419           251        (5,759)     (106,311)
Provision (benefit) for
 income taxes...........    (38,418)       1,224           511            90        (2,073)      (38,666)
                          ----------    --------      --------       -------      --------    ----------
Income (loss)...........     (67,205)      2,177           908           161        (3,686)      (67,645)
                          ----------    --------      --------       -------      --------    ----------
Preferred stock dividend
 requirements...........    (10,439)         --            --            --            --        (10,439)
                          ----------    --------      --------       -------      --------    ----------
Income (loss)
 attributable to common
 stock..................  $  (77,644)   $  2,177      $    908       $   161      $(3,686)    $  (78,084)
                          ==========    ========      ========       =======      ========    ==========
Earnings (loss) per
 share of common stock--
 basic and diluted(5)...  $   (2.42)                                                          $   (2.43)
                          ==========                                                          ==========

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (Unaudited)

   (1) The actual results of operations achieved by the Giddings facility during the year ended December 31, 1998 and the six months ended June 30, 1999 are reversed to reflect the sale of this asset as if the sale had occurred on January 1, 1999 and 1998 for the statements of operations. The sale of the Giddings facility for gross proceeds of $36.0 million resulted in a net after-tax loss of approximately $3.7 million in the second quarter of 1999. This loss is not reflected on the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 and is revised out of the historical results on the Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1999 as it is not a continuing charge. The proceeds received from the sale of this facility were used to reduce long-term debt and interest expense at our weighted average interest rate on the Revolving Credit Facility of 6.2% for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

   (2) The actual results of operations achieved by the Katy facility during the year ended December 31, 1998 and the six months ended June 30, 1999 are reversed to reflect the sale of this asset as if the sale had occurred on January 1, 1999 and 1998 for the statements of operations. The sale of the Katy facility for gross proceeds of $100.0 million resulted in a net after-tax loss of approximately $10.9 million in the second quarter of 1999. This loss is not reflected on the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 and is revised out of the historical results on the Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1999 as it is not a continuing charge. In conjunction with this sale, we sold approximately 5.1 Bcf of stored gas in the Katy facility for approximately $11.7 million, which approximated our cost of the inventory. The combined proceeds received from the sale of this facility and the inventory were used to reduce long-term debt and interest expense at our weighted average interest rate on the Revolving Credit Facility of 6.2% for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

   (3) The actual results of operations achieved by the MiVida facility during the year ended December 31, 1998 and the six months ended June 30, 1999 are reversed to reflect the sale of this asset as if the sale had occurred on January 1, 1999 and 1998 for the statements of operations. The sale of the MiVida facility for gross proceeds of $12.0 million resulted in a net after-tax gain of approximately $680,000 in the second quarter of 1999. This gain is not reflected on the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 and is revised out of the historical results on the Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1999 as it is not a continuing item. The proceeds received from the sale of this facility were used to reduce long-term debt and interest expense at our weighted average interest rate on the Revolving Credit Facility of 6.2% for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

   (4) The estimated net proceeds of the sale of $155.0 million aggregate principal amount of the old notes of $150.0 million were used in part to repay $33.3 million of indebtedness under the Master Shelf agreement at an average rate of 6.95%. The pro formas assume the sale of the notes had occurred on January 1, 1999 and 1998 for the statements of operations and reflect interest on the notes at the rate of 10% per annum. In connection with the prepayment of this indebtedness, we incurred an extraordinary loss on the early extinguishment of debt of approximately $1.8 million, or $1.1 million after-tax. This loss is not reflected on the Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 as it is not a continuing charge. The remaining proceeds from the offering of old notes of approximately $115.6 million was used to repay a portion of the outstanding indebtedness under the Revolving Credit Facility at an average rate of 6.2%.

   (5) The calculation of earnings (loss) per share of common stock--basic and diluted excludes the gains and losses on sales of Giddings, Katy and MiVida facilities. The calculation for the year ended December 31, 1998 also excludes the extraordinary loss on early extinguishment of debt. The weighted average shares of common stock outstanding for the six months ended June 30, 1999 and the year ended December 31, 1998 were 32,147,993 and 32,147,354, respectively.

              CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

   The following table sets forth selected consolidated historical financial and operating data for Western. Certain prior year amounts have been reclassified to conform to the presentation used in 1999. The data for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 should be read in conjunction with our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. The quarterly information is derived from unaudited financial information and is subject to normal, recurring adjustments. The results for the first half of 1999 are not indicative of results to be expected for the full year. The selected consolidated financial data for the years ended December 31, 1995 and 1994 is derived from our audited historical Consolidated Financial Statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            Six Months Ended
                                June 30,                           Year Ended December 31,
                          ------------------------- -----------------------------------------------------------------
                             1999           1998       1998           1997          1996       1995           1994
                          ----------     ---------- ----------     ----------    ---------- ----------     ----------
                                         (Dollars in thousands, except operating data)
Statement of Operations:
Revenues................  $  863,945     $1,081,226 $2,133,566     $2,385,260    $2,091,009 $1,256,984     $1,063,489
Gross profit(a).........       6,810         47,774     66,568         93,755       105,479     75,211         72,556
Income (loss) before
 income taxes...........     (24,895)        16,571   (105,623)         2,220        41,631     (8,266)        11,524
Provision (benefit) for
 income taxes...........      (9,062)         6,031    (38,418)           733        13,690     (2,158)         4,160
Income (loss) before
 extraordinary items....     (15,833)        10,540    (67,205)(b)      1,487(b)     27,941     (6,108)(c)      7,364
Extraordinary charge for
 early extinguishment of
 debt...................      (1,107)(d)        --         --             --            --         --             --
Net income (loss).......     (16,940)        10,540    (67,205)(b)      1,487(b)     27,941     (6,108)(c)      7,364
Other Financial Data:
EBITDA, as adjusted(e)..      37,613         46,329     79,291        118,404       137,233    115,141        107,026
Capital expenditures....      34,247         51,838    105,216        198,901        74,555     78,521        100,540
Balance Sheet Data (at
 year end):
Total assets............   1,004,591      1,339,852  1,219,377      1,348,276     1,361,631  1,193,997      1,167,362
Long-term debt..........     371,833        521,914    504,881        441,357       379,500    529,500        493,000
Stockholders' equity....     358,207        470,441    385,216        468,112       480,467    371,909        436,683
Dividends on preferred
 stock..................  $    5,220     $    5,220 $   10,439     $   10,439    $   10,439 $   15,431     $   12,212
Operating Data:
Average gas sales
 (MMcf/D)...............       2,050          2,145      2,200          1,975         1,794      1,572          1,097
Average NGL sales
 (MGal/D)...............       2,905          4,640      4,730          4,585         3,744      2,890          2,970
Average gas volumes
 gathered (MMcf/D)......       1,166          1,163      1,162          1,229         1,171      1,020            934
Throughput capacity
 (MMcf/D)...............       2,282          2,269      2,237          2,302         1,940      1,907          1,560
Average gas prices
 ($/Mcf)................  $     1.93     $     2.07 $     2.01     $     2.30    $     2.19 $     1.53     $     1.77
Average NGL prices
 ($/Gal)................  $      .27     $      .27 $      .26     $      .36    $      .41 $      .31     $      .28

--------
(a) Excludes selling and administrative, interest, restructuring and income tax expenses, expenses for the impairment of property and equipment and any extraordinary items. See further discussion in notes (b), (c) and (d).
(b) Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," or SFAS No. 121, requires that an impairment loss be recognized when the carrying amount of an asset exceeds the fair market value of or the expected future undiscounted net cash flows. In accordance with SFAS No. 121, we recognized a pre-tax, non-cash loss on the impairment of property and equipment of $108.5 million, or $69.0 million after-tax, and $34.6 million, or $22.0 million after-tax, for the years ended December 31, 1998 and 1997, respectively.
(c) In accordance with SFAS No. 121, we recognized a pre-tax, non-cash loss for the year ended December 31, 1995 on the impairment of property and equipment of $17.6 million, or $12.4 million after-tax. Also, we implemented a cost reduction program to reduce operating and selling and administrative expenses. As a result of this program, a $2.1 million pre-tax, or $1.3 million after-tax, restructuring charge was incurred, primarily related to employee severance costs.
(d) We recognized an extraordinary loss on the early extinguishment of long-term debt in the second quarter of 1999 of $1.8 million pre-tax, or $1.1 million after-tax, primarily related to the prepayment of indebtedness with the proceeds of the subordinated debt offering.
(e) Reflects income before interest expense, income taxes, depreciation, depletion and amortization, $108,447, $34,615 and $17,642 of non-cash impairment losses related to certain oil and gas assets and plant facilities in the fourth quarter of 1998, 1997 and 1995, respectively, in connection with SFAS No. 121, gains or losses on sales of assets of $(22,000), $15,866, $16,495, $5,153, $2,042, $(1,179) for the six months ended June 30, 1999 and 1998 and for each of the years ended December 31, 1998, 1997, 1996, 1995, respectively and a $1,107 after-tax charge for loss on the early extinguishment of long-term debt in the second quarter of 1999. This data does not purport to reflect any measure of operations or cash flow. EBITDA is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   When we sold the old notes on June 15, 1999, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file a registration statement regarding the exchange of the old notes for notes which are registered under the Securities Act of 1933. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the Commission, and to conduct this exchange offer after the registration statement is declared effective. We will use our reasonable best efforts to keep this registration statement effective at least until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if:

  (1) the registration statement is not filed by September 13, 1999;

  (2) the registration statement is not declared effective by December 12, 1999; or

  (3) the exchange offer has not been completed by the 45th day after the registration statement is declared effective.

   A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

   This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange old notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is midnight, New York City time, on November 18, 1999, or such later date and time to which we, in our sole discretion, extend the exchange offer.

   The form and terms of the exchange notes are the same as the form and terms of the old notes, except that:

  (1) the exchange notes will have been registered under the Securities Act;

  (2) the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  (3) the exchange notes will not contain the registration rights and liquidated damages provisions contained in the old notes.

   Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

   We expressly reserve the right, in our sole discretion:

  (1) to extend the expiration date;

  (2) to delay accepting any old notes;

  (3) if any of the conditions set forth below under "Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; or

  (4) to amend the exchange offer in any manner.

   We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

   During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

   When the holder of old notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender notes for exchange must do so on or prior to the expiration date. Additionally a holder must:

  (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the Chase Bank of Texas, National Association, the "exchange agent," at the address set forth below under the heading "The Exchange Agent;" or

  (2) if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "The Exchange Agent."

In addition either:

  (1) the exchange agent must receive the certificates for the old notes and the letter of transmittal;

  (2) the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

  (3) the holder must comply with the guaranteed delivery procedures described below.

   The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

   The method of delivery of the old notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's old notes, either (1) make appropriate arrangements to register ownership of the old notes in such owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1) by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2) for the account of an eligible institution.

   An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

   If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

   We will determine all questions as to the validity, form, eligibility and acceptance of old notes tendered for exchange in our sole discretion, including questions as to time of receipt. Our determination will be final and binding. We reserve the absolute right to:

  (1) reject any and all tenders of any old note improperly tendered;

  (2) refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3) waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

   Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

   If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

   If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

   By tendering, each holder will represent to us that, among other things, that the person acquiring notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to us that such holder is not engaged in and does not intend to engage in a distribution of the exchange notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Western, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such notes to be acquired in the exchange offer, such holder or any such other person:

  (1) may not rely on the applicable interpretations of the staff of the SEC;
      and

  (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of the Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

   For each old note accepted for exchange, the holder will receive a note registered under the Securities Act having a principal amount equal to that of the surrendered old note. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from June 15, 1999. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to holders of the old notes under circumstances relating to the timing of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of accrued interest on such old notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer.

   In all cases, we will issue notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  (1) certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  (2) a properly completed and duly executed letter of transmittal or an agent's message; and

  (3) all other required documents.

   If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged old notes without cost to the tendering holder. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC. We will return the old notes or have them credited to DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book Entry Transfers

   The exchange agent will make a request to establish an account with respect to the old notes at the DTC for purposes of the exchange offer within 2 business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing the DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  (1) be transmitted to and received by the exchange agent at the address set forth below under " The Exchange Agent" on or prior to the expiration date; or

  (2) comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If a holder of old notes desires to tender such notes and the holder's old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  (1) the holder tenders the old notes through an eligible institution;

  (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

  (3) the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

   You may withdraw tenders of your old notes at any time prior to midnight, New York City time, on the expiration date.

   For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under " The Exchange Agent." Any such notice of withdrawal must:

  (1) specify the name of the person having tendered the old notes to be withdrawn;

  (2) identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3) where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

   If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility of such notices, including questions as to time of receipt; our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, the old notes withdrawn will be credited to an account maintained with DTC for the old notes. The old notes will be returned or credited to DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under " How to Tender Old Notes for Exchange" above at anytime on or prior to midnight, New York City time, on the expiration date.

Conditions to the Exchange Offer

   We are not required to accept for exchange, or to issue notes in the exchange offer for any old notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the exchange notes for such old notes:

  (1) any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  (2) any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  (3) there shall occur a change in the current interpretation by staff of the Commission which permits the exchange notes in exchange for old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of Western within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

   The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

   The Chase Bank of Texas, National Association has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               Main Delivery To:
          Chase Bank of Texas, National Association, as Exchange Agent

 By mail, hand or overnight courier to: By Facsimile (for eligible institutions
     Chase Bank of Texas, National                       only):
              Association                             713-216-6686
         600 Travis, Suite 1150
           Houston, TX 77002                     Confirm by telephone:
  Attention: Mauri Cowen--Confidential                713-216-5476

   Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

   The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $350,000.

Transfer Taxes

   Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Old Notes

   Holders who desire to tender their old notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Western is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

   Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering circular dated June 10, 1999, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws.

   Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

   Holders of exchange notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture. The old notes and the exchange notes will rank pari passu with each other.

Consequences of Exchanging Old Notes

   Based on interpretations of the staff of the Commission, as set forth in no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of such exchange notes, other than by any holder which is an "affiliate" of Western within the meaning of Rule 405 under the Securities Act. Such exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1) such exchange notes are acquired in the ordinary course of such holder's business; and

  (2) such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

   However, the Commission has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the Commission would make a similar determination with respect to the exchange offer as in such other circumstances.

   Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1) it is not an affiliate of Western;

  (2) it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

  (3) it is acquiring the notes in the exchange offer in the ordinary course of its business.

   Each broker-dealer that receives exchange notes for its own account in exchange for old notes must acknowledge that such old notes were acquired by such broker-dealer as a result of a market-making or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

   In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

   The summary in this prospectus of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, which is filed as an exhibit to the registration statement to which this prospectus forms a part.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis relates to factors that have affected our consolidated financial condition and results of operations for the six months ended June 30, 1999 and 1998 and the three years ended December 31, 1998. Certain prior year amounts have been reclassified to conform to the presentation used in 1999. The quarterly information is derived from unaudited financial information and is subject to normal, recurring adjustments. The results for the first half of 1999 are not indicative of results to be expected for the full year. Reference should also be made to our Consolidated Financial Statements and related notes thereto and the Consolidated Historical Financial and Operating Data included elsewhere in this prospectus.

Results of Operations

 Six months ended June 30, 1999 compared to the six months ended June 30, 1998

                                                   For the Six Months
                                                          Ended
                                                        June 30,
                                                   --------------------  Percent
                                                     1999       1998     Change
                                                   --------  ----------  -------
                                                     (Dollars in thousands,
                                                    except per share amounts
                                                       and operating data)
      Financial results:
      Revenues...................................  $863,945  $1,081,226    (20)%
      Gross profit...............................     6,810      47,774    (85)
      Net income (loss)..........................   (16,940)     10,540    --
      Earnings (loss) per share of common stock--
       basic and diluted.........................      (.69)        .17    --
      Net cash provided by (used in) operating
       activities................................  $ 43,748  $  (51,585)   --
      Operating data:
      Average gas sales (MMcf/D).................     2,050       2,145     (4)
      Average NGL sales (MGal/D).................     2,905       4,640    (37)
      Average gas prices ($/Mcf).................  $   1.93  $     2.07     (7)
      Average NGL prices ($/Gal).................  $    .27  $      .27    --

   Net income decreased $27.5 million for the six months ended June 30, 1999 compared to the same period in 1998. The decrease in net income for the six month period was primarily due to losses of $13.9 million associated with the sales of the Giddings gathering systems and the Katy facility, severance charges associated with a corporate restructuring of $700,000, an extraordinary loss on the early extinguishment of debt of $1.1 million and the recognition of a $9.5 million gain on the sale of the Perkins facility in the first quarter of 1998.

   Revenues from the sale of residue gas decreased approximately $89.9 million to $715.1 million for the six months ended June 30, 1999 compared to the same period in 1998, as average gas sales volumes decreased 95 MMcf per day to 2,050 MMcf per day and average gas prices decreased $.14 per Mcf to $1.93 per Mcf. The decrease in sales volumes was primarily related to the reduction in the sale of residue gas purchased from third parties. Included in the average gas price was approximately $272,000 of loss recognized in the six months ended June 30, 1999 related to futures positions on equity gas volumes. We have entered into futures positions for a portion of our equity gas for the remainder of 1999. See further discussion in "Liquidity and Capital Resources-- Risk Management Activities."

   Revenues from the sale of NGLs decreased approximately $92.8 million to $139.9 million for the six months ended June 30, 1999 compared to the same period in 1998 as average NGL sales volumes decreased 1,735 MGal per day to 2,905 MGal per day and average NGL prices remained the same at $.27 per gallon. Plant sales volumes were largely affected by increased volumes taken in kind and curtailed drilling activity due to low oil prices by a producer behind Midkiff, and the sale of the Giddings and Edgewood facilities. Included in the average NGL price was approximately $2.0 million of loss recognized in the six months ended June 30, 1999 related to futures positions on equity volumes. We have entered into futures positions for a portion of our equity production for the remainder of 1999. See further discussion in "Liquidity and Capital Resources--Risk Management Activities."

   Other net revenue decreased $36.9 million for the six months ended June 30, 1999 compared to the same period in 1998. The decrease for the six months ended June 30, 1999 is primarily due to the net losses of $22.0 million on the sales of the Katy, Giddings and MiVida assets compounded by a $14.0 million gain recognized on the sale of the Perkins facility in March 1998.

   Product purchases decreased $167.1 million for the six months ended June 30, 1999 compared to the same period in 1998. The decrease in product purchases is primarily due to a decrease in sales volumes of product purchased from third parties. Overall product purchases as a percentage of residue gas and NGL sales remained the same at 93% for the six months ended June 30, 1999 as compared to the same period in 1998.

   Plant operating expense decreased $5.3 million for the six months ended June 30, 1999 compared to the same period in 1998. The decrease was primarily due to reductions in labor, increased operational efficiencies and asset sales.

   Depreciation, depletion and amortization decreased $4.6 million for the six month period ended June 30, 1999 compared to the same period in 1998. The decrease is primarily due to a reduction in depreciation of the Bethel facility resulting from an impairment charge recorded in the fourth quarter of 1998 and the sale of assets in 1998 and 1999.

   Selling and administrative expense increased $1.0 million for the six months ended June 30, 1999 compared to the same period in 1998. The increase was primarily related to severance payments associated with a restructuring of operating areas and the aforementioned asset sales.

   Interest expense decreased $543,000 for the six months ended June 30, 1999 compared to the same period in 1998. The decrease is due to lower debt balances outstanding. The lower debt balances resulted from application of the proceeds from the sales of assets in 1999 to reduce debt.

     Year ended December 31, 1998 compared to year ended December 31, 1997

                                                  For the Years Ended
                                                     December 31,
                                                 ----------------------  Percent
                                                    1998        1997     Change
                                                 ----------  ----------  -------
                                                 (Dollars in thousands, except
                                                     per share amounts and
                                                        operating data)
      Financial results:
      Revenues.................................  $2,133,566  $2,385,260    (11)%
      Gross profit.............................      66,568      93,775    (29)
      Net income (loss)........................     (67,205)      1,487    --
      Loss per share of common stock--basic and
       diluted.................................       (2.42)       (.28)  (764)
      Net cash provided by (used in) operating
       activities..............................  $  (35,570) $  114,755    --
      Operating data:
      Average gas sales (MMcf/D)...............       2,200       1,975     11
      Average NGL sales (MGal/D)...............       4,730       4,585      3
      Average gas prices ($/Mcf)...............  $     2.01  $     2.30    (13)
      Average NGL prices ($/Gal)...............  $      .26  $      .36    (28)

   Net income decreased $68.7 million for the year ended December 31, 1998 compared to 1997. The decrease in net income for the year was primarily due to a $69.0 million, after-tax, charge for impairment recorded in connection with the evaluation of a decrease in product prices and the impact on our Bethel, Black Lake and Sand Dunes facilities, as required by SFAS No. 121.

   Revenues from the sale of gas decreased approximately $46.0 million for the year ended December 31, 1998 compared to 1997. Average gas sales volumes increased 225 MMcf/D to 2,200 MMcf/D for the year ended December 31, 1998 compared to 1997, primarily due to an increase in the sale of gas purchased from third parties. The increase in volumes sold was more than offset by a decrease in average gas prices. Average gas prices realized by us decreased $.29 per Mcf to $2.01 per Mcf for the year ended December 31, 1998 compared to 1997. Included in the realized gas price is approximately $71,000 of loss recognized in the year ended December 31, 1998 related to futures positions on equity volumes. We have entered into futures positions for a portion of our equity gas for 1999 and 2000. See further discussion in "--Liquidity and Capital Resources--Risk Management Activities."

   Revenues from the sale of NGLs decreased approximately $162.3 million for the year ended December 31, 1998 compared to 1997. Average NGL sales volumes increased 145 MGal/D to 4,730 MGal/D for the year ended December 31, 1998 compared to 1997, primarily due to an increase in the sale of NGLs purchased from third parties. The increase in sales volumes was more than offset by a decrease in average NGL prices. Average NGL prices realized by us decreased $.10 per gallon to $.26 per gallon for the year ended December 31, 1998 compared to 1997. Included in the realized NGL price was approximately $7.4 million of gain recognized in the year ended December 31, 1998 related to futures positions on equity volumes. We have entered into futures positions for a portion of our equity production for 1999. See further discussion in "-- Liquidity and Capital Resources--Risk Management Activities."

   Revenue associated with electric power marketing decreased approximately $59.5 million for the year ended December 31, 1998 compared to 1997, as we discontinued wholesale trading of electric power in 1997, due to a lack of profitability.

   Other net revenue increased approximately $12.2 million for the year ended December 31, 1998 compared to 1997. The increase was primarily due to a $14.9 million gain on the sale of our Perkins facility and a $1.0 million option payment received from RIS in connection with the potential sale of a portion of our assets in Southwest Wyoming. These increases were offset by decreases of approximately $2.8 million in earnings from our investments in joint ventures, primarily due to the decreases in product prices and the sale of our interest in Redman Smackover. See further discussion at "Business--Significant Projects and Dispositions--Southwest Wyoming."

   The reduction in product purchases of $232.1 million to $1.9 billion for the year ended December 31, 1998 compared to 1997, was primarily due to a decrease in commodity prices. Overall, combined product purchases as a percentage of sales of all products increased from 92% to 93% for the year ended December 31, 1998 compared to 1997. Over the past several years, we have experienced narrowing margins in our third-party sales as a result of increasing competitiveness of the natural gas marketing industry. During the year ended December 31, 1998, margins on the sale of third-party gas declined and averaged approximately $.02 per Mcf compared to approximately $.03 per Mcf for 1997. Contributing to the increase in the product purchase percentage for the year ended December 31, 1998 were higher payments related to our "keepwhole" contracts at our Granger facility. Under a "keepwhole" contract, our margin is reduced when the value of NGLs declines relative to the value of gas. Also included in product purchases were lower of cost or market writedowns, primarily related to NGL inventories, of $826,000 and $1.1 million for the years ended December 31, 1998 and 1997, respectively.

   Plant operating expense increased approximately $7.2 million for the year ended December 31, 1998 compared to 1997. The increase was primarily due to compression costs associated with the increasing Powder River basin coal bed methane production activities and expenses incurred at the Bethel Treating facility, which became partially operational during the third quarter of 1997.

   Interest expense increased $6.1 million for the year ended December 31, 1998 compared to 1997. The increase is the result of less interest capitalized to capital projects, primarily the Bethel Treating facility, and larger debt balances outstanding during the year ended December 31, 1998 compared to 1997. The larger debt balances resulted primarily from higher product inventory positions, capital expenditures associated with the Bethel Treating facility and reduced cashflow from operations.

     Year ended December 31, 1997 compared to year ended December 31, 1996

                                                   For the Years Ended
                                                      December 31,
                                                  ---------------------- Percent
                                                     1997        1996    Change
                                                  ----------  ---------- -------
                                                  (Dollars in thousands, except
                                                      per share amounts and
                                                         operating data)
      Financial results:
      Revenues..................................  $2,385,260  $2,091,009    14%
      Gross profit..............................      93,775     105,479   (11)
      Net income................................       1,487      27,941   (95)
      Earnings (loss) per share of common
       stock--basic and diluted.................        (.28)        .66   --
      Net cash provided by operating activities.  $  114,755  $  168,266   (32)
      Operating data:
      Average gas sales (MMcf/D)................       1,975       1,794    10
      Average NGL sales (MGal/D)................       4,585       3,744    22
      Average gas prices ($/Mcf)................  $     2.30  $     2.19     5
      Average NGL prices ($/Gal)................  $      .36  $      .41   (12)

   Net income decreased $26.5 million for the year ended December 31, 1997 compared to 1996. The decrease in net income for the year was primarily due to a $22.0 million, after-tax, impairment loss recorded in connection with the evaluation of certain property and equipment, primarily related to our Black Lake facility and Sand Wash basin assets, as required by SFAS No. 121. Net income in 1997 increased by a $3.0 million after-tax gain associated with the sale of a 50% interest in our coal bed methane operations.

   Revenues from the sale of gas increased approximately $216.6 million for the year ended December 31, 1997 compared to 1996. Average gas sales volumes increased 181 MMcf per day to 1,975 MMcf per day for the year ended December 31, 1997 compared to 1996, primarily due to an increase in the sale of gas purchased from third parties. Average gas prices realized by us increased $.11 per Mcf to $2.30 per Mcf for the year ended December 31, 1997 compared to 1996. Included in the realized gas price was approximately $5.6 million of loss recognized in the year ended December 31, 1997 related to futures positions on equity volumes.

   Revenues from the sale of NGLs increased approximately $50.4 million for the year ended December 31, 1997 compared to 1996. Average NGL sales volumes increased 841 MGal per day to 4,585 MGal per day for the year ended December 31, 1997 compared to 1996, largely due to an increase of approximately 800 MGal per day in the sale of NGLs purchased from third parties. Average NGL prices realized by us decreased $.05 per gallon to $.36 per gallon for the year ended December 31, 1997 compared to 1996. Included in the realized NGL price was approximately $5.2 million of gain recognized in the year ended December 31, 1997 related to futures positions on equity volumes.

   Revenue associated with electric power marketing increased $28.8 million for the year ended December 31, 1997 compared to 1996, primarily because we had minimal transactions in this market during 1996. Due to a lack of profitability, we elected to discontinue trading electric power and began to evaluate our role in this emerging business, during the second half of 1997.

   The increase in product purchases of $302.3 million to $2.1 billion for the year ended December 31, 1997 compared to 1996, was primarily a combination of higher gas prices and increased sales of NGLs purchased from third parties. Contributing to the increase in product purchases for the year ended December 31, 1997 compared to 1996 were higher payments to producers related to our "keepwhole" contracts at our Granger facility. Under a "keepwhole" contract, our margin is reduced when the value of NGLs declines relative to the value of gas. Also contributing to the increases in product purchases for the year ended December 31, 1997 compared to 1996, were lower of cost or market write-downs of NGL and gas inventories of $1.1 million and $129,000, respectively.

   Plant operating expense increased approximately $5.0 million for the year ended December 31, 1997 compared to 1996. The increase was primarily due to additional compression cost associated with the MIGC pipeline. Additional costs associated with the Bethel Treating facility adversely affected our results of operations for the year ended December 31, 1997. As a result of start-up costs associated with opening the facility and depreciation, the Bethel Treating facility did not contribute positively to earnings in 1997.

   Depreciation, depletion and amortization decreased $4.0 million for the year ended December 31, 1997 compared to 1996. The decrease was primarily due to decreases in produced volumes related to our Black Lake facility which resulted in a decrease in the associated depletion.

   Interest expense decreased $7.0 million for the year ended December 31, 1997 compared to 1996. The decrease in interest expense was primarily due to lower average outstanding debt balances due to our use of the net proceeds from the November 1996 public offering of 6,325,000 shares of Common Stock to reduce indebtedness under the Revolving Credit Facility.

   Overall, profitability for the year ended December 31, 1997 was less than anticipated due to several factors. Combined product purchases as a percentage of all product sales increased from 91% to 92% for the year ended December 31, 1997 compared to 1996. Over the past several years, we have experienced narrowing margins related to the increasing competitiveness of the natural gas marketing industry. During the year ended December 31, 1997, our marketing margins were reduced by approximately 50% compared to 1996. Included in the sale of gas and product purchases for the last half of 1997, was the sale of approximately 11.5 Bcf of gas, previously stored in the Katy facility, at a margin of approximately $.20 per Mcf.

 Liquidity and Capital Resources

   Our sources of liquidity and capital resources historically have been net cash provided by operating activities, funds available under our financing facilities and proceeds from offerings of debt and equity securities. In the past, these sources have been sufficient to meet our needs and finance the growth of our business. We can give no assurance that the historical sources of liquidity and capital resources will be available for future development and acquisition projects, and we may be required to seek alternative financing sources. In 1998, sources of liquidity included the sales of the Perkins facility and the Edgewood facility and related production. In the second quarter of 1999, we completed the sales of our Giddings, Katy and MiVida facilities. In connection with the sale of Katy, we sold gas held in storage at this facility. The total gross proceeds from these 1999 transactions were approximately $160.0 million. We used the proceeds from these sales to reduce debt. Product prices, sales of inventory, our success in increasing the number and efficiency of our facilities and the volumes of natural gas processed by these facilities, the margin on third-party product purchased for resale, as well as the timely collection of our receivables will affect all future net cash provided by operating activities. Additionally, our future growth will be dependent upon obtaining additions to dedicated plant reserves, acquisitions, new project development, marketing, efficient operation of our facilities and our ability to obtain financing at favorable terms.

   Given the depressed oil and NGL prices we experienced in 1998 and throughout the first half of 1999 and the disappointing results from the Bethel treating facility, we successfully negotiated amendments to our various financing facilities which are intended to provide more flexibility in a low price environment. There can be no assurance that we can obtain further amendments or waivers in the future, if necessary, or that the terms would be favorable to us. To strengthen our credit ratings and to reduce our overall debt outstanding, we will continue to dispose of non-strategic assets and investigate alternative financing sources, including project-financing, joint ventures, issuance of public debt and operating leases.

   We believe that the amounts available to be borrowed under the Revolving Credit Facility, together with net cash provided by operating activities and the sale of non-strategic assets, will provide us with sufficient funds to connect new reserves, maintain our existing facilities and complete our current capital expenditure program. Depending on the timing and the amount of our future projects, we may be required to seek additional sources of capital. Our ability to secure such capital is restricted by our financing facilities, although we may request additional borrowing capacity from our lenders, seek waivers from our lenders to permit us to borrow funds from third parties, seek replacement financing facilities from other lenders, use stock as a currency for acquisitions, sell existing assets or a combination of such alternatives. While we believe that we would be able to secure additional financing, if required, we can provide no assurance that we will be able to do so or as to the terms of any such financing. We also believe that cash provided by operating activities and amounts available under our Revolving Credit Facility will be sufficient to meet our debt service and preferred stock dividend requirements for the remainder of 1999.

   Below is a summary of our sources and uses of funds for the six months ended June 30, 1999 and the year ended December 31, 1998 (in thousands):

                                                       Six Months    Year Ended
                                                          Ended     December 31,
                                                      June 30, 1999     1998
                                                      ------------- ------------
      Sources of funds:
      Borrowings on Revolving Credit Facility.......   $1,611,300    $3,230,400
      Proceeds from the dispositions of property and
       equipment....................................      148,100        78,775
      Proceeds from issuance of long-term debt......      155,000           --
      Net cash provided by operating activities.....       43,748           --
      Proceeds from exercise of common stock
       options......................................          --             23
                                                       ----------    ----------
      Total sources of funds........................   $1,958,148    $3,309,198
                                                       ==========    ==========
      Uses of funds:
      Payments related to long-term debt agreements.   $1,908,471    $3,166,920
      Capital expenditures..........................       34,347       105,216
      Net cash used in operating activities.........          --         35,570
      Dividends paid................................        8,432        16,869
                                                       ----------    ----------
      Total uses of funds...........................   $1,951,250    $3,324,575
                                                       ==========    ==========

   Additional sources of liquidity available to us are our inventories of gas and NGLs in storage facilities. We store gas and NGLs primarily to ensure an adequate supply for long-term sales contracts and for resale during periods when prices are favorable. We held gas in storage and in imbalances of approximately 7.5 Bcf at an average cost of $1.94 per Mcf at June 30, 1999 compared to 18.5 Bcf at an average cost of $2.10 per Mcf at June 30, 1998 at our storage facilities. At June 30, 1999, we had hedging contracts in place for anticipated sales of approximately 6.5 Bcf of stored gas at a weighted average price of $2.26 per Mcf for the stored inventory.

   We held NGLs in storage of 8,000 MGal, consisting primarily of propane and normal butane, at an average cost of $.28 per gallon and 50,000 MGal at an average cost of $.28 per gallon at June 30, 1999 and 1998, respectively, at various third-party storage facilities. At June 30, 1999, we had no significant hedging contracts in place for anticipated sales of stored NGLs.

   Historically, while certain individual plants have experienced declines in dedicated reserves, we have been successful in connecting additional reserves to more than offset the natural declines. There has been a reduction in drilling activity, primarily in basins that produce oil and casinghead gas, from levels that existed in prior years. However, higher gas prices in 1997 and 1998, improved technology, e.g., 3-D seismic and horizontal drilling, and increased pipeline capacity from the Rocky Mountain region have stimulated drilling in the Powder River basin and Southwest Wyoming. The overall level of drilling will depend upon, among other factors, the prices for gas and oil, the drilling budgets of third-party producers, the energy policy of the federal government and the availability of foreign oil and gas, none of which is within our control. We have increased our dedicated estimated plant reserves from 2.2 Tcf at December 31, 1993 to 3.1 Tcf at December 31, 1998. On average, over this five year period, including the reserves associated with our joint ventures and partnerships and excluding the facilities sold during this period, we connected new reserves to our facilities to replace approximately 165% of throughput over this period. There is no assurance that we will continue to be successful in replacing the dedicated reserves processed at our facilities.

   We have effective shelf registration statements filed with the Commission for an aggregate of approximately $200 million of debt securities and preferred stock, along with the shares of common stock, if any, into which such securities are convertible, and approximately $62 million of debt securities, preferred stock or common stock.

 Capital Investment Program

   For the years ended December 31, 1998, 1997 and 1996 we expended $105.2 million, $198.9 million and $74.6 million, respectively, on new projects and acquisitions. For the year ended December 31, 1998, our expenditures consisted of the following: (i) $50.4 million for new well connects, system expansions, the Bethel treating facility and asset consolidations; (ii) $10.6 million for maintaining existing facilities; (iii) $41.6 million for exploration and production activities and acquisitions; and (iv) $2.6 million of miscellaneous expenditures.

   Largely as a result of low commodity prices, primarily affecting NGL products, we have reduced our budget for capital expenditures in 1999 from the levels expended in 1997 and 1998. We expect capital expenditures related to existing operations to be approximately $67.0 million during 1999, consisting of the following: (i) approximately $39.6 million related to gathering, processing and pipeline assets, of which $6.3 million is for maintaining existing facilities; (ii) approximately $24.6 million related to exploration and production activities; and (iii) approximately $2.8 million for miscellaneous items. Overall, capital expenditures in the Powder River basin coal bed methane development and in Southwest Wyoming operations represent 53% and 22%, respectively, of the total 1999 budget. As of June 30, 1999, we have expended $34.4 million, consisting of the following: (i) $19.9 million for new connects, system expansions and asset consolidations; (ii) $2.2 million for maintaining existing facilities; (iii) $11.7 million for exploration and production activities; and (iv) $598,000 related to other miscellaneous items.

 Financing Facilities

   Revolving Credit Facility. The Revolving Credit Facility is with a syndicate of banks and provides for a maximum borrowing commitment of $250 million consisting of an $83 million 364-day Revolving Credit Facility, or Tranche A, and a five-year $167 million Revolving Credit Facility, or Tranche B. At June 30, 1999, $31.5 million was outstanding on this facility. The Revolving Credit Facility bears interest at certain spreads over the Eurodollar rate, or the greater of the Federal Funds rate or the agent bank's prime rate. We have the option to determine which rate will be used. We also pay a facility fee on the commitment. The interest rate spreads and facility fee are adjusted based on our debt to capitalization ratio and range from .75% to 2.00%. At June 30, 1999, the interest rate payable on the facility was 6.5%. We are required to maintain a total debt to capitalization ratio of not more than 60% through December 31, 2000 and of not more than 55% thereafter, and a senior debt to capitalization ratio of not more than 40% beginning September 30, 1999 through December 31, 2001 and of not more than 35% thereafter. The agreement also requires a ratio of EBITDA, excluding certain non-recurring items, to interest and dividends on preferred stock as of the end of any fiscal quarter, for the four preceding fiscal quarters, of not less than 1.35 to 1.0 beginning June 30, 1999 and increasing to 3.25 to 1.0 by December 31, 2002. This facility is guaranteed and secured via a pledge of the stock of certain of our subsidiaries. We generally utilize excess daily funds to reduce any outstanding balances on the Revolving Credit Facility and associated interest expense, and we intend to continue such practice.

   Master Shelf Agreement. In December 1991, we entered into a Master Shelf agreement with The Prudential Insurance Company of America. Amounts outstanding under the Master Shelf agreement at June 30, 1999 are as indicated in the following table (dollars in thousands):

                            Interest
   Issue Date       Amount    Rate    Final Maturity               Principal Payments Due
   ----------      -------- -------- ----------------- -----------------------------------------------
October 27, 1992   $  8,334  7.51%   October 27, 1999  single payment at maturity
October 27, 1992     25,000  7.99%   October 27, 2003  $8,333 on each of October 27, 2001 through 2003
December 27, 1993    25,000  7.23%   December 27, 2003 single payment at maturity
October 27, 1994     25,000  9.05%   October 27, 2001  single payment at maturity
October 27, 1994     25,000  9.24%   October 27, 2004  single payment at maturity
July 28, 1995        50,000  7.61%   July 28, 2007     $10,000 on each of July 28, 2003 through 2007
                   --------
                   $158,334
                   ========

   In April 1999, effective January 1999, we amended our agreement with Prudential to reflect the following provisions. We are required to maintain a current ratio, as defined therein, of at least .9 to 1.0, a minimum tangible net worth equal to the sum of $300 million plus 50% of consolidated net earnings earned from January 1, 1999 plus 75% of the net proceeds of any equity offerings after January 1, 1999, and a total debt to capitalization ratio of not more than 60% through December 31, 2001 and of not more than 55% thereafter. A senior debt to capitalization ratio was implemented of 40% through March 2002 and 35% thereafter. This amendment also requires an EBITDA to interest ratio of not less than 1.75 to 1.0 increasing to a ratio of not less than 3.75 to 1.0 by March 31, 2002 and an EBITDA to interest on senior debt ratio of not less than 1.75 to 1.0 increasing to a ratio of not less than
5.50 to 1.0 by March 31, 2002. EBITDA in these calculations excludes certain non-recurring items. In addition, we are prohibited from declaring or paying dividends that in the aggregate exceed the sum of $50 million plus 50% of consolidated net income earned after June 30, 1995, or minus 100% of a net loss, plus the aggregate net cash proceeds received after June 30, 1995 from the sale of any stock. At June 30, 1999, approximately $27.0 million was available under this limitation. We presently intend to finance the $8.3 million payment due in October 1999 with amounts available under the Revolving Credit Facility. Borrowings under the Master Shelf agreement are guaranteed and secured via a pledge of the stock of certain of our subsidiaries.

   In June 1999, we prepaid approximately $33.3 million of notes outstanding under the Master Shelf agreement with proceeds from the offering of the Subordinated notes.

   1995 Senior Notes. In 1995, we sold $42 million of Senior notes, the 1995 Senior notes, to a group of insurance companies with an interest rate of 8.16% per annum. In March 1999, we prepaid $15 million of the principal amount outstanding on the 1995 Senior notes at par. These payments were financed by a portion of the $37 million Bridge Loan described below and by amounts available under the Revolving Credit Facility. The remaining principal amount outstanding of $27 million is due in a single payment in December 2005. The 1995 Senior notes are guaranteed and secured via a pledge of the stock of certain of our subsidiaries. This facility contains covenants similar to the Master Shelf agreement. In the second quarter of 1999, we posted letters of credit for a total of approximately $10.8 million for the benefit of the holders of the 1995 Senior notes.

   We are currently paying an annual fee of not more than .65% on the amounts outstanding on the Master Shelf Agreement and the 1995 Senior notes. This fee will continue until we have received an implied investment grade rating on our senior secured debt. On the portion of the 1995 Senior notes for which a letter of credit is posted, this annual fee will not be due.

   1993 Senior Notes. In 1993, we sold $50 million of 7.65% Senior notes, the 1993 Senior notes, to a group of insurance companies. Scheduled annual principal payments of $7.1 million on the 1993 Senior notes were made on April 30 of 1997 and 1998. In February 1999, we prepaid $33.5 million of the total principal amounts outstanding of $35.6 million at par. These payments were financed by a portion of the $37 million Bridge Loan. We prepaid the remaining outstanding principal of $2.1 million in April 1999 with amounts available under the Revolving Credit Facility.

   In connection with the repayments on the Master Shelf agreement, the 1995 Senior notes and the 1993 Senior notes, we incurred approximately $1.8 million of pre-tax yield maintenance and other charges. These charges are reflected as an extraordinary loss from early extinguishment of long-term debt in the second quarter of 1999.

   Bridge Loan. In February 1999, in order to finance prepayments of amounts outstanding on the 1993 and 1995 Senior notes, we entered into a Bridge Loan agreement in the amount of $37 million with our agent bank. This facility was paid in full in April 1999 with proceeds from the sale of the Katy facility.

   Senior Subordinated Notes. In June 1999, we sold $155.0 million of Senior Subordinated notes in a private placement. The Subordinated notes bear interest at 10% and were priced at 99.225% to yield 10.125%. These notes contain maintenance covenants which include limitations on debt incurrence, restricted payments, liens and sales of assets. The Subordinated notes are unsecured and are guaranteed on a subordinated basis by certain of Western's subsidiaries. We anticipate completing an exchange offer for the exchange notes, which will be registered with the SEC for public trading, in the fourth quarter of 1999.

   Covenant Compliance. Taking into account all the covenants contained in these agreements, we had approximately $97.0 million of available borrowing capacity at June 30, 1999. In the second quarter of 1999, we amended our various financing facilities providing for financial flexibility and covenant modifications and issued the Subordinated notes. These amendments were needed given the depressed commodity pricing experienced in the industry in general and the disappointing results we have experienced at our Bethel Treating facility. We can provide no assurance that further amendments or waivers can be obtained in the future, if necessary, or that the terms would be favorable to us. To strengthen our credit ratings and to reduce our overall debt outstanding, we will continue to dispose of non-strategic assets and investigate alternative financing sources including the issuance of public debt, project-financing, joint ventures and operating leases.

 Risk Management Activities

   Our commodity price risk management program has two primary objectives. The first goal is to preserve and enhance the value of our equity volumes of gas and NGLs with regard to the impact of commodity price movements on cash flow, net income and earnings per share in relation to those anticipated by our operating budget. The second goal is to manage price risk related to our gas, crude oil and NGL marketing activities to protect profit margins. This risk relates to hedging fixed price purchase and sale commitments, preserving the value of storage inventories, reducing exposure to physical market price volatility and providing risk management services to a variety of customers.

   We utilize a combination of fixed price forward contracts, exchange-traded futures and options, as well as fixed index swaps, basis swaps and options traded in the over-the-counter, or OTC, market to accomplish these objectives. These instruments allow us to preserve value and protect margins because gains or losses in the physical market are offset by corresponding losses or gains in the value of the financial instruments.

   We use futures, swaps and options to reduce price risk and basis risk. Basis is the difference in price between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations.

   We enter into futures transactions on the New York Mercantile Exchange, or NYMEX, and the Kansas City Board of Trade and through OTC swaps and options with various counterparties, consisting primarily of financial institutions and other natural gas companies. We conduct our standard credit review of OTC counterparties and have agreements with these parties that contain collateral requirements. We generally use standardized swap agreements that allow for offset of positive and negative exposures. OTC exposure is marked to market daily for the credit review process. Our OTC credit risk exposure is partially limited by our ability to require a margin deposit from our major counterparties based upon the mark-to-market value of their net exposure. We are subject to margin deposit requirements under these same agreements. In addition, we are subject to similar margin deposit requirements for our NYMEX counterparties related to our net exposures.

   The use of financial instruments may expose us to the risk of financial loss in certain circumstances, including instances when (i) equity volumes are less than expected, (ii) our customers fail to purchase or deliver the contracted quantities of natural gas or NGLs, or (iii) our OTC counterparties fail to perform. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of favorable price changes in the physical market. However, we are similarly insulated against decreases in these prices.

   We hedged a portion of our equity volumes of gas and NGLs in 1999, at pricing levels approximating our 1999 operating budget. Our equity hedging strategy establishes a minimum and maximum price while allowing market participation between these levels. As of June 30, 1999, we had hedged approximately 71% of our anticipated equity gas for the remainder of 1999 at a weighted average NYMEX equivalent minimum price of $2.00 per Mcf. Additionally, we have hedged approximately 77% of our anticipated equity NGLs for the remainder of 1999 at a weighted average composite Mont Belvieu and West Texas Intermediate crude oil equivalent minimum price of $.23 per gallon.

   At June 30, 1999, we had $28,000 of gains deferred in inventory that will be recognized over the remainder of 1999, and will be offset by margins from our related forward fixed price hedges and physical sales. At June 30, 1999, we had unrecognized net losses of $265,000 related to financial instruments that were offset by corresponding unrecognized net gains from our obligations to sell physical quantities of gas and NGLs.

   We enter into speculative futures, swap and option trades on a very limited basis for purposes that include testing of hedging techniques. Our policies contain strict guidelines for these trades including predetermined stop-loss requirements and net open position limits. Speculative futures, swap and option positions are marked to market at the end of each accounting period and any gain or loss is recognized in income for that period. Net gains or losses from these speculative activities for the six months ended June 30, 1999 and 1998 were not material.

 Natural Gas Derivative Market Risk

   As of December 31, 1998, we held a notional quantity of approximately 370 Bcf of natural gas futures, swaps and options extending from January 1999 to December 2000 with a weighted average duration of approximately four months. This notional quantity was comprised of approximately 178 Bcf of long positions and 192 Bcf of short positions. As of December 31, 1997, we held a notional quantity of approximately 480 Bcf of natural gas futures, swaps and options extending from January 1998 to December 1999 with a weighted average duration of approximately four months. This notional quantity was comprised of approximately 230 Bcf of long positions and 250 Bcf of short positions.

   We use a Value-at-Risk (VaR) model designed by J.P. Morgan as one measure of market risk for our natural gas portfolio. The VaR calculated by this model represents the maximum change in market value over the holding period at the specified statistical confidence interval. The VaR model is generally based upon J.P. Morgan's RiskMetrics (TM) methodology using historical price data to derive estimates of volatility and correlation for estimating the contribution of tenor and location risk. The VaR model assumes a one-day holding period and uses a 95% confidence level.

   As of December 31, 1998, the calculated VaR of our entire natural gas portfolio of futures, swaps and options was approximately $1.5 million. This figure includes the risk related to our entire portfolio of natural gas financial instruments and does not include the related underlying hedged physical transactions.

   All financial instruments for which there are no offsetting physical transactions are treated as either the hedge of an anticipated transaction or a speculative trade. As of December 31, 1998, the VaR of these type of transactions for natural gas was approximately $500,000.

 Crude Oil and NGL Derivative Market Risk

   As of December 31, 1998, we held a notional quantity of approximately 177,000 MGal of NGL futures, swaps and options extending from January 1999 to December 1999 with a weighted average duration of approximately six months. This notional quantity was comprised of approximately 129,000 MGal of long positions and 48,000 MGal of short positions. As of December 31, 1997, we held a notional quantity of approximately 148,000 MGal of NGL futures, swaps and options extending from January 1998 to December 1998 with a weighted average duration of approximately five months. This notional quantity was comprised of approximately 93,000 MGal of long positions and 55,000 MGal of short positions.

   As of December 31, 1998, we had sold 90,000 barrels per month of NYMEX crude swaps for 1999 at an average price of $13.10 per barrel. In addition, we had purchased 90,000 barrels per month of $15.00 per barrel NYMEX calls for July 1999 through December 1999 settlement. We held no crude oil futures, swaps or options for settlement beyond 1999.

   As of December 31, 1998, we had purchased puts for 200,000 barrels per month of OPIS Mt. Belvieu monthly average settlement at $0.210 per gallon to hedge a portion of our equity production of propane and butanes for 1999.

   As of December 31, 1998, we had purchased puts for 50,000 barrels per month of OPIS Mt. Belvieu monthly average settlement at $0.155 per gallon of purity ethane to hedge a portion of our equity production of ethane for 1999.

   As of December 31, 1998, we held no NGL futures, swaps or options for settlement beyond 1999.

   As of December 31, 1998, the estimated fair value of the aforementioned crude oil and NGL options held by us was approximately $315,000.

 Foreign Currency Derivative Market Risk

   We enter into physical gas transactions payable in Canadian dollars. We enter into forward purchases and sales of Canadian dollars from time to time to fix the cost of our future Canadian dollar denominated natural gas purchase, sale, storage and transportation obligations. This is done to protect marketing margins from adverse changes in the U.S. and Canadian dollar exchange rate between the time the commitment for the payment obligation is made and the actual payment date of such obligation. As of December 31, 1998, the notional value of these contracts was approximately $11.0 million in Canadian dollars. As of December 31, 1997, the notional value of these contracts was approximately $5.5 million in Canadian dollars, which approximated their fair market value.

 Year 2000

   We have made a comprehensive review of our computer systems to identify the systems that could be affected by the Year 2000 issue and are in the process of identifying and making the appropriate modifications to these computer systems. We have: (i) created a Year 2000 awareness program to educate employees; (ii) compiled an inventory of all systems; (iii) developed system test plans as appropriate; (iv) substantially completed the testing and remediation as required for both information and non-information technology systems; and (v) begun preparation of our contingency plans to minimize the impact of a Year 2000 related failure caused either internally or externally. Additionally, we have initiated a program under which we survey our business counterparties periodically regarding their Year 2000 conversion and contingency plans. Currently, we anticipate spending approximately $1.5 million, of which approximately 79% is currently committed, for remediation purposes, which is primarily consisting of hardware and operating system upgrades. We have incurred and will continue to incur internal staff costs as well as some consulting and other expenses, which have been and are expected to continue to be immaterial. We believe our Year 2000 conversion project to be substantially complete. Currently, we believe our most significant risk for the Year 2000 issue is that the systems of other companies on which we rely will not be Year 2000 compliant and that any failure to convert by another company will have an adverse effect on our results of operations or financial position. In order to mitigate this risk, we continue to develop contingency plans and are surveying our vendors and customers to verify the status of their conversion and contingency plans.

                                    BUSINESS

 General

   Western gathers, processes, treats, develops and produces, transports and markets natural gas and NGLs. We operate in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. We design, construct, own and operate natural gas gathering systems and processing and treating facilities in order to provide our customers with a broad range of services from the wellhead to the sales delivery point.

   On a pro forma basis, after giving effect to the April 1999 sales of our Katy gas storage and hub facility and our Giddings gas gathering system and the June 1999 sale of our MiVida treating facility:

  . at June 30, 1999, we owned approximately $ 1.0 billion of assets, including approximately 8,000 miles of gathering systems, 21 processing and treating facilities and two regulated natural gas pipelines, and at December 31, 1998 we owned approximately 239 Bcf of net proven natural gas reserves;

  . for both the year ended December 31, 1998 and the six months ended June
    30, 1999, we had average throughput at our facilities of 1.0 Bcf/D of natural gas;

  . for the year ended December 31, 1998 and the six months ended June 30, 1999, we generated revenues of $2.1 billion and $864.4 million, respectively, and earnings before interest expense, income taxes, depreciation, depletion and amortization, non-cash impairment charges and gains or losses on the sales of assets, or EBITDA, of $66.7 million and $32.9 million, respectively.

   Our operations are conducted through the following four business segments:

  . Gathering and Processing--Our operations are in well-established basins such as the Permian, Anadarko, Powder River, Green River and San Juan basins. We connect oil and gas wells to our gathering systems for delivery to our processing or treating plants. At our plants we process natural gas to extract NGLs and we treat natural gas in order to meet pipeline specifications. We provide these services to major oil and gas companies and to various sized independent producers.

  . Production--We develop and, in limited cases, explore for natural gas, primarily with third-party producers. We participate in exploration and production in order to enhance and support our existing gathering and processing operations. We sell the natural gas that we produce to third parties. Our producing properties are primarily located in the Powder River and Green River basins of Wyoming.

  . Marketing--We buy and sell natural gas and NGLs in the wholesale market in the United States and in Canada. We provide storage, transportation, scheduling, peaking and other services to our customers. Our customers for these services include utilities, local distribution companies, industrial end-users and other energy marketers.

  . Transportation--We transport natural gas through our regulated pipelines for producers and energy marketers under fee schedules regulated by state or federal agencies.

   Historically, we have derived over 95% of our revenues from the sale of gas and NGLs. Our revenues by type of operation are as follows (dollars in thousands):

                            Six Months Ended June 30,                   Year Ended December 31,
                         --------------------------------- --------------------------------------------------
                           1999      %       1998      %      1998      %      1997      %      1996      %
                         --------  -----  ---------- ----- ---------- ----- ---------- ----- ---------- -----
Sale of gas............. $715,055   82.8  $  804,972  74.4 $1,611,521  75.5 $1,657,479  69.5 $1,440,882  68.9
Sale of NGLs............  139,854   16.2     232,624  21.5    449,696  21.1    611,969  25.7    561,581  26.9
Processing,
 Transportation and
 Storage revenues.......   24,319    2.8      21,991   2.1     44,743   2.1     40,906   1.7     44,943   2.1
Sale of electric power..      --     --          --    --          20   --      59,477   2.5     30,667   1.5
Other, net..............  (15,283)  (1.8)     21,639   2.0     27,586   1.3     15,429    .6     12,936    .6
                         --------  -----  ---------- ----- ---------- ----- ---------- ----- ---------- -----
Total revenues.......... $863,945  100.0  $1,081,226 100.0 $2,133,566 100.0 $2,385,260 100.0 $2,091,009 100.0
                         ========  =====  ========== ===== ========== ===== ========== ===== ========== =====

   In order to reduce our overall debt level and provide us with additional liquidity to fund our key growth opportunities, in 1998 we sold our Edgewood processing plant and our interest in the production served by this facility and our Perkins gas gathering and processing facility for an aggregate of $75.0 million, and in April 1999 we sold our Katy facility and a portion of the associated natural gas inventory for gross proceeds of $111.7 million and our Giddings facility for gross proceeds of $36.0 million. In June 1999, we sold our MiVida treating facility for gross proceeds of $12.0 million. As a result of these sales in 1999 and the offering of notes and the use of proceeds therefrom, our total debt was $371.8 million at June 30,1999.

                               Business Strategy

   Our long-term business plan is to increase our profitability by: (i) optimizing the profitability of existing operations; (ii) entering into additional agreements with third-party producers who dedicate acreage to our gathering and processing operations; and (iii) investing in projects or acquiring assets that complement and extend our core natural gas gathering, processing, production and marketing businesses.

   Capital expenditures related to existing operations are expected to be approximately $67.0 million during 1999. This includes approximately $39.6 million related to gathering, processing and pipeline assets and approximately $18.5 million for the development of gas reserves in the Powder River basin.

 Optimize Profitability

   We continuously seek to improve the profitability of our existing operations by:

  . increasing natural gas throughput levels through new well connections and expansion of gathering systems. In 1999, we expect to spend approximately $8.0 million on additional well connections and compression and gathering system expansions. We increased throughput levels at our facilities from 895 MMcf/D in 1993 to 1,162 MMcf/D in 1998.

  . increasing our efficiency through the consolidation of existing gathering and processing facilities. Consolidations allow us to increase the throughput of the surviving plant while eliminating a majority of the operating costs of the closed plant. For example, in 1998 we combined the processing operations of our Four Corners and San Juan River plants.

  . evaluating assets. We routinely review the economic performance of each of our operating facilities to ensure that a targeted rate of return is achieved. If an operating facility is not generating targeted returns we will explore various options, such as consolidation with other Western-owned or third-party-owned facilities, dismantlement, asset swap or outright sale.

  . controlling operating and overhead expenses. We recently restructured our operational and administrative organization which we expect will result in approximately $5.0 million in savings in plant operating and selling and administrative expenses in 1999 from those incurred in 1998.

 Increase Dedicated Acreage

   Our operations are located in some of the most actively drilled oil and gas producing basins in the United States. We enter into agreements under which we gather and process natural gas produced on acreage dedicated to us by third parties. We continually seek to obtain production from new wells and newly dedicated acreage in order to replace declines in existing reserves that are dedicated for gathering and processing at our facilities. We have increased our dedicated estimated reserves from 2.2 Tcf at December 31, 1993 to 3.1 Tcf at December 31, 1998. On average, over this five-year period, including the reserves associated with our joint ventures and partnerships and excluding the reserves associated with the facilities sold during this period, we connected new reserves to our facilities to replace approximately 165% of throughput over this period. In order to obtain additional dedicated acreage and to secure contracts on favorable terms, we may participate to a limited extent with producers in exploration and production activities. For the same reason, we may also offer to sell an ownership interest in our facilities to selected producers.

 Expansion of Core Business

   We will continue to invest in projects that complement and extend our core natural gas gathering, processing, production and marketing businesses. We will also expand our gathering, processing and production operations into new geographic areas. During 1999, the majority of our capital budget will be spent in the Powder River basin of Wyoming and in Southwest Wyoming. These projects include:

  . continued development of Powder River basin coal bed methane reserves to increase natural gas production and throughput at our existing gathering and transportation facilities;

  . completion of the Fort Union gathering pipeline and treater, which will enable us and others to increase gas production in the Powder River basin and connect to major interstate pipelines for transportation; and

  . continued expansion of our gathering systems and participation in the drilling for additional natural gas reserves in Southwest Wyoming.

 Principal Facilities

   The following tables provide information concerning our principal facilities at June 30, 1999. We also own and operate several smaller treating, processing and transmission facilities located in the same areas as its other facilities.

                                                            Average for the Six Months Ended
                                                                     June 30, 1999
                                        Gas        Gas     ----------------------------------
                                     Gathering Throughput      Gas         Gas        NGL
                         Year Placed  Systems   Capacity   Throughput  Production  Production
  Plant Facilities (1)   In Service  Miles(2)  (MMcf/D)(3) (MMcf/D)(4) (MMcf/D)(5)  (MGal/D)(5)
  --------------------   ----------- --------- ----------- ----------- ----------- ----------
Southern Region:
Texas
   Bethel Treating (6)..    1997          86        350          73         69         --
   Giddings
    Gathering(14).......    1979         --          80          48         31          66
   Gomez Treating.......    1971         385        280         109        101         --
   Midkiff/Benedum......    1955       2,139        165         142         92         864
   Mitchell Puckett
    Gathering...........    1972          86        120         109         71           2
   MiVida Treating
    (6)(16).............    1972         --         150          46         44         --
   Rosita Treating......    1973         --          60          39        --          --
Louisiana
   Black Lake...........    1966          56         75          11          6          17
   Toca (7)(8)..........    1958         --         160          80         76          67
Northern Region:
Wyoming
   Coal Bed Methane
    Gathering...........    1990         389        105         116         88         --
   Granger (7)(9)(10)...    1987         464        235         154        138         246
   Hilight Complex (7)..    1969         622         80          20         16          65
   Kitty/Amos Draw (7)..    1969         313         17          12          8          48
   Lincoln Road (10)....    1988         149         50          24         22          22
   Newcastle............    1981         146          5           2          2          17
   Red Desert...........    1979         111         42          18         16          30
   Reno Junction (9)....    1991         --         --          --         --           51
Oklahoma
   Arkoma...............    1985          72          8           6          6         --
   Chaney Dell..........    1966       2,050        180          60         47         198
   Westana..............    1986         799         45          68         58          66
New Mexico
   San Juan River (6)...    1955         140         60          26         20          20
Utah
   Four Corners
    Gathering...........    1988         104         15           3          4          11
                                       -----      -----       -----        ---       -----
     Total..............               8,111      2,282       1,166        915       1,790
                                       =====      =====       =====        ===       =====

                                                                        Average for
                                                                          the Six
                                                                          Months
                                                                           Ended
                                                                         June 30,
                                                                           1999
                                                                        -----------
                                        Year   Interconnect
                                       Placed      and       Pipeline       Gas
             Storage and                 In    Transmission  Capacity   Throughput
     Transmission Facilities (1)       Service   Miles(2)   (MMcf/D)(2) (MMcf/D)(3)
     ---------------------------       ------- ------------ ----------- -----------
Katy Facility (11)(14)................  1994       --           --          244
MIGC (12)(15).........................  1970       245          130         159
MGTC (13).............................  1963       252           18          13
                                                   ---          ---         ---
     Total............................             497          148         416
                                                   ===          ===         ===

Footnotes on following page.

(1) Our interest in all facilities is 100% except for Midkiff/Benedum (73%); Black Lake (69%); Lincoln Road (72%); Westana Gathering Company (50%); Newcastle (50%) and Coal Bed Methane Gathering (50%). We operate all facilities and all data includes our interests and the interests of other joint interest owners and producers of gas volumes dedicated to the facility. Unless otherwise indicated, all facilities shown in the table are gathering and processing facilities.
(2) Gas gathering systems miles, interconnect and transmission miles, gas storage capacity and pipeline capacity are as of June 30, 1999.
(3) Gas throughput capacity is as of June 30, 1999 and represents capacity in accordance with design specifications unless other constraints exist, including permitting or field compression limits.
(4) Aggregate wellhead natural gas volumes collected by a gathering system, aggregate volumes delivered over the header at the Katy Hub and Gas Storage Facility or volumes transported by a pipeline.
(5) Volumes of gas and NGLs are allocated to a facility when a well is connected to that facility; volumes exclude NGLs fractionated for third parties.
(6) Sour gas facility (capable of processing or treating gas containing hydrogen sulfide and/or carbon dioxide).
(7) Fractionation facility (capable of fractionating raw NGLs into end-use products).
(8) Straddle plant, or a plant located near a transmission pipeline that processes gas dedicated to or gathered by a pipeline company or another third party.
(9)  NGL production includes conversion of third-party feedstock to iso-butane.
(10) We and our joint venture partner at the Lincoln Road facility have agreed to process such gas at our Granger facility so long as there is available capacity at the Granger facility. Accordingly, operations at the Lincoln Road facility were temporarily suspended for the period between January 1999 and June 1999.
(11) Hub and gas storage facility.
(12) MIGC is an interstate pipeline located in Wyoming and is regulated by the Federal Energy Regulatory Commission.
(13) MGTC is a public utility located in Wyoming and is regulated by the Wyoming Public Service Commission.
(14) This facility was sold in April 1999.
(15) Pipeline capacity represents capacity at the Powder River junction only and does not include northern delivery points.
(16) This facility was sold in May 1999.

   Largely as a result of low commodity prices affecting NGL products, we have reduced our budget for capital expenditures in 1999 from the levels expended in 1997 and 1998. We expect capital expenditures related to existing operations to be approximately $67.0 million during 1999, consisting of the following: (i) approximately $39.6 million related to gathering, processing and pipeline assets, of which $6.3 million is for maintaining existing facilities; (ii) approximately $24.6 million related to exploration and production activities; and (iii) approximately $2.8 million for miscellaneous items. Overall, capital expenditures in the Powder River basin coal bed methane development and in Southwest Wyoming operations represent 53% and 22%, respectively, of the total 1999 budget. As of June 30, 1999, we had expended $34.3 million, consisting of the following: (i) $19.9 million for new well connects, system expansions and asset consolidations; (ii) $2.2 million for maintaining existing facilities;
(iii) $11.7 million for exploration and production activities; and (iv) $598,000 related to other miscellaneous items.

 Gas Gathering, Processing, Storage and Transportation

   Gas Gathering and Processing. We contract with producers to gather raw natural gas from individual wells located near our plants or gathering systems. Once we have executed a contract, we connect wells to gathering lines through which the natural gas is delivered to a processing plant or treating facility. At a processing plant, we compress the natural gas, extract raw NGLs and treat the remaining dry gas to meet pipeline quality specifications. Six of our processing plants can further separate, or fractionate, the mixed NGL stream into ethane, propane, normal butane and natural gasoline to obtain a higher value for the NGLs, and three of our plants are able to process and treat natural gas containing hydrogen sulfide or other impurities which require removal prior to transportation. At a treating facility, we treat dry gas, which does not contain liquids that we can economically extract, by removing hydrogen sulfide or carbon dioxide to meet pipeline quality specifications.

   We acquire dedicated acreage and natural gas supplies in an effort to maintain or increase throughput levels to offset natural production declines. We obtain these natural gas supplies by purchasing existing systems from third parties, by connecting additional wells, through internally developed projects or through joint ventures. Historically, while certain individual plants have experienced declines in dedicated reserves, we have been successful in connecting additional reserves to more than offset the natural declines. There has been a reduction in drilling activity, primarily in basins that produce oil and casinghead gas, from levels that existed in prior years. Overall, the level of drilling will depend upon, among other factors, the prices for gas and oil, the drilling budgets of third-party producers, the energy policy of the federal government and the availability of foreign oil and gas, none of which are within our control. We have increased our dedicated estimated reserves from 2.2 Tcf at December 31, 1993 to 3.1 Tcf at December 31, 1998. On average, over this five-year period, including the reserves associated with our joint ventures and partnerships and excluding the reserves associated with the facilities sold during this period, we connected new reserves to our facilities to replace approximately 165% of throughput over this period. There can be no assurance that we will continue to be successful in replacing the dedicated reserves processed at our facilities.

   Substantially all gas flowing through our gathering, processing and treating facilities is supplied under long-term contracts providing for the purchase, treating or processing of natural gas for periods ranging from five to twenty years, using three basic contract types. Approximately 70% of our plant facilities' gross margins, or revenues at the plants less product purchases, for the year ended December 31, 1998 resulted from percentage-of-proceeds agreements in which we are typically responsible for arranging for the transportation and marketing of the gas and NGLs. We pay producers a specified percentage of the net proceeds received from the sale of the gas and the NGLs. This type of contract permits us and the producers to share proportionally in price changes.

   Approximately 20% of our plant facilities' gross margins for the year ended December 31, 1998 resulted from contracts that are primarily fee-based whereby we receive a set fee for each Mcf of gas gathered and/or processed. This type of contract provides us with a steady revenue stream that is not dependent on commodity prices, except to the extent that low prices may cause a producer to curtail production. The proportion of fee-based contracts is expected to increase as the volumes from the Powder River basin coal bed methane development and Southwest Wyoming increase. See further discussion in "-- Significant Projects and Dispositions."

   Approximately 10% of our plant facilities' gross margins for the year ended December 31, 1998 resulted from contracts that combine gathering, compression or processing fees with "keepwhole" arrangements or wellhead purchases. Typically, we charge producers a gathering and compression fee based upon volume. In addition, we retain a predetermined percentage of the NGLs recovered by the processing facility and keep the producers whole by returning to the producers at the tailgate of the plant an amount of residue gas equal on a Btu basis to the natural gas received at the plant inlet. The "keepwhole" component of the contracts permits us to benefit when the value of the NGLs is greater as a liquid than as a portion of the residue gas stream. However, we are adversely affected when the value of the NGLs is lower as a liquid than as a portion of the residue gas stream.

   Transportation. We own and operate MIGC, an interstate pipeline located in the Powder River basin in Wyoming, and MGTC, an intrastate pipeline located in Northeast Wyoming. MIGC charges a FERC approved tariff and is connected to the Colorado Interstate Gas Pipeline, the Williston Basin Interstate Pipeline, the Pony Express Pipeline and MGTC. During July 1998, MIGC received approval from the FERC to increase its pipeline capacity from 90 MMcf per day to 130 MMcf per day. The first two compressors associated with this expansion began operating in December 1998 and the third compressor began operating in the first quarter of 1999. See further discussion in "--Significant Projects and Dispositions." MGTC provides transportation and gas sales at rates that are subject to the approval of the Wyoming Public Service Commission.

 Significant Projects and Dispositions

   Our significant projects and dispositions since January 1, 1996 are:

   Coal Bed Methane. We continue to develop our Powder River basin coal bed methane natural gas gathering system and our coal seam gas reserves in Wyoming. We have acquired drilling rights on 830,000 gross acres (or 425,000 net acres) in the vicinity of known coal bed methane production. We and other operators in the area have established production from wells drilled to depths of 400 to 1,200 feet. Together with our partner, we expect to drill approximately 500 wells in 1999, of which approximately 225 have been drilled through June 30, 1999, all of which are on locations with proven, undeveloped reserves. The average drilling, completion and gathering cost for our coal bed methane wells is approximately $65,000 with proven reserves per well of approximately 320 MMcf. As deeper wells are drilled, the average cost per well is expected to increase. Production of coal bed methane from the Powder River basin has been expanding, and approximately 124 MMcf/D of gas volumes in the second quarter of 1999 were being produced by several operators in the area as compared to 61 MMcf/D in January 1998. Approximately 75% of this production is from acreage equally owned by our partner, Barrett Resources Corporation, and us. We transport most of the coal bed methane gas through our MIGC interstate pipeline located in Wyoming, for redelivery to gas markets in the Rocky Mountain and Midwest regions of the United States.

   Current drilling schedules on federal acreage are being delayed subject to approval of an Environmental Impact Statement. In addition, the Wyoming Department of Environmental Quality and the Environmental Protection Agency are reviewing the water discharge and quality standards in the Powder River basin, and this review is causing a delay in the issuance of water disposal permits. We believe that the conditions under which water disposal permits will be issued will be clarified within approximately 60 days. However, we can make no assurance that the conditions under which permits are granted will not impact the level of drilling or the timing of production.

   MIGC transports most of the coal bed methane gas for redelivery to gas markets in the Rocky Mountain and Midwest regions of the United States. Our capital budget in this area provides for expenditures of approximately $35.8 million during 1999. This capital budget includes approximately $18.5 million for drilling costs for our interest in approximately 500 wells, production equipment and undeveloped acreage, $15.3 million for compression and $2 million for our investment in the Fort Union Gas Gathering, L.L.C., as described below. Depending upon future drilling success, we may need to make additional capital expenditures to continue expansion in this basin. However, because of drilling and other uncertainties beyond our control, we can make no assurance that we will incur this level of capital expenditure or that we will make additional capital expenditures. During the years ended December 31, 1998 and 1997, we had expended approximately $46.7 million and $32.2 million, respectively, on this project.

   In October 1997, we sold a 50% undivided interest in our Powder River basin coal bed methane gas operations to Barrett Resources Corporation. This sale provided us with a substantial acreage dedication for gathering and compression services within an area of mutual interest, or AMI, additional man-power resources to accelerate development in this area and more technical expertise in exploration and production. The sale involved gathering assets, producing properties, production equipment and certain undeveloped acreage in this area. The final adjusted purchase price was $17.9 million, resulting in a pre-tax gain of $4.7 million, which was recognized in the fourth quarter of 1997.

   The AMI with Barrett encompasses approximately 2.1 million acres in the Powder River basin coal bed methane development area. Both parties will continue to develop certain specified areas within the AMI, with Barrett becoming the operator of the producing wells on July 1, 1999. We have committed to gather and compress for a fee all gas produced from the jointly-owned properties within the AMI under a long-term agreement.

   In December 1998, we joined with other industry partners to form Fort Union Gas Gathering, L.L.C., to build a 106-mile long, 24-inch gathering pipeline and treater to gather and treat natural gas in the Powder River basin in northeast Wyoming. We own an approximate 13% equity interest in Fort Union and are the construction manager and field operator. We expect the new gathering header to have an initial capacity of approximately 450 MMcf/D of natural gas with expansion capability. The header will deliver coal bed methane gas to a treating facility to be constructed by us near Glenrock, Wyoming and will access interstate pipelines to gas markets in the Rocky Mountain and Midwest regions of the United States. Construction on this project began in April 1999, and operations commenced in September 1999. The new gathering header and treating system is project-financed, and will require a cash investment by us of approximately $2 million.

   Southwest Wyoming. The United States Geologic Survey estimates that the Greater Green River basin contains over 120 Tcf of unrecovered natural gas reserves. Our facilities in Southwest Wyoming are comprised of the Granger facility and a 72% ownership interest in the Lincoln Road facility, collectively the "Granger Complex." These facilities have a combined operational capacity of 225 MMcf/D and processed an average of 177 MMcf/D in the second quarter of 1999. We believe that as governmental drilling restrictions affecting a portion of this basin are removed in the fourth quarter of 1999, we may have the opportunity to expand these facilities in the year 2000. Our capital budget in this area provides for expenditures of approximately $14.5 million during 1999. This capital budget includes approximately $6.1 million for drilling costs and production equipment and approximately $8.4 million related to gathering, transportation and expansion of the Granger facility. Because of drilling and other uncertainties beyond our control, we can provide no assurance that we will incur this level of capital expenditure or that we will make future capital expenditures. During the years ended December 31, 1998 and 1997, we expended approximately $16.0 million and $6.2 million, respectively, on this project.

   In 1997, we entered into an agreement with Ultra Resources, Inc. to participate in the exploration, development, gathering and processing in the Hoback Basin in Southwestern Wyoming. Under the agreement, we established a 1.8 million acre AMI, in which Ultra currently controls approximately 350,000 acres. We have the option to participate in exploration and production activities within the AMI for approximately a 15% working interest. We have also entered into agreements with Ultra for the gathering and processing of natural gas, which is developed on 16 prospects within the AMI, through our Granger facility.

   Additionally, we entered into two separate agreements with RIS Resources
(USA) Inc., an affiliate of Ultra, to sell RIS undivided interests in certain assets. Under the first agreement, in February 1998, we sold RIS a 50% undivided interest in a small portion of the Granger gathering system servicing the Ultra AMI for approximately $4.0 million. This amount approximated our cost in such facilities. We expect to install jointly with RIS additional gathering assets in this area as needed. Under the second agreement with RIS, we granted RIS the option to purchase up to 50% of the Granger Complex. In conjunction with this agreement, in February 1998, RIS paid a $1 million non-refundable option payment to us. RIS's option to acquire an interest in these facilities expired in the fourth quarter of 1998.

   Bethel Treating Facility. In 1996 and 1997, the Pinnacle Reef exploration area was rapidly developing into a very active lease acquisition and exploratory drilling area using 3-D seismic technology to identify prospects. The initial discoveries indicated a very large potential gas development. Based on our receipt of large acreage dedications in this area, we constructed the Bethel treating facility for a total cost of approximately $102.8 million with a throughput capacity of 350 MMcf/D. In 1998, the production rates from the wells drilled in this field and the recoverable reserves from these properties, were far less than the producers originally expected. As a result, in 1998, the Bethel treating facility averaged gas throughput of approximately 61 MMcf/D. Due to the unexpected poor drilling results and reductions in the producers' drilling budgets, the number of rigs active in this area has decreased from 18 in July 1998 to one active rig in June 1999.

   Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," requires the review of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. SFAS No. 121 also requires that an impairment loss be recognized when the carrying amount of an asset exceeds its fair market value or its expected future undiscounted net cash flows. Because of uncertainties related to the pace and success of third-party drilling programs, declines in volumes produced at certain wells and other conditions outside our control, we determined that such an evaluation of the Bethel treating facility was necessary. We compared the net book value of the assets to the discounted expected future cash flows of the facility and determined that the results of this comparison required a pre-tax, non-cash impairment charge of $77.8 million in the fourth quarter of 1998.

   Edgewood. In two transactions which closed in October 1998 we sold our Edgewood gathering system, including our undivided interest in the producing properties associated with this facility, and our 50% interest in the Redman Smackover Joint Venture. The combined sales price was $55.8 million. We used the proceeds from these sales to repay a portion of the balances outstanding under the Revolving Credit Facility. After the accrual of certain related expenses, we recognized a pre-tax gain of approximately $1.6 million during the fourth quarter of 1998.

   Perkins. In November 1997, we entered into an agreement to sell our Perkins facility. In March 1998, we completed the sale of this facility, with an effective date of January 1, 1998. The sales price was $22.0 million and resulted in a pre-tax gain of approximately $14.9 million. We used the proceeds from this sale to repay a portion of the balances outstanding under the Revolving Credit Facility.

   Giddings. In April 1999, we sold our Giddings facility for gross proceeds of $36.0 million, which resulted in an approximate pre-tax loss of $6.6 million in the second quarter of 1999, subject to final accounting adjustment.

   Katy. We continue to view access to storage capacity as a significant element of our marketing strategy. However, as a result of an increase in third-party storage services available in the marketplace combined with our 1999 business plan objective of improving our balance sheet, in April 1999 we sold all the outstanding common stock of our wholly owned subsidiary, Western Gas Resources Storage, Inc., for gross proceeds of $100.0 million. This transaction resulted in an approximate pre-tax loss of $16.6 million, in the second quarter of 1999, subject to final accounting adjustment. The only asset of this subsidiary was the Katy facility. In April 1999, we also sold 5.1 Bcf of stored gas in the Katy facility for total sales proceeds of $11.7 million, which approximated our cost of the inventory. To meet the needs of our marketing operations, we will continue to contract for storage capacity. Accordingly, we entered into a long-term agreement with the purchaser for approximately 3 Bcf of storage capacity at market rates.

   MiVida. In June 1999, we sold our MiVida treating facility for gross proceeds of $12.0 million. This transaction is subject to final accounting adjustment and is expected to result in an approximate pre-tax gain of $1.2 million.

   Other. We routinely review the economic performance of each of our operating facilities to ensure that a targeted rate of return is achieved. If an operating facility is not generating targeted returns we will explore various options, such as consolidation with other Western-owned or third party-owned facilities, dismantlement, asset swap or outright sale.

 Marketing

   Gas. We market gas produced at our plants and purchased from third parties to end-users, local distribution companies, or LDCs, pipelines and other marketing companies throughout the United States and in Canada. Historically, our gas marketing was an outgrowth of our gas processing activities and was directed towards selling gas processed at our plants to ensure their efficient operation. As we expanded into new basins and the natural gas industry became deregulated and offered more opportunity, we began to increase our third-party gas marketing. For the six months ended June 30, 1999 and the year ended December 31, 1998, our gas sales volumes averaged 2.0 Bcf/D and 2.2 Bcf/D, respectively. Third-party sales and gas storage, combined with the stable supply of gas from our facilities, enable us to respond quickly to changing market conditions and to take advantage of seasonal price variations and peak demand periods. We sell gas under agreements with varying terms and conditions in order to match seasonal and other changes in demand. Most of our current sales contracts range from a few days to two years. During 1997, we created a wholly owned subsidiary to operate a marketing office in Calgary, Alberta. The Calgary office provides us with information regarding gas supplies being transported from Canada and establishes a presence in an evolving gas market.

   In general, we do not expect to increase our third-party sales volumes in 1999 significantly from levels achieved during the year ended December 31, 1998. Our 1999 gas marketing plan emphasizes growth through our asset base and storage and transportation capacities which we control.

   We continue to view access to storage capacity as a significant element of our marketing strategy. We customarily store gas in underground storage facilities to ensure an adequate supply for long-term sales contracts and for resale during periods when prices are favorable. As of December 31, 1998, we had contracts in place for approximately 16.2 Bcf of storage capacity, including storage through our Canadian subsidiary, for resale during periods when prices are favorable. The fees associated with these contracts currently do not exceed $.61 per Mcf and the associated periods range from two months to six years. As of December 31, 1998, we also had contracts for approximately 490 MMcf/D of firm transportation; approximately 30% of these contracts expire during 1999. The fees associated with these contracts do not exceed $.33 per Mcf, and the associated periods range from seven months to thirteen years. Certain of these long-term storage and firm transportation contracts require an annual renewal. In addition, some contracts contain provisions which would require us to pay the fees associated with these contracts whether or not the service was used.

   We held gas in storage and in imbalances of approximately 7.5 Bcf at an average cost of $1.94 per Mcf at June 30, 1999 compared to 18.5 Bcf at an average cost of $2.10 per Mcf at June 30, 1998, at various storage facilities. At June 30, 1999, we had hedging contracts in place for anticipated sales of approximately 6.5 Bcf of stored gas at a weighted average price of $2.26 per Mcf for the stored inventory. See further discussion in "--Significant Projects and Dispositions--Katy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Risk Management Activities."

   During the year ended December 31, 1998, we sold gas to approximately 475 end-users, pipelines, LDCs and other customers. No single gas customer accounted for more than 4% of consolidated revenues for the year ended December 31, 1998.

   NGLs. We market NGLs, or ethane, propane, iso-butane, normal butane, natural gasoline and condensate, produced at our plants and purchased from third parties, in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. A majority of our production of NGLs moves to the Gulf Coast area, which is the largest NGL market in the United States. Through the development of end-use markets and distribution capabilities, we seek to ensure that products from our plants move on a reliable basis, avoiding curtailment of production. For the six months ended June 30, 1999, NGL sales averaged 2,785 MGal/D.

   Consumers of NGLs are primarily the petrochemical industry, the petroleum refining industry and the retail and industrial fuel markets. As an example, the petrochemical industry uses ethane, propane, normal butane and natural gasoline as feedstocks in the production of ethylene, which is used in the production of various plastics products. Over the last several years, the petrochemical industry has increased its use of NGLs as a major feedstock and is projected to continue to increase such usage. Further, consumers use propane for home heating, transportation and for agricultural applications. Price, seasonality and the economy primarily affect the demand for NGLs.

   We increased sales to third parties by approximately 385 MGal/D for the year ended December 31, 1998 compared to 1997. In general, we do not anticipate that sales to third parties in 1999 will increase at the rate experienced in prior years. Our NGL marketing plan contemplates: (i) continued growth in sales to end-users; (ii) maximizing profitability on volumes produced at our facilities; and (iii) efficient use of various third-party storage facilities to increase profitability while limiting carrying risk.

   We lease NGL storage space at major trading locations, primarily near Houston and in central Kansas, in order to store products for resale during periods when prices are favorable and to facilitate the distribution of products. In addition, as of December 31, 1998, we had contracts in place for approximately 30,450 MGal of storage capacity. The base fees associated with such contracts currently do not exceed $.03 per gallon and the associated periods range from three months to four years. Certain of the long-term contracts require an annual renewal and contain provisions which would require us to pay the fees associated with such contracts whether or not the service was used.

   We held NGLs in storage of 8,000 MGal, consisting primarily of propane and normal butane, at an average cost of $.28 per gallon and 50,000 MGal at an average cost of $.28 per gallon at June 30, 1999 and 1998, respectively, at various third-party storage facilities. At June 30, 1999, we had no significant hedging contracts in place for anticipated sales of stored NGLs.

   NGL sales were made to approximately 175 different customers for the year ended December 31, 1998. No single customer accounted for more than 2% of our consolidated revenues for the year ended December 31, 1998. We also derive revenues from contractual marketing fees charged to some producers for NGL marketing services. For the year ended December 31, 1998, these fees were less than 1% of our consolidated revenues.

   Power Marketing. In July 1996, the FERC issued its final order requiring investor-owned electric utilities to provide open access for wholesale transmission. This action allowed companies to participate in a market previously controlled by electric utilities. During 1996 and 1997, we traded electric power in the wholesale market and entered into transactions that arbitrage the value of gas and electric power. During the second half of 1997, we elected to discontinue wholesale trading of electric power, due to a lack of profitability.

 Producing Properties

   During 1997, we began to invest more capital in oil and gas producing activities primarily to replace declining reserves which are processed at our facilities and to encourage expansion in basins where our facilities are located. See "Business--Significant Projects and Dispositions--Coal Bed Methane" and "--Southwest Wyoming." We believe that in order to secure additional gas supply for our facilities, we must be willing to consider participation in exploration and production activities. At December 31, 1998, we had an interest in 671 gross wells (or 304 net wells) located primarily in the Powder River Basin. Revenues derived from our producing properties comprised approximately 1.3%, 1.3% and 1.6% of consolidated revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

   The following table provides a summary of the net annual production volumes:

                                            For the Year Ended December 31,
                                       -----------------------------------------
                                           1998          1997          1996
                                       ------------- ------------- -------------
                                        Gas    Oil    Gas    Oil    Gas    Oil
      State                            (MMcf) (MBbl) (MMcf) (MBbl) (MMcf) (MBbl)
      -----                            ------ ------ ------ ------ ------ ------
      Colorado........................    274    2      243    6       73    6
      Louisiana.......................  2,810   75    4,760  108    7,255  117
      Texas (1).......................  1,787    5    6,092   21    7,193   32
      Wyoming:
        Coal Bed Methane..............  7,136  --     1,751  --        12  --
        All Other.....................  3,283   40    1,752   19      233    3
                                       ------  ---   ------  ---   ------  ---
      Total........................... 15,290  122   14,598  154   14,766  158
                                       ======  ===   ======  ===   ======  ===

--------
(1) We sold our producing properties in Texas during 1998.

   As a result of a review of the reserves at our Black Lake facility, and by comparing the net book value of the assets to the undiscounted expected future cash flows, which management determined by applying future prices estimated over the lives of the associated reserves, we wrote down the Black Lake reserves and the processing facility associated with such reserves in accordance with SFAS No. 121 to the net present value of expected cash flows discounted using an interest rate commensurate with the risk associated with the underlying asset. Accordingly, we recognized a pre-tax, non-cash loss of $28.8 million for the year ended December 31, 1998. In addition, we recognized a pre-tax, non-cash loss on the impairment of property and equipment, primarily related to our Black Lake facility and Sand Wash basin assets, of $34.6 million for the year ended December 31, 1997.

   We employ a total staff of eight full time reservoir and production engineers and geologists who complete annual reserve estimates of dedicated reserves behind each of our existing facilities. These engineers also complete annual reserve estimates of each of our producing areas. The reserve report prepared internally for the Powder River coal bed methane for 1998 has been audited by Fairchild, Ancell & Wells, Inc. The reserves associated with the Black Lake field have been prepared by Williamson Petroleum Consultants, Inc. since 1996.

   Our reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Estimates of economically recoverable reserves and of future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated. Our estimates of reserves dedicated to our gathering and processing facilities are calculated by our reservoir engineering staff and are based on publicly available data. These estimates may be less reliable than the reserve estimates made for our own producing properties since the data available for estimates of our own producing properties also includes our proprietary data.

 Environmental

   The construction and operation of our gathering systems, plants and other facilities used for the gathering, transporting, processing, treating or storing of gas and NGLs are subject to federal, state and local environmental laws and regulations, including those that can impose obligations to clean up hazardous substances at our facilities or at facilities to which we send wastes for disposal. In most instances, the applicable regulatory requirements relate to water and air pollution control or waste management. We employ six environmental engineers and seven regulatory compliance specialists to monitor environmental and safety compliance at our facilities. Prior to consummating any major acquisition, our environmental engineers perform audits on the facilities to be acquired. In addition, on an ongoing basis, the environmental engineers perform environmental assessments of our existing facilities. We believe that we are in substantial compliance with applicable material environmental laws and regulations. Environmental regulation can increase the cost of planning, designing, constructing and operating our facilities. We believe that the costs for compliance with current environmental laws and regulations have not had and will not have a material effect on our financial position or results of operations.

   The Texas Natural Resource Conservation Commission which has authority to regulate, among other things, stationary air emissions sources, has created a committee to make recommendations to the Commission regarding a voluntary emissions reduction plan for the permitting of existing "grandfathered" air emissions sources within the State of Texas. A "grandfathered" air emissions source is one that does not need a state operating permit because it was constructed prior to 1971. We operate a number of these sources within the State of Texas, including portions of our Midkiff plant and many of our compressors. The recommendations proposed by the committee would create a voluntary permitting program for grandfathered sources, including incentives to participate, like the ability to operate in these sources in a flexible manner. It is not clear which of the committee's recommendations, if any, that the Commission will implement and it is not possible to assess the potential effect on us until final regulations are promulgated.

   We anticipate that it is reasonably likely that the trend in environmental legislation and regulation will continue to be towards stricter standards. We are unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on our financial position or results of operations, but we cannot rule out that possibility.

   We are in the process of voluntarily cleaning up substances at certain facilities that we operate. Our expenditures for environmental evaluation and remediation at existing facilities have not been significant in relation to our results of operations and totaled approximately $1.4 million for the year ended December 31, 1998, including approximately $732,000 in air emissions fees to the states in which we operate, $132,000 of which was attributable to the Edgewood facility which we sold in October 1998. Although we anticipate that such environmental expenses per facility will increase over time, we do not believe that such increases will have a material effect on our financial position or results of operations.

 Competition

   We compete with other companies in the gathering, processing, treating and marketing businesses both for supplies of natural gas and for customers for our natural gas and NGLs. Competition for natural gas supplies is primarily based on efficiency, reliability, availability of transportation and ability to obtain a satisfactory price for the producers' natural gas. Competition for sales customers is primarily based upon reliability and price of deliverable natural gas and NGLs. Our competitors for obtaining additional gas supplies, for gathering and processing gas and for marketing gas and NGLs include national and local gas gatherers, brokers, marketers and distributors of various sizes, financial resources and experience. For marketing customers that have the capability of using alternative fuels, such as oil and coal, we also compete based primarily on price against companies capable of providing such alternative fuels. We have experienced narrowing margins related to third-party sales due to the increasing availability of pricing information in the natural gas industry. Counterparties in our gas marketing transactions may require additional security such as letters of credit that are not required of certain of our competitors. If the additional security is required, our marketing margins and volumes may be adversely impacted.

 Regulation

   Our purchase and sale of natural gas and the fees we receive for gathering and processing have generally not been subject to regulation and, therefore, except as constrained by competitive factors, we have considerable pricing flexibility. However, many aspects of our gathering, processing, marketing and transportation of natural gas and NGLs are subject to federal, state and local laws and regulations which can have a significant impact upon our overall operations.

   As a processor and marketer of natural gas, we depend on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of our own gas supplies as well as those we process and/or market for others. Both the interstate pipelines' performance of transportation and storage services, and the rates charged for such services, are subject to the jurisdiction of the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. At times, other system users can pre-empt the availability of interstate transportation and storage services necessary to enable us to make deliveries and/or sales of gas in accordance with FERC-approved methods for allocating the system capacity of "open access" pipelines. Moreover, the rates the pipelines charge for such services are often subject to negotiation between shippers and the pipelines within certain FERC-established parameters and will periodically vary depending upon individual system usage and other factors. An inability to obtain transportation and/or storage services at competitive rates can hinder our processing and marketing operations and/or adversely affect our sales margins.

   In 1997, the State of Texas adopted a statute that will require us to obtain a pre-construction permit for certain gas gathering lines containing more than 100 parts per million of hydrogen sulfide and grants affected persons, in certain circumstances, the right to request a hearing relating to the issuance of such a permit. This may increase the time and cost associated with constructing hydrogen sulfide gathering lines. We operate the Bethel facility in Texas which removes hydrogen sulfide from the natural gas.

   Generally, neither the FERC nor any state agency regulates gathering and processing prices. The Oklahoma Corporation Commission, or the OCC, has limited authority in certain circumstances, after the filing of a complaint by a producer, to compel a gas gatherer to provide open access gathering and to set aside unduly discriminatory gathering fees. The Oklahoma state legislature is considering legislation that would expand the authority of the OCC to compel a gas gatherer to provide open access gas gathering and to establish rates, terms and conditions of services which a gas gatherer provides. In addition, the state legislatures and regulators in other states in which we gather gas are also contemplating additional regulation of gas gathering. We do not believe that any of the proposed legislation of which we are aware is likely to have a material adverse effect on our financial position or results of operation. However, we cannot predict what additional legislation or regulations the States may adopt regarding gas gathering.

 Employees

   At June 30, 1999, we employed approximately 772 full-time employees, none of whom was a union member. We consider relations with employees to be excellent.

 Legal Proceedings

   McMurry Oil Company, et al. v. TBI Exploration, Inc., Mountain Gas Resources, Inc. and Wildhorse Energy Partners, LLC, District Court, Ninth Judicial District, Sublette County, Wyoming, Civil Action No. 5882. McMurry Oil Company and certain other producers (collectively, "McMurry") filed suit against TBI Exploration, Inc. ("TBI"), Mountain Gas Resources, Inc., our wholly-owned subsidiary ("Mountain Gas") and Wildhorse Energy Partners, LLC ("Wildhorse"). The central dispute in this case concerns the ownership, nature and extent of a call on certain gas and the right to match offers for gathering and/or purchasing gas (collectively the "Preferential Rights"). In November 1998, the court granted summary judgment in favor of McMurry as to the ownership of the Preferential Rights. In early 1999, McMurry, TBI and Wildhorse settled their claims and crossclaims and as a result TBI and Wildhorse were dismissed from the case. Trial on the liability phase of the litigation between McMurry and Mountain Gas was held in May 1999 and judgment was rendered against Mountain Gas in June 1999, assessing liability for intentional interference of business expectancies and opportunities and a finding that such interference caused McMurry to forego or delay entry into these opportunities and further, that Mountain Gas' assertion of ownership of Preferential Rights were false and thereby disparaged McMurry's title and rights. The court ruled that McMurry was entitled to seek damages against Mountain Gas and that the damages may include punitive damages. McMurry has submitted damage claims in this matter of approximately $29 million, not including punitive damages. Mountain Gas has filed a motion to reconsider the applicability of punitive damages in this matter. A determination of the extent and amount of damages, including causation and mitigation, for McMurry's damage claims is set for a jury trial in January 2000. Mountain Gas believes the damage claims are excessive and unjustified and will vigorously defend its actions and the damage claims raised by McMurry in this matter. Under the terms of the court's order, Mountain Gas is not permitted to file any appeal until the damage claims have been litigated. Mountain Gas believes it has several grounds for appeal in this matter. At the present time, it is not possible to express an opinion as to the final outcome of this litigation or to estimate the final amount of damages, if any, to be assessed in this matter.

   Berco Resources, Inc. v. Amerada Hess Corporation and Western Gas Resources, Inc., United States District Court, District of Colorado, Civil Action No. 97-WM-1332. Berco Resources, Inc. is an independent producer and marketer of natural gas and alleges that it owns or has the right to produce and sell natural gas in the Temple/Tioga Area in North Dakota. Berco alleges that Amerada Hess engaged in unlawful monopolization under Section 2 of the Sherman Act and Section 7 of the Clayton Act by acquiring natural gas gathering and producing facilities owned by us. Berco alleges that we, along with Amerada Hess, have conspired, through the purchase and sale of our facilities in the Temple/Tioga Area, to create a monopoly affecting an appreciable amount of interstate commerce in violation of Sections 1 and 2 of the Sherman Act. Berco seeks an award against Amerada Hess and us of threefold the amount of damages actually sustained by Berco, in an amount to be determined at trial, and/or divestiture of the assets which Amerada Hess acquired, for an order restraining and enjoining us and Amerada Hess from violating the antitrust laws, and for costs, attorney fees and interest. We believe that we have meritorious defenses to the claims and are vigorously defending such claims. At the present time it is not possible to predict the outcome of this litigation to estimate the amount of potential damages.

   Internal Revenue Service. The Internal Revenue Service has completed its examination of our tax returns for the years 1990 and 1991 and has proposed adjustments to taxable income reflected in such tax returns that would shift the recognition of certain items of income and expense from one year to another. To the extent taxable income in a prior year is increased by proposed timing adjustments, taxable income may be reduced by a corresponding amount in other years. However, we would incur an interest charge as a result of such adjustments. We currently are protesting certain of these proposed adjustments. In the opinion of management, any proposed adjustments for the additional income taxes and interest that may result would not be material. However, it is reasonably possible that the ultimate resolution could result in an amount which differs materially from management's estimates.

   Other. We are involved in various other litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims, will not, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

   Set forth below is certain information as of October 13, 1999 concerning the directors and officers of Western and its predecessors.

Name                     Age                        Position
----                     ---                        --------
Brion G. Wise...........  54 Chairman of the Board (1)
Walter L. Stonehocker...  75 Vice Chairman of the Board (3)
Dean Phillips...........  67 Director (3)(5)
Joseph E. Reid..........  70 Director (2)(4)(5)
Richard B. Robinson.....  51 Director (1)(4)(5)
Bill M. Sanderson.......  69 Director (3)
Ward Sauvage............  74 Director (2)
James A. Senty..........  63 Director (3)(4)(5)
Lanny F. Outlaw.........  63 Chief Executive Officer, President and Director (6)
John C. Walter..........  54 Executive Vice President, General Counsel and Secretary
Edward A. Aabak.........  47 Senior Vice President--Operations
John F. Chandler........  43 Senior Vice President--Marketing and Business
                             Development and Assistant Secretary
Vance S. Blalock........  46 Treasurer and Assistant Secretary
Brian E. Jeffries.......  41 Vice President--Gas Marketing
J. Burton Jones.........  40 Vice President--Business Development
Jeffery E. Jones........  46 Vice President--Production
William J. Krysiak......  39 Vice President--Finance

--------
(1) Class One Director; term expires in 1999.
(2) Class Two Director; term expires in 2000.
(3) Class Three Director; term expires in 2001.
(4) Member of the Audit Committee.
(5) Member of the Compensation and Nominating Committee.
(6) Mr. Outlaw was appointed to the Board of Directors on September 10, 1999. He will serve in this capacity until the next annual meeting.

   Brion G. Wise, has served as Chairman of the Board since July 1987, Chief Executive Officer from December 31, 1986 until September 30, 1999, and as President from 1971 through 1986. Mr. Wise received his Bachelor of Science Degree in Chemical Engineering from Washington State University.

   Walter L. Stonehocker, has served as Vice Chairman of the Board since July 1992, a director since July 1987, Senior Vice President from January 1985 to July 1992 and Vice President from 1971 to 1985. In addition, he has been active as a lobbyist for the oil and gas industry in various western states.

   Dean Phillips, has served as a director since July 1987 and as a member of the Compensation and Nominating Committee since May 1995. Mr. Phillips has been engaged in the wholesale and retail distribution of natural gas liquids since 1956. Mr. Phillips also serves as an officer and director of several banking institutions in Missouri and Illinois.

   Joseph E. Reid, has served as a director since May 1994, a member of the Audit Committee since May 1995 and as a member of the Compensation and Nominating Committee since May 1994. Mr. Reid has been involved in the oil and gas business since 1956, and since 1987 has been an independent oil and gas consultant. From 1984 to 1986 he served as President and Chief Executive Officer of Meridian Oil, Inc., from 1982 to 1984 as an independent oil and gas consultant and from 1978 to 1982 as President and Chief Executive Officer of Superior Oil Company. Mr. Reid also serves as a director for Riverway Bank and Cliffs Drilling Co. He received his M.B.A. from the Harvard Graduate School of Business and his Bachelor of Science Degree from Louisiana State University.

   Richard B. Robinson, has served as a director since July 1987, a member of the Audit Committee since May 1988 and as a member of the Compensation and Nominating Committee since September 1993. Mr. Robinson has been a shareholder of the law firm of Lentz, Evans and King P.C. since 1980. He has also been an adjunct professor at the University of Denver College of Law since 1980. He has represented us since 1977 with respect to tax, corporate and partnership law matters. Mr. Robinson received his Juris Doctor Degree from the University of Denver and his L.L.M. in Taxation from New York University.

   Bill M. Sanderson, has served as a director since July 1987, President from December 1986 through March 1996, Chief Operating Officer from May 1986 through March 1996 and Senior Vice President from 1981 through 1986. Mr. Sanderson received his Bachelor of Science Degree, cum laude, in Chemical Engineering from Texas Tech University.

   Ward Sauvage, has served as a director since July 1987. Mr. Sauvage was engaged in the wholesale and retail distribution of natural gas liquids from 1949 through 1993. He owns certain interests in several banking institutions in Nebraska and serves as a director of such institutions. Mr. Sauvage is Chairman of the Board and President of Sauvage Gas Company, a diversified private investment company formed in 1958.

   James A. Senty, has served as a director since July 1987, a member of the Audit Committee since May 1988 and as a member of the Compensation and Nominating Committee since September 1993. Mr. Senty has been engaged in the wholesale and retail distribution of natural gas liquids since 1960. He has owned certain banking interests since 1976 and currently serves as Chairman of the Board and President of Midwest Bottle Gas Co., a company which directly and through subsidiaries is engaged in the retail and wholesale marketing of natural gas, natural gas liquids and other related items in several states. He is a director and Senior Vice President of MNIC Companies, the parent organization of several insurance companies in Wisconsin.

   Lanny F. Outlaw, was appointed to the Board on September 10, 1999. He has served as Chief Executive Officer and President since October 1, 1999, President and Chief Operating Officer from March 1996 to September 1999, Executive Vice President from September 1994 through March 1996, Vice President--Business Development and Rocky Mountain Region from October 1993 to September 1994 and Vice President--Business Development from August 1987 to October 1993. Mr. Outlaw was employed by Shell Oil Company from 1958 to 1987 in various management positions within the Exploration and Production Department. Mr. Outlaw received his Bachelor of Science Degree in Engineering from the South Dakota School of Mines and Technology.

   John C. Walter, has served as Executive Vice President, General Counsel and Secretary since September 1994, served as Vice President--General Counsel from May 1988 to August 1994, Corporate Counsel from May 1986 to April 1988 and Land Manager from March 1983 to April 1986. Mr. Walter received his Bachelor of Arts Degree in Economics and Juris Doctor Degree from the University of Colorado.

   Edward A. Aabak, has served as Senior Vice President--Operations, since September 1997, Vice President--Rocky Mountain and Northern Region from June 1995 to August 1997, Vice President--Rocky Mountain Region from September 1994 to May 1995, and Operations Manager of the Rocky Mountain Region from February 1993 to August 1994. From 1982 to 1992, Mr. Aabak was employed by DEKALB Energy Company in various management, engineering and operations functions. From 1976 to 1982, Mr. Aabak was employed by Dome Petroleum Limited. Mr. Aabak holds a Bachelor of Science Degree in Chemical Engineering from the University of Alberta.

   John F. Chandler, has served as Senior Vice President--Marketing and Business Development since April 1996, Vice President--Marketing and Pipelines from September 1993 through March 1996, Manager of Business Development from January 1991 through August 1993 and from July 1984 through August 1993 in various positions in engineering and business development. Mr. Chandler received his Bachelor of Science Degree in Engineering from the South Dakota School of Mines and Technology.

   Vance S. Blalock, has served as Treasurer since November 1994, Controller of Systems Development and Acquisitions from January 1993 through November 1994, as Controller of Operational Accounting from May

1990 through December 1992 and in various other positions in the accounting area from September 1981 through April 1990. Ms. Blalock received her Bachelor of Science Degree in Commerce from the University of Louisville and is a Certified Public Accountant.

   Brian E. Jeffries, has served as Vice President--Gas Marketing since April 1996 and has been employed by Western since November 1992 as Director of Marketing and Transportation. Mr. Jeffries was employed by United Gas Pipe Line Company from 1991 to 1992 and for LaSER Marketing Company from 1988 through 1991 in various marketing management positions. Mr. Jeffries received his Bachelor of Science Degree in Civil Engineering from the University of Colorado.

   J. Burton Jones, has served as Vice President--Business Development since September 1997 and has been employed by Western since August 1996 as Director of Strategic Planning. Mr. Jones was employed by Burlington Resources, Inc. from July 1988 to August 1996 in various gas supply and business development positions, most recently as Director, Gas Supply. Mr. Jones received his Bachelor of Science Degree in Petroleum Engineering from Texas Tech University.

   Jeffery E. Jones, has served as Vice President--Production since October 1993 and has been employed by Western since 1989, previously as Production Manager. From 1987 to 1989, Mr. Jones was an independent oil and gas consultant. Mr. Jones received his Bachelor of Science Degree in Psychology from Colorado College and his Bachelor of Science Degree in Mechanical Engineering from the University of Colorado.

   William J. Krysiak, has served as Vice President--Finance since September 1993, Corporate Controller from June 1993 to August 1993, Controller--Financial Accounting from June 1990 to May 1993, Director of Tax Accounting and Reporting from May 1987 to May 1990 and in various other positions in the accounting area since August 1985. Mr. Krysiak is the principal financial and accounting officer of Western. He received his Bachelor of Science Degree in Business Administration from Colorado State University and is a Certified Public Accountant.

                       DESCRIPTION OF OTHER INDEBTEDNESS

   Revolving Credit Facility. The Revolving Credit Facility is with a syndicate of banks and provides for a maximum borrowing commitment of $250 million consisting of an $83 million 364-day Revolving Credit Facility, or Tranche A, and a five-year $167 million Revolving Credit Facility, or Tranche B. At June 30, 1999, $31.5 million was outstanding on this facility. The Revolving Credit Facility bears interest at certain spreads over the Eurodollar rate, or the greater of the Federal Funds rate or the agent bank's prime rate. We have the option to determine which rate will be used. We also pay a facility fee on the commitment. The interest rate spreads and facility fee are adjusted based on our debt to capitalization ratio and range from .75% to 2.00%. At June 30, 1999, the interest rate payable on the facility was 6.5%. We are required to maintain a total debt to capitalization ratio of not more than 60% through December 31, 2000 and of not more than 55% thereafter, and a senior debt to capitalization ratio of not more than 40% beginning September 30, 1999 through December 31, 2001 and of not more than 35% thereafter. The agreement also requires a ratio of EBITDA, excluding certain non-recurring items, to interest and dividends on preferred stock as of the end of any fiscal quarter, for the four preceding fiscal quarters, of not less than 1.35 to 1.0 beginning June 30, 1999 and increasing to 3.25 to 1.0 by December 31, 2002. This facility is guaranteed and secured via a pledge of the stock of certain of our subsidiaries. We generally utilize excess daily funds to reduce any outstanding balances on the Revolving Credit Facility and associated interest expense, and we intend to continue such practice.

   Master Shelf Agreement. In December 1991, we entered into a Master Shelf agreement with The Prudential Insurance Company of America. Amounts outstanding under the Master Shelf agreement at June 30, 1999 are as indicated in the following table (dollars in thousands):

                            Interest
   Issue Date       Amount    Rate    Final Maturity               Principal Payments Due
   ----------       ------  --------  --------------               ----------------------
October 27, 1992   $  8,334  7.51%   October 27, 1999  single payment at maturity
October 27, 1992     25,000  7.99%   October 27, 2003  $8,333 on each of October 27, 2001 through 2003
December 27, 1993    25,000  7.23%   December 27, 2003 single payment at maturity
October 27, 1994     25,000  9.05%   October 27, 2001  single payment at maturity
October 27, 1994     25,000  9.24%   October 27, 2004  single payment at maturity
July 28, 1995        50,000  7.61%   July 28, 2007     $10,000 on each of July 28, 2003 through 2007
                   --------
                   $158,334
                   ========

   In April 1999, effective January 1999, we amended our agreement with Prudential to reflect the following provisions. We are required to maintain a current ratio, as defined therein, of at least .9 to 1.0, a minimum tangible net worth equal to the sum of $300 million plus 50% of consolidated net earnings earned from January 1, 1999 plus 75% of the net proceeds of any equity offerings after January 1, 1999, and a total debt to capitalization ratio of not more than 60% through December 31, 2001 and of not more than 55% thereafter. A senior debt to capitalization ratio was implemented of 40% through March 2002 and 35% thereafter. This amendment also requires an EBITDA to interest ratio of not less than 1.75 to 1.0 increasing to a ratio of not less than 3.75 to 1.0 by March 31, 2002 and an EBITDA to interest on senior debt ratio of not less than 1.75 to 1.0 increasing to a ratio of not less than
5.50 to 1.0 by March 31, 2002. EBITDA in these calculations excludes certain non-recurring items. In addition, we are prohibited from declaring or paying dividends that in the aggregate exceed the sum of $50 million plus 50% of consolidated net income earned after June 30, 1995, or minus 100% of a net loss, plus the aggregate net cash proceeds received after June 30, 1995 from the sale of any stock. At June 30, 1999, approximately $27.0 million was available under this limitation. We presently intend to finance the $8.3 million payment due in October 1999 with amounts available under the Revolving Credit Facility. Borrowings under the Master Shelf agreement are guaranteed and secured via a pledge of the stock of certain of our subsidiaries.

   In June 1999, we prepaid approximately $33.3 million of notes outstanding under the Master Shelf agreement with proceeds from the offering of the subordinated notes.

   1995 Senior Notes. In 1995, we sold $42 million of senior notes, the 1995 senior notes, to a group of insurance companies with an interest rate of 8.16% per annum. In March 1999, we prepaid $15 million of the principal amount outstanding on the 1995 Senior notes at par. These payments were financed by a portion of the $37 million Bridge Loan described below and by amounts available under the Revolving Credit Facility. The remaining principal amount outstanding of $27 million is due in a single payment in December 2005. The 1995 Senior notes are guaranteed and secured via a pledge of the stock of certain of our subsidiaries. This facility contains covenants similar to the Master Shelf agreement. In the second quarter of 1999, we posted letters of credit for a total of approximately $10.8 million for the benefit of the holders of the 1995 Senior notes.

   We are currently paying an annual fee of not more than .65% on the amounts outstanding on the Master Shelf Agreement and the 1995 senior notes. This fee will continue until we have received an implied investment grade rating on our senior secured debt. On the portion of the 1995 Senior notes for which a letter of credit is posted, this annual fee will not be due.

   1993 Senior Notes. In 1993, we sold $50 million of 7.65% senior notes, the 1993 senior notes, to a group of insurance companies. Scheduled annual principal payments of $7.1 million on the 1993 Senior notes were made on April 30 of 1997 and 1998. In February 1999, we prepaid $33.5 million of the total principal amounts outstanding of $35.6 million at par. These payments were financed by a portion of the $37 million Bridge Loan. We prepaid the remaining outstanding principal of $2.1 million in April 1999 with amounts available under the Revolving Credit Facility.

   In connection with the repayments on the Master Shelf agreement, the 1995 senior notes and the 1993 senior notes, we incurred approximately $1.8 million of pre-tax yield maintenance and other charges. These charges are reflected as an extraordinary loss from early extinguishment of long-term debt in the second quarter of 1999.

   Bridge Loan. In February 1999, in order to finance prepayments of amounts outstanding on the 1993 and 1995 senior notes, we entered into a Bridge Loan agreement in the amount of $37 million with our agent bank. This facility was paid in full in April 1999 with proceeds from the sale of the Katy facility.

   Senior Subordinated Notes. In June 1999, we sold $155.0 million of senior subordinated notes in a private placement. The subordinated notes bear interest at 10% and were priced at 99.225% to yield 10.125%. These notes contain maintenance covenants which include limitations on debt incurrence, restricted payments, liens and sales of assets. The subordinated notes are unsecured and are guaranteed on a subordinated basis by certain of Western's subsidiaries. We anticipate completing an exchange offer for the exchange notes, which will be registered with the SEC for public trading, in the fourth quarter of 1999.

   Covenant Compliance. Taking into account all the covenants contained in these agreements, we had approximately $97.0 million of available borrowing capacity at June 30, 1999. In the second quarter of 1999, we amended our various financing facilities providing for financial flexibility and covenant modifications and issued the subordinated notes. These amendments were needed given the depressed commodity pricing experienced in the industry in general and the disappointing results we have experienced at our Bethel Treating facility. We can provide no assurance that further amendments or waivers can be obtained in the future, if necessary, or that the terms would be favorable to us. To strengthen our credit ratings and to reduce our overall debt outstanding, we will continue to dispose of non-strategic assets and investigate alternative financing sources including the issuance of public debt, project-financing, joint ventures and operating leases.

                              DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Western" refers only to Western Gas Resources, Inc. and not to any of its subsidiaries.

   Western issued the old notes under an indenture among itself, the subsidiary guarantors and Chase Bank of Texas, National Association, as trustee. The terms of the old notes and the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. You can find the definitions of terms used in this description under the subheading "Definitions" below. A copy of the indenture is filed as an exhibit to the registration statement which includes this prospectus and is available to you upon request.

   The terms of the exchange notes are identical in all material respects to the terms of the old notes, except for transfer restrictions relating to the old notes. Any old notes that remain outstanding after the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture for voting purposes. When we refer to the term "note" or "notes" in this "Description of Notes" section, we are referring to both the old notes and the exchange notes. When we refer to "holders" of the notes, we are referring to those persons who are the registered holders of the notes on the books of the registrar appointed under the indenture.

   The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes.

Brief Description of the Notes and the Subsidiary Guarantees

 The notes:

  . are general unsecured obligations of Western;

  . are limited to $225.0 million aggregate principal amount of which $155.0 million will be issued in this exchange offering;

  . are subordinated in right of payment to all existing and future Senior
    Debt of Western;

  . are senior in right of payment to any existing and future Indebtedness of Western that is by its terms subordinated to these notes; and

  . are unconditionally guaranteed by the Guarantors.

   After the Issue Date, additional amounts of notes up to an aggregate of $70.0 million may be issued in one or more series from time to time subject to the limitations under "--Certain Covenants--Incurrence of Indebtedness." The notes currently issued and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

 The Subsidiary Guarantees

   The old notes are and the exchange notes will be guaranteed by the following subsidiaries of Western:

  Lance Oil & Gas Company, Inc.,

  MGTC, Inc.,

  MIGC, Inc.,

  Mountain Gas Resources, Inc.,

  Pinnacle Gas Treating, Inc.,

  Western Gas Resources--Texas, Inc.,

  Western Gas Resources Oklahoma, Inc., and

  Western Gas Wyoming, L.L.C.

   The Subsidiary Guarantees of the notes will be:

  . general unsecured obligations of each Guarantor;

  . subordinated in right of payment to all existing and future Guarantor
    Senior Debt of each Guarantor; and

  . senior in right of payment to any existing and future Indebtedness of each Guarantor that is by its terms subordinated to the Subsidiary Guarantee.

   At June 30, 1999, Western and the Guarantors had total Senior Debt and Guarantor Senior Debt of approximately $216.8 million. As indicated above, and as discussed in detail below under the subheading "--Subordination," payments on the notes and under the Subsidiary Guarantees will be subordinated to the payment of Senior Debt and Guarantor Senior Debt, respectively. The indenture will permit us and the Guarantors to incur additional Senior Debt and Guarantor Senior Debt in the future.

   As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee these notes.

   Not all of our "Restricted Subsidiaries" will guarantee these notes. In addition, under certain circumstances the Subsidiary Guarantees may be released. See "--Subsidiary Guarantees." In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries ("non-Guarantor Subsidiaries"), these non-Guarantor Subsidiaries will pay the holders of their Indebtedness and preferred stock before they will be able to distribute any of their assets to us. The non-Guarantor Subsidiaries generated approximately $342,000 and $336,000 of our EBITDA in 1998 and in the six months ended June 30, 1999, respectively. To the extent a Subsidiary Guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the holders of notes would cease to have any claim in respect of that Subsidiary Guarantee and would be creditors solely of Western and the other Guarantors.

Principal, Maturity and Interest

   Western may issue notes with a maximum aggregate principal amount of $225.0 million under the indenture, of which $155.0 million aggregate principal amount is currently outstanding. Western will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2009.

   Interest on these notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 1999. Western will make each interest payment to the holders of record of these notes on the immediately preceding June 1 and December 1.

   Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it has been most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a holder of at least U.S. $1,000,000 aggregate principal amount of the notes has given wire transfer instructions to Western, we will make all principal, premium, if any, and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Western elects to make interest payments by check mailed to the holders at their addresses set forth in the registrar of holders.

Paying Agent and Registrar for the Notes

   The trustee will initially act as Paying Agent and Registrar. Western may change the Paying Agent or Registrar without prior notice to the holders of the notes, and Western or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

   A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Western may require a holder to pay any taxes and fees required by law or permitted by the indenture. Western is not required to transfer or exchange any note selected for redemption. Also, Western is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

   The Guarantors will jointly and severally guarantee Western's obligations under these notes. Each guarantee (a "Subsidiary Guarantee") will be subordinated to the prior payment in full of all Guarantor Senior Debt of that Guarantor substantially to the same extent as the notes are subordinated to all existing and future Senior Debt of Western. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--A subsidiary's guarantee of the exchange notes may be subordinated or avoided as a result of fraudulent conveyance." and "Description of Notes--Subordination."

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

  (1) at the time of and immediately after giving effect to that transaction, no Default or event of default exists; and

  (2) either:

    (a) the Person acquiring the property in that sale or disposition or the Person formed by or surviving that consolidation or merger (if other than Western or a Guarantor) assumes all the obligations of that Guarantor pursuant to an agreement reasonably satisfactory to the trustee; or

    (b) the Net Available Proceeds of that sale or other disposition are applied in accordance with the applicable provisions of the indenture.

   Notwithstanding the foregoing, any Subsidiary Guarantee of a Guarantor, whether in existence on the Issue Date or entered into thereafter pursuant to "--Certain Covenants--Additional Subsidiary Guarantees" or "--Certain Covenants--Limitations on Issuances of Subsidiary Guarantees of Indebtedness," will be released and discharged upon:

  (1) any sale, exchange or transfer of all or substantially all the Capital Stock owned by Western or any Restricted Subsidiary in the applicable Guarantor to a Person that is not Western or a Restricted Subsidiary, if Western applies the Net Available Proceeds of that sale, exchange or transfer in accordance with "--Repurchase at Option of holders--Asset Disposition,"

  (2) any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of such Guarantor (including by way of merger or consolidation) to a Person that is not Western or a Restricted Subsidiary, if Western applies the Net Available Proceeds of that sale, assignment, conveyance, transfer, lease or other disposition in accordance with "--Repurchase at Option of holders--Asset Disposition,"

  (3) the merger or consolidation of such Guarantor with or into Western or a Restricted Subsidiary (provided that in the case of a merger into or consolidation with a Restricted Subsidiary that is not then a Guarantor, the surviving Restricted Subsidiary assumes the Subsidiary Guarantee of such Guarantor and that transaction or series of transactions is not prohibited by the indenture),

  (4) the release or discharge of all Guarantees by such Guarantor of all Senior Debt of Western, or

  (5) Western's designation of that Guarantor as an Unrestricted Subsidiary in accordance with the indenture.

   See "--Repurchase at Option of holders--Asset Disposition."

Subordination

   The payment of principal, premium, if any, and interest on these notes and any other Obligations with respect to the notes, including but not limited to any Obligation to repurchase the notes and the Obligation to pay any special interest due in connection with the exchange offer, will be subordinated to the prior payment in full in cash of all Senior Debt of Western whether outstanding on the date of the indenture or subsequently incurred.

   The holders of Senior Debt of Western will be entitled to receive payment in full in cash of all Obligations due in respect of Western's Senior Debt before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance") in the event of any distribution to creditors of
Western:

  (1) in a liquidation or dissolution of Western;

  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Western or its property;

  (3) in an assignment for the benefit of Western's creditors; or

  (4) in any marshalling of Western's assets and liabilities.

   Western also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

  (1) a default in the payment of any Obligations relating to any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2) any other default occurs and is continuing on Designated Senior Debt that permits (or that would permit, following the passage of time, the giving of notice, or both) holders of the Designated Senior Debt as to which the default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Western or the Required holders.

   Payments on the notes may and shall be resumed:

  (1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

  (2) in case of a nonpayment default on Designated Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

   Western must promptly notify the holders of Senior Debt if payment of the notes is accelerated because of an event of default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Western, holders of these notes will in all likelihood recover less ratably than creditors of Western who are holders of Senior Debt. See "Risk Factors--The old notes and the exchange notes rank behind all of our existing and future indebtedness (other than trade payables) and any future indebtedness that expressly provides that it is equal to or senior in right of payment to the old notes and the exchange notes; payments by a guarantor on its guarantee of the old notes and the exchange notes are similarly subordinated."

   To the extent the obligation to repay any Senior Debt of the Company or Guarantor Senior Debt of a Guarantor is declared to be fraudulent, invalid or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent transfer, or similar law, then the obligation so declared fraudulent or invalid or otherwise set aside (and all other amounts that would have come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Debt of the Company or Guarantor Senior Debt of such Guarantor, as applicable, as if such declaration, invalidity, or setting aside had not occurred.

Optional Redemption

   Prior to June 15, 2002, Western may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that

  (1) at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding notes held by Western and its Subsidiaries); and

  (2) the redemption must occur within 90 days after Western's receipt of the net cash proceeds of a Public Equity Offering.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at Western's option prior to June 15, 2004.

   Beginning on or after June 15, 2004, Western, at its option, may redeem all or a part of these notes upon not less than 30 or more than 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

             Year                           Percentage
             ----                           ----------
             2004..........................  105.00%
             2005..........................  103.75%
             2006..........................  102.50%
             2007..........................  101.25%
             2008 and thereafter...........  100.00%

Western's Senior Debt Agreements restrict Western's ability to optionally redeem the notes. See "Description of Other Indebtedness."

Mandatory Redemption

   Except as set forth below under "Repurchase at Option of holders," Western is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at Option of holders

 Change of Control

   If a Change of Control occurs, each holder of notes will have the right to require Western to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Western will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Western will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Western will comply with the requirements of Rule

14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations with respect to the procedural requirements for tender offers conflict with the Change of Control provisions of the indenture, Western will comply with the applicable securities laws and regulations with respect to those procedural requirements and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

   On the Change of Control Payment Date, Western will, to the extent lawful:

  (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Western.

   The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

   The provisions described above that require Western to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Western repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. As a result, the provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Western that may adversely affect such holders.

   Western's Senior Debt Agreements currently prohibit Western from purchasing any notes and also provide that certain Change of Control events with respect to Western would constitute a default under the Senior Debt Agreements. Any future credit agreements or other agreements relating to Senior Debt to which Western becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Western is prohibited from purchasing notes, Western could seek to obtain the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Western does not obtain such a consent or repay such borrowings, Western will remain prohibited from purchasing notes. In such case, Western's failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

   Western will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Western and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Western and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require

Western to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Western and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Disposition

   Western will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Disposition unless:

  (1) Western (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of;

  (2) such fair market value is determined by Western's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

  (3) at least 75% of the consideration therefor received by Western or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

    (a) any liabilities (as shown on Western's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Western or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Western or such Restricted Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by Western or any such Restricted Subsidiary from such transferee that are converted by Western or such Restricted Subsidiary into cash or Cash Equivalents within 120 days of the consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion).

   Within 365 days of the receipt of any Net Available Proceeds from an Asset Disposition, Western may apply such Net Available Proceeds at its option:

  (1) to repay Obligations relating to Indebtedness of Western or any Restricted Subsidiary, other then Indebtedness which is subordinated to the notes or to the Restricted Subsidiary's Subsidiary Guarantee, as applicable;

  (2) to invest in the Capital Stock of any Person primarily engaged in the Principal Business if such investment would be a Permitted Business Investment or if, as a result of such acquisition, such Person becomes a Restricted Subsidiary;

  (3) to make a capital expenditure for the Principal Business; or

  (4) to acquire other long-term assets that are used or useful in the Principal Business.

   Any Net Available Proceeds from an Asset Disposition that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. As soon as practical, after any date (an "Asset Disposition Trigger Date") that the aggregate amount of Excess Proceeds exceeds $10.0 million, Western will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, Western may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. The Senior Debt Agreements may prohibit the use of Excess Proceeds to repurchase the notes.

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

   No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30, but not more than 60 days, before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

   Western will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend, either in cash or in property (except dividends payable in Capital Stock of Western, other than Disqualified Stock, or options, warrants or other rights to purchase Capital Stock of Western, other than Disqualified Stock), on, or make any other payment or distribution on account of, Western's or any of its Restricted Subsidiaries' Capital Stock, other than dividends, payments or distributions payable to Western or a Wholly Owned Restricted Subsidiary of Western;

  (2) purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock, now or hereafter outstanding (other than in exchange for Western's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase Western's Capital Stock (other than Disqualified Stock));

  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively a "prepayment") any Indebtedness of Western (other than the notes) which is subordinate in right of payment to the notes prior to the scheduled maturity or on or prior to any scheduled repayment of principal (and premium, if any) or sinking fund payment, except out of Excess Proceeds in the case of an Asset Disposition Offer; or

  (4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1) no Default of event of default shall have occurred and be continuing or would occur as a consequence thereof;

  (2) Western would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness"; and

  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Western and its Restricted Subsidiaries after the date of the indenture (including Restricted Payments permitted by clauses (1) and (5) of the next succeeding paragraph and excluding the other Restricted Payments permitted by such paragraph and including Restricted Payments permitted by the second succeeding paragraph), is less than the sum, without duplication, of

    (a) 50% of the aggregate Consolidated Net Operating Income of Western for the period (taken as one accounting period) from the first day of the fiscal quarter commencing after the Issue Date to the end of Western's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Operating Income for such period is a deficit, less 100% of such deficit), plus

    (b) 100% of the aggregate net cash proceeds received by Western from the issue or sale of Capital Stock of Western (other than Disqualified Stock) or from the issue or sale of any options, warrants or rights to purchase shares of Capital Stock of Western (other than Disqualified Stock) or from the issue or sale of shares of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of Western), plus

    (c) to the extent not otherwise included in Western's Consolidated Net Operating Income, if any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (d) to the extent not otherwise included in Western's Consolidated Net Operating Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from repayments of loans or advances to Western or a Restricted Subsidiary after the date of the indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Western and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the indenture.

   For purposes of any calculation pursuant to the proceeding sentence which is required to be made within 60 days after the declaration of a dividend by Western, such dividend shall be deemed to be paid at the date of declaration.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Western or any Restricted Subsidiary of Western or of shares of Capital Stock of Western or any Restricted Subsidiary of Western in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Western) of, shares of Western's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase Western's Capital Stock (other than Disqualified Stock);

  (3) other Restricted Payments in an aggregate amount not to exceed $20.0 million;

  (4) the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Western or any Restricted Subsidiary of Western (other than Disqualified Stock) with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (5) the payment of any dividend by a Restricted Subsidiary of Western to the holders of all of its Capital Stock on a pro rata basis; and

  (6) the redemption, repurchase, retirement, defeasance or other acquisition of any Disqualified Stock of Western or any Restricted Subsidiary in exchange for, or out of the substantially concurrent sale (other than to Western or a Subsidiary of Western) of Disqualified Stock of Western or such Restricted Subsidiary, respectively; provided that: (A) the aggregate liquidation preference of such Disqualified Stock does not exceed the aggregate liquidation preference of the Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded; and
      (B) such Disqualified Stock has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded.

   In addition, the provisions in the first paragraph of this covenant will not prohibit the declaration and payment of dividends to holders of Western's issued and outstanding $2.28 Cumulative Preferred Stock and $2.625 Cumulative Convertible Preferred Stock or any other class or series of preferred stock of Western issued in exchange for or to refinance the $2.28 Cumulative Preferred Stock or $2.625 Cumulative Convertible Preferred Stock; provided that such new class or series of preferred stock has a dividend rate that is the same as or less than the dividend rate on the $2.28 Cumulative Preferred Stock and the $2.625 Cumulative Convertible Preferred Stock, so exchanged or refinanced.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Western or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in the good faith judgment of the Board of Directors of Western whose resolution with respect thereto shall be delivered to the trustee. Not later than ten days after the date of making any Restricted Payment, Western shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed.

 Incurrence of Indebtedness

   Western will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) other than (1) Indebtedness represented by the notes to be issued on the date of the indenture and Indebtedness represented by the exchange notes to be issued pursuant to the exchange and registration rights agreement and (2) Permitted Indebtedness unless, after giving effect to the incurrence of such Indebtedness and the receipt and applications of the proceeds therefrom, Western's Consolidated Operating Cash Flow Ratio is greater than 2.0 to 1 with respect to calculations made on or before June 30, 2001 and greater than 2.25 to 1 with respect to calculations made after June 30, 2001. Western will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by Western.

   So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

  (1) Indebtedness under the Credit Facilities (including, without limitation, Indebtedness under the Revolving Credit Facility) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Western and its Restricted Subsidiaries thereunder) not to exceed an amount equal to $250.0 million;

  (2) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refinance, extend, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be incurred (pursuant to clauses (3) through (11) below or previously incurred pursuant to this clause (2));

  (3) the Existing Indebtedness (excluding Indebtedness under the Revolving Credit Facility);

  (4)  between or among Western and/or its Restricted Subsidiaries;

  (5) arising out of Sale/Leaseback Transactions or Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Western or such Restricted Subsidiary of Western (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in an aggregate amount or accreted value, if applicable, not to exceed $15.0 million at any time outstanding;

  (6) arising out of Hedging Obligations; provided, however, that such obligations are incurred in the ordinary course of business and not for speculative purposes;

  (7) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business;

  (8) any Guarantee by Western or any of its Restricted Subsidiaries of Indebtedness so long as the incurrence of such Indebtedness is permitted to be incurred by Western or any of its Restricted Subsidiaries under this indenture;

  (9) Indebtedness incurred in respect of workers' compensation claims, self insurance obligations, performance, surety and similar bonds, including guarantees and letters of credit supporting such performance, surety and similar bonds, provided by Western or a Restricted Subsidiary in the ordinary course of business (in each case other than for an obligation for money borrowed);

  (10) Indebtedness arising from any agreements of Western or a Restricted Subsidiary of Western providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by Western and/or such Restricted Subsidiary in connection with such disposition; and

  (11) in addition to Indebtedness permitted by clauses (1) through (10) above, Indebtedness not to exceed on a consolidated basis for Western and its Restricted Subsidiaries at any time $25.0 million.

   For purposes of determining compliance with this "--Incurrence of Indebtedness" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Western will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

   Other than the limitations on incurrence of Indebtedness contained in this covenant, there are no provisions in the indenture that would protect the holders of notes in the event of a highly leveraged transaction.

 No Layering of Indebtedness

   Western will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Western and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Guarantor Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

 Liens

   Western will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom to secure (a) any Indebtedness of Western, unless the notes are secured equally and ratably simultaneously with or prior to the creation, incurrence or assumption of such Lien for so long as such Lien exists or (b) any Indebtedness of any Guarantor, unless the Subsidiary Guarantee of such Guarantor is secured equally and ratably simultaneously with or prior to the creation, incurrence or assumption of such Lien for so long as such Lien exists; provided, that in any case involving a Lien securing Indebtedness which is subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, such Lien is subordinated to the Lien securing the notes or the Subsidiary Guarantees to the same extent that such subordinated debt is subordinated to the notes or the Subsidiary Guarantees.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   Western will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock to Western or any of Western's Restricted
      Subsidiaries or pay any Indebtedness owed to Western or any of Western's Restricted Subsidiaries;

  (2) make loans or advances to Western or any of Western's Restricted Subsidiaries; or

  (3) transfer any of its properties or assets to Western or any of Western's Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

   (1) any agreement or other instrument as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, in any material respect with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the date of the indenture, all as determined in the good faith judgment of the Board of Directors;

   (2) the indenture and the notes;

   (3) applicable laws, rules, regulations and/or orders;

   (4) any agreement or other instrument of a Person acquired by Western or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent entered into or created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired;

   (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

   (6) pursuant to Capitalized Lease Obligations and purchase money obligations for property leased or acquired in the ordinary course of business that impose restrictions on the property so acquired in the nature described in clause (3) of the preceding paragraph;

   (7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, in any material respect than those contained in the agreements governing the Indebtedness being refinanced as determined in the good faith judgment of the Board of Directors;

   (8) Liens, securing Indebtedness, otherwise permitted to be created or incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of Western or any of its Restricted Subsidiaries to dispose of or transfer the assets subject to such Lien;

   (9) pursuant to any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of properties and assets or distributions pending consummation of the subject transaction;

  (10) pursuant to agreements among holders of Capital Stock of any Restricted Subsidiary of Western requiring distributions in respect of such Capital Stock to be made pro rata based on the percentage of ownership in and/or contribution to such Restricted Subsidiary;

  (11) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract or (b) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Western or any of its Subsidiaries not otherwise prohibited by the indenture; and

  (12) other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to the provisions of the covenant described under "-- Incurrence of Indebtedness" subsequent to the Issue Date; provided, however, that the provisions relating to such encumbrances or restrictions contained in such Indebtedness are not less favorable to Western, taken as a whole, in any material respect as determined in the good faith judgment of the Board of Directors of Western than the provisions relating to such encumbrance or restriction contained in the indenture.

 Merger, Consolidation or Sale of Assets

   Western may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Western is the surviving corporation); or
(2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

  (1) either (a) Western is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Western) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2) the Person formed by or surviving any such consolidation or merger (if other than Western) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Western under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3) at the time of and immediately after giving effect to that transaction, no Default or event of default exists;

  (4) except in the case of a merger of Western with or into a Wholly Owned Restricted Subsidiary of Western or a sale, assignment, lease, transfer, conveyance or disposition to a Wholly Owned Restricted Subsidiary of Western, immediately after giving effect to that transaction on a pro forma basis, the Person formed by or surviving any such consolidation or merger (if other than Western) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Western immediately prior to such transaction;

  (5) except in the case of a merger of Western with or into a Wholly Owned Restricted Subsidiary of Western or a sale, assignment, lease, transfer, conveyance or disposition to a Wholly Owned Restricted Subsidiary of Western, Western or the Person formed by or surviving any such consolidation or merger (if other than Western) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness;" and

  (6) if any of the properties or assets of Western or any Restricted Subsidiary would upon such transaction or series of transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the covenant described above under the caption "--Liens."

In addition, Western may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a merger by Western with an Affiliate of Western that is a corporation incorporated solely for the purpose of reincorporating Western in another jurisdiction.

 Transactions with Affiliates

   Western will not, and will not permit any of its Restricted Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of any of its properties or assets or the rendering of any service) with, or for the benefit of, any Affiliate of Western other than a Restricted Subsidiary (each, an "Affiliate Transaction"), unless:

  (1) such Affiliate Transaction is on terms that are no less favorable to Western or the relevant Restricted Subsidiary in all material respects than those that would have been obtained in a comparable transaction by Western or such Restricted Subsidiary with an unrelated Person; and

  (2) Western delivers to the trustee:

    (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the Disinterested Directors; and

    (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness of such Affiliate Transaction in all material respects, taken as a whole, to the

    (c) holders from a financial point of view issued by an accounting, engineering, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) Restricted Payments permitted by, and Permitted Investments that are not prohibited by, the provisions of the indenture described above under "Restricted Payments" (other than Permitted Investments in another Person in which an Affiliate of Western or an Affiliate of any of Western's Subsidiaries owns an interest);

  (2) any employment agreement, employee benefit plan, related trust agreement or any similar arrangement, payment of compensation and fees to, and indemnity provided on behalf of, employees, officers, directors or consultants, maintenance of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plan and similar plans, and loans and advances to employees, officers, directors, consultants and shareholders, in each case entered into by Western or any of its Restricted Subsidiaries in the ordinary course of business or approved by a majority of Disinterested Directors (or the Board of Directors of Western in the case of plans or agreements affecting all employees, officers or directors as a group);

  (3) transactions between or among Western and/or its Restricted
      Subsidiaries;

  (4) transactions with a Person that is an Affiliate of Western solely because Western owns any Capital Stock in such Person;

  (5) payment of directors fees;

  (6) any agreement or arrangement in effect on the Issue Date and any amendments, modifications or replacements thereof (so long as any such amendment, modification or replacement is no less favorable to Western and its Restricted Subsidiaries in any material respect than the agreement as in effect on the Issue Date); and

  (7) any stockholder agreement or registration rights agreement to which Western is a party on the Issue Date and any similar agreements which it may enter into thereafter; provided that the performance by Western or any of its Restricted Subsidiaries of obligations under any future amendment or under such a similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms are no less favorable to Western and its Restricted Subsidiaries in any material respect than the agreement as in effect on the Issue Date.

 Additional Subsidiary Guarantees

   Each current and future domestic Restricted Subsidiary of Western will be required to be a Guarantor for so long as such Restricted Subsidiary has outstanding any Guarantees with respect to any Senior Debt of Western. In addition, Western may cause any other Restricted Subsidiary to become a Guarantor. To become a Guarantor, a Restricted Subsidiary shall execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee providing for a Subsidiary Guarantee of the notes by such Subsidiary, which Subsidiary Guarantee will be subordinated to Guarantor Senior Debt (but no other Indebtedness) to the same extent that the notes are subordinated to Senior Debt of Western. Thereafter, such Restricted Subsidiary shall be deemed to be a Guarantor for all purposes under the indenture.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or event of default; provided that, in no event shall the business currently operated by Western be transferred to or held by an Unrestricted Subsidiary, unless after giving pro forma effect to such transfer Western could have incurred an additional $1.00 of Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described under "Incurrence of Indebtedness." If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Western and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments." All such outstanding Investments will be valued at their fair market value at the time of such classification as determined in the good faith judgment of the Board of Directors. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Western of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or event of default would be in existence following such designation.

 Limitations on Issuances of Subsidiary Guarantees of Indebtedness

   Western will not permit any domestic Restricted Subsidiary that is not a Guarantor (a "non-Guarantor Subsidiary"), directly or indirectly, to guarantee or secure the payment of any Senior Debt of Western unless such non-Guarantor Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guarantee of the notes by such non-Guarantor Subsidiary, which Subsidiary Guarantee will be subordinated to Guarantor Senior Debt (but no other Indebtedness) to the same extent that the notes are subordinated to Senior Debt of Western.

 Payments for Consent

   Western will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

 Reports

   Whether or not required by the Commission, so long as any notes are outstanding, Western will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Western were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Western's certified independent accountants; and

  (2) all current reports that would be required to be filed with the Commission on Form 8-K if Western were required to file such reports.

   In addition, whether or not required by the Commission, Western will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   Each of the following is an event of default:

  (1) default for a continued period of 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (3) failure by Western or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Merger, Consolidation or Sale of Assets" or "--Repurchase at Option of holders--Change of Control" or "--Asset Disposition;"

  (4) failure by Western or any of its Restricted Subsidiaries for 30 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "--Certain Covenants-- Restricted Payments" or "--Incurrence of Indebtedness;"

  (5) failure by Western or any of its Restricted Subsidiaries for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

  (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Western or any of its

     Restricted Subsidiaries (or the payment of which is guaranteed by Western or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

    (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity upon the expiration of any grace period provided in such Indebtedness (a "Payment Default"); or

    (b) results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (7) the failure by Western or any of its Restricted Subsidiaries to pay a final judgment or judgments (not subject to appeal) against Western or any of its Restricted Subsidiaries in an aggregate principal amount in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

  (8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

  (9) certain events of bankruptcy or insolvency with respect to Western or any of its Restricted Subsidiaries.

   In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Western, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that such acceleration shall not be effective until the earlier of (i) an acceleration of the Designated Senior Debt or (ii) five business days after receipt by Western of written notice of such acceleration.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or event of default (except a Default or event of default relating to the payment of principal (and premium, if any) or interest) if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or event of default and its consequences under the indenture except a continuing Default or event of default in the payment of interest on, or the principal of (and premium, if any), the notes.

   No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing event of default and unless the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of (and premium, if any) or interest on such note on or after the respective due dates expressed in such note.

   Western is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or event of default, Western is required to deliver to the trustee a statement specifying such Default or event of default.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

   No director, officer, employee, incorporator or stockholder of Western or any Guarantor, as such, shall have any liability for any obligations of Western or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   Western may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

  (2) Western's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3) the rights, powers, trusts, duties and immunities of the trustee, and Western's obligations in connection therewith; and

  (4) the Legal Defeasance provisions of the indenture.

   In addition, Western may, at its option and at any time, elect to have the obligations of Western and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) Western must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Western must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2) in the case of Legal Defeasance, Western shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Western has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3) in the case of Covenant Defeasance, Western shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4) no Default or event of default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or event of default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Western or any of its Restricted Subsidiaries is a party or by which Western or any of its Restricted Subsidiaries is bound;

  (6) Western must have delivered to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7) Western must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Western with the intent of preferring the holders of notes over the other creditors of Western with the intent of defeating, hindering, delaying or defrauding creditors of Western or others; and

  (8) Western must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Modifications and amendments of the indenture may be made by Western and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes; provided, however, that without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1) change the Stated Maturity of the principal of (or premium, if any), or reduce the rate or change the time for payment of interest on, any note;

  (2) reduce the principal amount of (or premium, if any), or interest on, any notes;

  (3) change the currency of payment of principal of (or premium, if any), or interest on, any notes;

  (4) impair the right to institute suit for the enforcement of any payment on or with respect to any notes;

  (5) reduce the above-stated percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

  (6) modify any provisions of the indenture relating to the modification and amendment of the indenture or any provisions of the indenture relating to the waiver of past defaults or covenants, except as otherwise specified; or

  (7) modify or amend the obligation of Western to make and consummate a Change of Control Offer in the event of a Change of Control.

   Notwithstanding the preceding, without the consent of any holder of notes, Western and the trustee may amend or supplement the indenture or the notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

  (3) to provide for the assumption of Western's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Western's assets;

  (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

   The holders of a majority in aggregate principal amount of the outstanding notes may waive Western's compliance with certain restrictive provisions of the indenture. The holder of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of holders of each outstanding note.

Concerning the Trustee

   If the trustee becomes a creditor of Western or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with Western or an Affiliate of Western; however, if the trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person or assumed in connection with an acquisition by such Person of the properties and assets of any Person which constitute all or substantially all of the properties and assets of such Person or any division or line of business or business segment of such Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person or such acquisition; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the foregoing, any Person who enters with Western or any of its Subsidiaries into any Permitted Business Investment (including, without limitation, any Person who has an ownership, management or operating position in any Permitted Business Investment), and any Person created as a result of the foregoing, shall not be deemed to be an Affiliate for purposes of the indenture solely by reason of entering into, or owning an ownership, management or operating position in, a Permitted Business Investment or being a Person so created, as the case may be.

   "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including by means of a Sale/Leaseback Transaction or a consolidation or merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person), directly or indirectly, in one or a series of related transactions, of

  (1) shares of Capital Stock (other than directors' qualifying shares) of a Restricted Subsidiary of such Person held by such Person or a Restricted Subsidiary of such Person,

  (2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division, or line of business or business segment, or

  (3) other properties or assets of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business,

which in the case of either clause (1), (2) or (3) whether in a single transaction or a series of related transactions, results in Net Available Proceeds in excess of $5.0 million. For the purpose of this definition, the term "Asset Disposition" shall not include:

  (a) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under the caption "--Merger, Consolidation or Sale of Assets,"

  (b) any transfer of properties or assets to any Person if permitted under the definition of Permitted Investments (except as set forth in clause
      (d) below) or if permitted under the provisions described under the caption "--Certain Covenants--Restricted Payments,"

  (c) any trade or exchange of properties and assets used in the Principal Business of Western or shares of Capital Stock in any Person in the Principal Business of Western or any Restricted Subsidiary of Western, in each case owned by Western or any Restricted Subsidiary, for properties and assets of any Person used in the Principal Business in any Person owned or held by another Person, provided, that (A) the fair market value of the properties, assets and shares traded or exchanged by Western or such Restricted Subsidiary is reasonably equivalent to or less than the fair market value of the properties and assets to be received by Western or such Restricted Subsidiary as determined in good faith by (x) any officer of Western if such fair market value is less than $5.0 million and (y) the Board of Directors of Western as evidenced by a certified resolution delivered to the trustee if such fair market value is equal to or in excess of $5.0 million; provided, that if such fair market value is equal to or in excess of $30.0 million Western shall deliver a written appraisal by a nationally recognized accounting, engineering, appraisal or investment banking firm, in each case specializing or having a specialty in oil and gas properties, and (B) such exchange is approved by a majority of the Disinterested Directors, provided, further, that if such trade or exchange results in the receipt by Western or a Restricted Subsidiary of Western of aggregate cash or Cash Equivalents in excess of $5.0 million, such cash or Cash Equivalents shall be deemed to be Net Available Proceeds for purposes of "--Repurchase at Option of holders-- Asset Disposition," or

  (d) any Permitted Business Investment; provided that if such investment results in the receipt by Western or a Restricted Subsidiary of Western of cash or Cash Equivalents (excluding any dividends or distributions of earnings) such cash or Cash Equivalents shall be deemed Net Available Proceeds for purposes of this covenant.

   "Attributable Debt" means, in respect of a Sale/Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Board of Directors" means, (1) with respect to Western, either the Board of Directors of Western or any properly constituted committee thereof that is authorized to take the action in question and (2) with respect to any Restricted Subsidiary of Western, the Board of Directors of that Restricted Subsidiary or any properly constituted committee thereof that is authorized to take the action in question.

   "Capitalized Lease Obligation" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

   "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5) commercial paper and other securities having the highest rating obtainable from Moody's or S&P and in each case maturing within twelve months after the date of acquisition; and

  (6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (2) through (5) above.

   "Change of Control" means the occurrence of any of the following:

  (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Western and its Subsidiaries taken as a whole to another "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Person controlled by a Principal;

  (2) the adoption of a plan relating to the liquidation or dissolution of Western;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Principal or a Person controlled by a Principal, becomes the beneficial owner (as determined in accordance with Rule 13(d)(3) under the Exchange Act), directly or indirectly, of at least 50% of the total voting power of all classes of Capital Stock of Western; or

  (4) the first day on which a majority of the members of the Board of Directors of Western are not Continuing Directors.

   "Consolidated Net Operating Income" means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1) the net income (or loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded (except to the extent of the amount of cash dividends or cash distributions paid to the specified Person or its Restricted Subsidiaries);

  (2) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (3) the net income of any Restricted Subsidiary of such Person shall be excluded to the extent the transfer to that Person of that income is restricted by contract or otherwise (except to the extent of the amount of cash or other distributions paid to the specified Person or its Restricted Subsidiaries);

  (4) the net income (or loss) of any Unrestricted Subsidiary of such Person shall be excluded (except to the extent of the amount of cash dividends or other cash distributions paid to the specified Person or its Restricted Subsidiaries);

  (5) extraordinary gains and losses, and gains and losses from the sale of assets outside the ordinary course of such Person's business, shall be excluded;

  (6) the cumulative effect of a change in accounting principles shall be excluded;

  (7) any write-downs of non-current assets, provided that any ceiling limitation write-downs under Commission guidelines or impairments of oil and gas properties required by Statement of Financial Accounting Standards No. 121 of the Financial Accounting Standards Board shall be excluded as if such write-downs had not occurred; and

  (8) the tax effect of any of the items described in clauses (1) through (7) above shall be excluded.

   "Consolidated Net Worth" means, at any date, the stockholders' equity of Western and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Disqualified Stock of Western or its Restricted Subsidiaries.

   "Consolidated Operating Cash Flow" means, with respect to any Person for any period, the Consolidated Net Operating Income of such Person and its Restricted Subsidiaries for such period plus:

  (1) consolidated Fixed Charges of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period; plus

  (2) consolidated income tax expense of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period; plus

  (3) consolidated depreciation, depletion and amortization expense (including amortization of purchase accounting adjustments) of such Person and its Restricted Subsidiaries and any other non-cash items to the extent that such depreciation, depletion, amortization and other non-cash items reduced Consolidated Net Operating Income for such period; minus

  (4) non-cash items which increased Consolidated Net Operating Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP for the four full quarters for which financial information in respect thereof is available immediately prior to the Transaction Date.

   Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of Western shall be added to Consolidated Net Operating Income to compute Consolidated Operating Cash Flow of Western only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed or otherwise paid to Western by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Operating Cash Flow Ratio" means, with respect to any Person, the ratio of

  (1) Consolidated Operating Cash Flow of such Person and its Restricted Subsidiaries for the four quarters for which financial information in respect thereof is available immediately prior to the Transaction Date to

  (2) the aggregate Fixed Charges of such Person and its Restricted Subsidiaries for such four quarters, such Fixed Charges to be calculated on the basis of the amount of the Indebtedness of such Person and its Restricted Subsidiaries outstanding on the Transaction Date and interest on Indebtedness which accrues on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the average daily rate of interest in effect during such immediately preceding quarter;

provided, however, that if such Person or any Restricted Subsidiary of such Person shall have acquired, sold or otherwise disposed of any asset material to its Principal Business or engaged in a Public Equity Offering during the four full quarters for which financial information in respect thereof is available immediately prior to the Transaction Date or during the period from the end of such fourth full quarter to and including the Transaction Date, the calculation required in clause (1) above will be made giving effect to such acquisition, sale or disposition or the other investment of the net proceeds of such Public Equity Offering on a pro forma basis as if such acquisition, sale, disposition or offering had occurred at the beginning of such four full quarter period without giving effect to clause (2) of the definition of "Consolidated Net Operating Income" (that is, including in such calculation the net income for the relevant prior period of any Person acquired in a pooling of interests transaction, notwithstanding the provisions of said clause (2)); provided, further, that Fixed Charges of such Person during the applicable period shall not include the amount of consolidated Interest Expense which is directly attributable to Indebtedness to the extent such Indebtedness is reduced by the proceeds of the incurrence of such Indebtedness which gave rise to the need to calculate the Consolidated Operating Cash Flow Ratio.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Western who:

  (1) was a member of such Board of Directors on the date of the indenture;
      or

  (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facilities" means, one or more debt agreements, including without limitation, commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. The term "Credit Facilities" shall include the Revolving Credit Facility, but shall exclude any other Senior Debt Agreements.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an event of default.

   "Designated Senior Debt" means

  (1) any Obligations outstanding from time to time under the Senior Debt Agreements; and

  (2) any other Senior Debt permitted under the indenture the principal amount of which is $50.0 million or more and that has been designated by Western as "Designated Senior Debt."

   "Disinterested Director" means, as used with reference to the covenant entitled "--Certain Covenants--Transactions with Affiliates," a member of the Board of Directors who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Western) in or with respect to the particular transaction or series of transactions, if any, that is subject to approval by a majority of the Disinterested Directors pursuant to such covenant.

   "Disqualified Stock" means any Capital Stock of Western that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Western to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provided that Western may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant entitled "--Certain Covenants--Restricted Payments."

   "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

   "Existing Indebtedness" means any outstanding Indebtedness of Western and its Subsidiaries as of the Issue Date after giving effect to the use of proceeds of this Offering.

   "Fixed Charges" of any Person means, for any period, the sum, without duplication, of (1) consolidated Interest Expense of such Person and its Restricted Subsidiaries, plus (2) all but the principal component of rentals in respect of consolidated Capitalized Lease Obligations of such Person and its Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and determined in accordance with GAAP plus (3) all dividends paid or accrued (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

   For purposes of this definition:

  (a) interest on Indebtedness which accrues on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the average daily rate of interest in effect during such immediately preceding quarter,

  (b) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the chief financial officer, treasurer or controller of such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board),

  (c) in making such computation, the consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided, that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, and

  (d) notwithstanding clauses (a) and (b) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate protection agreements, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

   "Government Securities" means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 2(a)(2) of the Securities Act), as custodian, with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of Indebtedness.

   "Guarantor Senior Debt" with respect to a Guarantor means:

  (1) all Indebtedness outstanding under the Senior Debt Agreements (including interest after the commencement of any bankruptcy or insolvency proceeding at the rate specified in the applicable Senior Debt Agreements) and all Hedging Obligations with respect thereto;

  (2) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the Subsidiary Guarantee or subordinated in right of payment to the Subsidiary Guarantee or any other Indebtedness of such Guarantor; and

  (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Guarantor Senior Debt will not include:

  (1) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

  (2) any Indebtedness of such Guarantor to Western or any of Western's Subsidiaries or other Affiliates;

  (3) any trade payables;

  (4) any Indebtedness that is incurred in violation of the indenture;

  (5) any Indebtedness represented by preferred stock; or

  (6)  any Indebtedness evidenced by the Subsidiary Guarantees.

   "Guarantors" means each of:

  (1) Lance Oil & Gas Company, Inc., MGTC, Inc., MIGC, Inc., Mountain Gas Resources, Inc., Pinnacle Gas Treating, Inc., Western Gas Resources -- Texas, Inc., Western Gas Resources -- Oklahoma, Inc., Western Gas Wyoming, L.L.C.; and

  (2) any other Subsidiary of Western that executes a Subsidiary Guarantee in accordance with the provisions of the identure;

and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, futures contracts, forward contracts, options contracts, hedges and other derivative contracts and similar arrangements;

  (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates;

  (3) agreements or arrangements designed to protect such Person against exchange rate risk with respect to any agreement or indebtedness of such Person payable in a currency other than U.S. dollars; and

  (4) agreements or arrangements designed to protect such Person against commodities risk relating to commodities agreements, entered into in the ordinary course of business by Western and its Restricted Subsidiaries.

   "Holder" means the Person in whose name a note is registered on Western's securities register.

   "Indebtedness" means, with respect to any Person, without duplication,

  (1) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction,

  (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

  (3) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

  (4) all Capitalized Lease Obligations of such Person,

  (5) the Attributable Debt (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person,

  (6) all Indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

  (7) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment),

  (8) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

  (9) all obligations of such Person under or in respect of Hedging Obligations, and

  (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (1) through (9) above, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

   For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined in the good faith judgment of the Board of Directors of the issuer of such Disqualified Stock, provided, however, that if such Disqualified Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Disqualified Stock. Subject to clause (7) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

   The amount of any Indebtedness outstanding as of any date shall be:

  (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Interest Expense" of any Person means, for any period, the aggregate amount of interest expense of such Person (including without limitation or duplication
(1) amortization of debt issuance expense, (2) amortization of original issue discount on any Indebtedness and (3) the interest portion of any deferred payment obligation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financings and the net cost under Hedging Obligations) paid, accrued or scheduled to be paid or accrued by such Person during such period, in each case determined in accordance with GAAP.

   "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person (excluding commission, payroll, travel, employee transfer assistance loans and similar loans and advances to directors, officers, employees, consultants and stockholders made in the ordinary course of business). In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Western in such Unrestricted Subsidiary at such time. "Investments" shall exclude (1) extensions of trade credit in the ordinary course of business, (2) Hedging Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness," and (3) bonds, notes, debentures or other securities received in compliance with the covenant described under the caption "Repurchase at Option of holders--Asset Disposition."

   "Issue Date" means the date notes are first issued under the indenture.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (except for taxes not yet owing) in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Available Proceeds" means cash or readily marketable Cash Equivalents received by Western or any of its Restricted Subsidiaries in respect of an Asset Disposition (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) net of (1) all legal and accounting expenses, commissions, investment banking fees and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes paid or payable or required to be accrued as a liability as a consequence of such transaction, and (2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which must, in order to obtain a necessary consent to such transaction or by applicable law, be repaid out of the proceeds from such transaction.

   "Non-Recourse Debt" means Indebtedness:

  (1) as to which neither Western nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Western or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Western or any of its Restricted Subsidiaries.

   "Obligations" means any principal (and premium, if any), interest, letter of credit deposits and reimbursements, penalties, fees, indemnifications, reimbursements, costs, expenses, yield maintenance amounts, damages and all other liabilities payable under the documentation governing any Indebtedness.

   "Officers' Certificate" means a certificate delivered to the trustee signed by the Chairman, the President, a Vice President or the Chief Financial Officer, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of Western.

   "Opinion of Counsel" means a written opinion of legal counsel for Western (or any Guarantor, if applicable) including an employee of Western (or any Guarantor, if applicable), who is reasonably acceptable to the trustee.

   "Permitted Business Investments" means Investments in a Person of a nature that is or shall become customary in the Principal Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, treating, marketing or transporting oil, gas and natural gas liquids through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Principal Business jointly with third parties, including without limitation,

  (1) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests, and

  (2) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, utilization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties, provided that with respect to such Investment

  (1) the investing Person receives and maintains at least 50% of the Voting Stock in such Person and is allocated and continues to receive at least 50% of the profits, losses and distributions of such Person,

  (2) the Person in which the Investment is made shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt),

  (3) the Person in which the Investment is made shall not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Person to

    (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or pay any Indebtedness owed to holders of its Capital Stock,

    (b) make loans or advances to holders of its Capital Stock, or

    (c) transfer any of its properties or assets to holders of its Capital Stock, and

  (4) such Investment, when aggregated with all other outstanding or existing Permitted Business Investments at the time of such Investment, does not exceed 30% of Total Assets. All Permitted Business Investments will be valued at their fair market value at the time of such classification as determined in the good faith judgment of the Board of Directors.

   Notwithstanding the above, the restrictions set forth in clause (3) above will not apply to encumbrances or restrictions existing under or by reason of:

  (1) applicable laws, rules, regulations and/or orders;

  (2) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; or

  (3) any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of properties and assets or distributions pending consummation of the subject transactions; provided, that all of the consideration received in such transaction is in the form of cash or Cash Equivalents (which shall include any securities, notes or other obligations received from the transferee that are converted into cash or Cash Equivalents within 120 days of the consummation of such transaction), and the consideration shall be deemed to be Net Available Proceeds and applied in accordance with "-- Repurchase at Option of holders--Asset Disposition."

   "Permitted Investments" means:

  (1) any Investment in Western or in a Restricted Subsidiary of Western;

  (2) any Investment in Cash Equivalents;

  (3) any Investment by Western or any Restricted Subsidiary of Western in a Person, if as a result of such Investment:

    (a) such Person becomes a Restricted Subsidiary of Western; or

    (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Western or a Restricted Subsidiary of Western;

  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at Option of holders--Asset Disposition;"

  (5) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Western;

  (6) Permitted Business Investments;

  (7) entry into any arrangement pursuant to which Western or any of its Restricted Subsidiaries may incur Hedging Obligations;

  (8) loans or advances to officers, directors or employees of Western or any Subsidiary of Western for purposes of purchasing Western's Common Stock in an aggregate amount outstanding at any one time not to exceed $5.0 million and other loans and advances (including without limitation loans for relocation costs) to such officers, directors or employees in the ordinary course of business of Western or its Restricted Subsidiaries;

  (9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Western or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

  (10) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and

  (11) Investments in securities of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors of customers.

   "Permitted Junior Securities" means Capital Stock (and all warrants, options or other rights to acquire Capital Stock) of Western or debt securities that are subordinated to the notes (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt pursuant to the indenture.

   "Permitted Liens" means the following types of Liens:

  (1) Liens existing as of the Issue Date;

  (2) Liens, if any, securing the notes;

  (3) Liens in favor of Western or a Restricted Subsidiary;

  (4) Liens securing Senior Debt or Guarantor Senior Debt;

  (5) Liens for taxes, assessments and governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which Western or a Restricted Subsidiary of Western shall have set aside on its books such reserves or provisions, if any, as may be required pursuant to GAAP;

  (6) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, and repairmen that are either (a) Liens imposed by law incurred in the ordinary course of business for sums not delinquent or (b) being contested in good faith, if in the case of this clause (b), Western or a Restricted Subsidiary shall have set aside on its books such reserves or provisions, if any, as may be required pursuant to GAAP;

  (7) Liens incurred and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and Liens incurred and deposits made to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, leases, government contracts and leases, trade contracts (other than to secure an obligation for borrowed money), performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee and operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters);

  (8) pre-judgment Liens and judgment Liens not giving rise to an event of default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (9) any interest or title of a lessor under any lease whether or not characterized as a capital or operating lease;

  (10) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Western or any of its Subsidiaries; customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement; and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (a) limiting the transfer of properties and assets pending consummation of the subject transaction or (b) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows or similar deposits or escrow arrangements made or established thereunder;

  (11) Liens securing any Hedging Obligations of Western or any Restricted Subsidiary;

  (12) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (13) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Western or its Restricted Subsidiaries relating to such property or assets and Liens to secure Indebtedness used to finance all or a part of the construction of property or assets used by Western or any of its Restricted Subsidiaries in their Principal Business; provided, that such Liens do not extend to any other property or assets owned by Western or its Restricted Subsidiaries;

  (14) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

  (15) Liens on pipeline or pipeline facilities which arise out of operation of law;

  (16) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the Principal Business other than any Indebtedness with respect to a Permitted Business Investment;

  (17) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or right to others for, rights-of-way, zoning restrictions and other similar charges and encumbrances as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not interfere in any material respect with the ordinary conduct of the business of Western or its Restricted Subsidiaries;

  (18) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of such Person; rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Person, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Person; any obligation or duties affecting the property of such Person to any municipality or governmental, statutory or public authority with respect to any franchise, grant, license or permit;

  (19) Liens securing Non-Recourse Debt; provided, however, that the related Non-Recourse Debt shall not be secured by any property or assets of Western or any Restricted Subsidiary of Western other than the property and assets acquired by Western or such Restricted Subsidiary with the proceeds of such Non-Recourse Debt;

  (20) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Western or any Guarantor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Western or the Guarantor;

  (21) Liens on property existing at the time of acquisition thereof by Western or any Guarantor, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (22) Liens securing Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund secured Indebtedness where both the Liens securing the Indebtedness being refinanced were permitted under the indenture and the Liens securing the Permitted Refinancing Indebtedness only encumber assets and properties encumbered under Liens securing the Indebtedness so extended, refinanced, renewed, replaced, deferred or refunded; and

  (23) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted by this indenture that is secured by any Lien permitted by (1) through (22) above.

Notwithstanding anything in clauses (1) through (23) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Western or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Western or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1) the principal amount (or accreted value or liquidation value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value or liquidation value, if applicable), plus accrued interest and accumulated dividends on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses, costs or premiums incurred in connection therewith);

  (2) such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable, in all material respects, taken as a whole (as determined in the good faith judgment of the Board of Directors of Western or a Restricted Subsidiary of Western, as the case may be), to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4) such Indebtedness is incurred or issued either by Western or by the Restricted Subsidiary which is the obligor on or issuer of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (5) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded provided for payment or accrual of interest or dividends on a non-cash basis, then such Indebtedness contains provisions allowing for the payment or accrual of interest and dividends on comparable terms.

   "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

   "Principal Business" means

  (1) the gathering, marketing, treating, processing, storage, selling and transporting of any natural gas and its components including NGLs,

  (2) any business relating to or arising from the acquisition, development, production, treatment, processing, storage, refining, transportation, distribution or marketing of oil, gas, electricity and other minerals and products produced in association therewith,

  (3) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, and

  (4) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (3) of this definition.

   "Principal" means any of Brion Wise, Walter Stonehocker, Ward Sauvage, Dean Phillips and Bill Sanderson.

   "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

   "Public Equity Offering" means any underwritten public offering of Capital Stock of Western pursuant to a registration statement (other than a Form S-8 or any other form relating to securities under any employee benefit plan of Western) that is declared effective by the Commission after the Issue Date in which the gross proceeds to Western are at least $20.0 million.

   "Required holders" means, with respect to any series of Western's Designated Senior Debt, at any time the holders of the required percentage of the aggregate principal amount outstanding as defined in each of the Senior Debt Agreements.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Revolving Credit Facility" means the Loan Agreement, dated April 29, 1999, by and among Western and Nationsbank, N.A., as agent, and the lender parties thereto, as amended and restated from time to time, and all notes, guarantees, collateral documents and other instruments and agreements executed and delivered pursuant thereto, as amended and restated from time to time.

   "S&P" means Standard & Poor's Rating Services and its successors.

   "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangements pursuant to which properties or assets are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee by such Person or one of its Subsidiaries; provided, however, Sale/Leaseback Transactions shall not include transactions whereby property or assets are sold or transferred by Western or any of its Restricted Subsidiaries to any Affiliate of Western or pursuant to any Permitted Investment constituting a joint ownership arrangement, which property or assets are leased back, directly or indirectly, to Western, any Affiliate of Western or to the constituent parties to any such joint venture arrangement.

   "Senior Debt" when used with respect to Western means:

  (1) all Indebtedness outstanding under the Senior Debt Agreements (including interest after the commencement of any bankruptcy or insolvency proceeding at the rate specified in the applicable Senior Debt Agreement) and all Hedging Obligations with respect thereto;

  (2) any other Indebtedness permitted to be incurred by Western under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the notes or subordinated in right of payment to the notes or any other Indebtedness of Western; and

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1) any liability for federal, state, local or other taxes owed or owing by Western;

  (2) any Indebtedness of Western to any of its Subsidiaries or other
      Affiliates;

  (3) any trade payables;

  (4) any Indebtedness that is incurred in violation of the indenture;

  (5) any Indebtedness represented by preferred stock; or

  (6) any Indebtedness evidenced by the notes.

   Any purchaser of Senior Debt incurred after the date of this indenture shall be entitled to rely on a certificate of Western's Chief Financial Officer that the Senior Debt has been incurred in accordance with the covenant contained under "--Certain Covenants--Incurrence of Indebtedness" in order to qualify as Senior Debt.

   "Senior Debt Agreements" means, collectively:

  (1) the Loan Agreement, dated April 29, 1999, by and among Western and NationsBank, N.A., as agent, and the lender parties thereto, as amended and restated from time to time, and all notes, guarantees, collateral documents and other instruments and agreements executed and delivered pursuant thereto, as amended and restated from time to time;

  (2) the Second Amended and Restated Master Shelf Agreement, dated as of December 19, 1991, by and between Western and The Prudential Insurance Company of America, as amended and restated from time to time, and all notes, guarantees, collateral documents and other instruments and agreements executed and delivered pursuant thereto, as amended and restated from time to time; and

  (3) the Amended and Restated Note Purchase Agreement, dated as of April 28, 1999, by and among Western, American General Life Insurance Company and the other note purchasers party thereto, as amended and restated from time to time, and all notes, guarantees, collateral documents and other instruments and agreements executed and delivered pursuant thereto, as amended and restated from time to time.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

   "Special Interest" means any additional interest on the notes that is required to be paid to the holders of the notes under the terms of the exchange and registration rights agreement.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person:

  (1) any corporation, association or other business entity of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   Notwithstanding the foregoing, any Person invested in or created as a result of a Permitted Business Investment by Western or any of its Subsidiaries shall be deemed to be a Subsidiary for purposes of the indenture.

   "Total Assets" means the total consolidated assets of Western and its Restricted Subsidiaries, as shown on the most recent balance sheet of Western.

   "Transaction Date" means the date on which Indebtedness giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio was incurred or the date on which, pursuant to the terms of the indenture, the transaction giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio occurred.

   "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the Issue Date; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

   "Unrestricted Subsidiary" means any Subsidiary of Western that is designated by the Board of Directors of Western as an Unrestricted Subsidiary pursuant to a resolution, but only to the extent that such Subsidiary:

  (1) has no Indebtedness other than Non-Recourse Debt;

  (2) is not party to any agreement, contract, arrangement or understanding with Western or any Restricted Subsidiary of Western unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to Western or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Western;

  (3) is a Person with respect to which neither Western nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock (including options, warrants or other rights to acquire Capital Stock) or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Western or any of Western's Restricted Subsidiaries.

   Any designation of a Subsidiary of Western as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Western giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Western as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness," Western shall be in default of such covenant. The Board of Directors of Western may, at any time, designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Western of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or event of default would be in existence following such designation.

   "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors, managers or trustees of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing;

  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or redemption amount, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

  (2) the then outstanding principal amount or liquidation preference of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry; Delivery and Form

   The exchange notes exchanged for old notes through the Book-Entry Transfer Facility will be represented by a global note (the "new global note"). One new global note shall be issued with respect to each $100 million or less in aggregate principal amount at maturity of the new global note. The new global note will be issued on the date of the closing of the exchange offer with the trustee, as custodian of DTC, pursuant to a FAST Balance Certificate Agreement between the trustee and DTC and registered in the name of Cede & Co., as nominee of DTC.

   Exchange notes exchanged for old notes which are in the form of registered definitive certificates (the "certificated notes") will be issued in the form of certificated notes. Such certificated notes may, unless the new global note has previously been exchanged for certificated notes, be exchanged for an interest in the new global note representing the principal amount of exchange notes being transferred.

   The Global Notes. We expect that pursuant to procedures established by DTC
(i) upon the issuance of the new global notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such new global notes to the respective accounts of persons who have accounts with DTC ("participants") and (ii) ownership of beneficial interests in the new global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants).

   So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such new global notes for all purposes under the indenture. No beneficial owner of an interest in any of the new global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the exchange of notes and, if applicable, those of Euroclear or Cedel Bank.

   Payments of the principal, premium (if any) and interest on the new global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Western, the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the new global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the new global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the new global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the new global notes held through the participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of the participants.

   Transfers between participants in DTC will be effected in the ordinary way through DTC's same day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in participants to whose account the DTC interests in the new global notes are credited and only in respect of that portion of the aggregate principal amount of notes as to which that participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the new global notes for certificated notes, which it will distribute to its participants and which will be legended as set forth under the heading "Notice to Investors." Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although DTC, Euroclear and Cedel Bank have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global notes among participants of DTC, Euroclear and Cedel Bank they are under no obligation to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Certificated Notes. If we deliver to the trustee written notice from DTC that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by us within 120 days after the date of such notice from DTC or we in our sole discretion determine that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and deliver a written notice to such effect to the trustee, certificated notes will be issued in exchange for the new global notes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

   The following is a summary of material U.S. federal income tax consequences associated with the exchange of old notes for exchange notes and the ownership and disposition of those notes applicable to you if you acquired the old notes in the initial offer and, for U.S. federal income tax purposes, you are not a "United States person" as defined below (a "Non-U.S. holder"). This summary is based upon current U.S. federal income tax laws, regulations, rulings, and judicial decisions, as discussed below under the caption "Exchange Offer," which discusses the U.S. federal income tax treatment to all holders of old notes all of which are subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to you in light of your individual investment circumstances, for example, if you are an investor subject to special tax rules (e.g., if you are a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, expatriate or tax-exempt investor) or if you will hold notes as a position in a "straddle," as part of a "synthetic security" or "hedge", as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. In addition, this summary does not address any aspect of state, local or foreign taxation.

   You are urged to consult your tax advisors concerning the particular tax consequences to you of acquiring, owning and disposing of the notes in light of your particular tax and investment situation and the particular state, local and foreign income and other tax laws.

   For purposes of this summary, a "United States person" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

  . an individual who is a citizen or resident of the United States for U.S.
    federal income tax purposes;

  . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

  . an estate the income of which is includible in gross income for U.S.
    income tax purposes regardless of its source; or

  . a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

   A "Non-U.S. holder" means a holder of a note that is not a U.S. holder. The following summary applies to you only if you are a Non-U.S. holder.

Exchange Offer

   The exchange of outstanding notes for the notes issued in the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the notes issued in the exchange offer will not differ materially in kind or extent from the outstanding notes. Rather, the notes received by you in the exchange offer will be treated as a continuation of the outstanding notes owned by you. As a result, there will be no federal income tax consequences to you. In addition, you will have the same adjusted tax basis and holding period in the notes issued in the exchange offer as you had in the outstanding notes immediately prior to the exchange.

Payments of Interest to non-U.S. Holders

   Subject to the discussion of backup withholding below, payments of interest on a note to you generally will not be subject to U.S. federal income or withholding tax, provided that

  (1) you:

    . do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, and

    . are not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for United States federal income tax purposes;

  (2) such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

  (3) we or our paying agent receives:

    . from you, a properly completed Form W-8 (or substitute Form W-8) signed under penalties of perjury which provides your name and address and certifies that you are a Non-U.S. holder, or

    . from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of you, certification under penalties of perjury that such Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8 (or substitute Form W-8) is furnished to us or our paying agent.

   If you do not qualify for an exemption from withholding under the preceding paragraph, you generally will be subject to withholding of U.S federal income tax at the rate of 30% (or a lower rate if a treaty applies) when you receive interest on the notes.

   If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business, you will not be subject to a withholding tax (assuming a proper certification is provided) but will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a 30% rate (or, if applicable, a lower rate specified by a treaty).

Sale, Exchange or Redemption of Notes by Non-U.S. Holders

   Subject to the discussion concerning backup withholding, any gain realized by you on the sale, exchange, retirement or other disposition of a note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by you of a trade of business within the United States, or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. Any such gain that is effectively connected with the conduct of a United States trade or business by you will be subject to United States federal income tax on a net income basis in the same manner as if you were a United States person and, if you are a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

Federal Estate Taxes with Respect to Non-U.S. Holders

   If you are an individual who at the time of death is not a citizen or resident of the United States, the note held by you at the time of your death will not be subject to United States federal estate tax, provided that (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) the interest accrued on the note was not effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting for Non-U.S. Holders

   Backup withholding and information reporting generally will not apply to payments made to you if you provide the certification described under "Payments of Interest" or otherwise establish an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the notes generally will be subject to backup withholding at a rate of 31% unless you certify that you are a Non-U.S. holder under penalties of perjury or otherwise establish an exemption. Payments of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

   Any amount withheld from a payment to you under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, or if withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding.

New Withholding Regulations

   The U.S. Treasury Department issued final Treasury Regulations ("New Withholding Regulations") governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. holders after December 31, 2000. The New Withholding Regulations generally would not alter the treatment of Non-U.S. holders described above. The New Withholding Regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a note. You should consult your tax advisors concerning the effect, if any, of such New Withholding Regulations on an investment in the notes.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of the notes, other than the commissions or concessions of any broker-dealers, and will indemnify the holders of the old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the Commission, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                                 LEGAL MATTERS

   The validity of the notes offered hereby will be passed upon for Western by Skadden, Arps, Slate, Meagher & Flom LLP, New York.

                                    EXPERTS

   The estimates as of December 31, 1998 of our interests in the proved reserves attributable to the Black Lake field included in this prospectus are based upon a reserve report dated February 4, 1999 prepared by Williamson Petroleum Consultants, Inc., independent petroleum consultants, and are included herein upon the authority of such firm as experts with respect to such matters covered by such report.

   The estimates as of December 31, 1998 of our interests in the proved reserves attributable to the Powder River coal bed methane included in this prospectus are based upon an audit dated October 27, 1998 by Fairchild, Ancell & Wells, Inc., independent petroleum consultants, of an internally prepared reserve report dated October 1, 1998, updated February 12, 1999, and are included herein upon the authority of such firm as experts with respect to such matters covered by such report.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements of Western as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report incorporated by reference herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

   Western Gas Resources, Inc.'s Consolidated Financial Statements as of June 30, 1999 (unaudited), December 31, 1998 and 1997 and for each of the six months ended June 30, 1999 and 1998 (unaudited) and for each of the three years in the period ended December 31, 1998:

                                                                            Page
                                                                            ----
Report of Management....................................................... F-2

Report of Independent Accountants.......................................... F-3

Consolidated Balance Sheet................................................. F-4

Consolidated Statement of Cash Flows....................................... F-5

Consolidated Statement of Operations....................................... F-6

Consolidated Statement of Changes in Stockholders' Equity.................. F-7

Notes to Consolidated Financial Statements................................. F-9

                              REPORT OF MANAGEMENT

   The financial statements and other financial information included in this prospectus are the responsibility of Management. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on Management's informed judgments and estimates.

   Management relies on the Company's system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with Management's authorization. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal accounting control and that the cost of such systems should not exceed the benefits to be derived. The internal accounting controls, including internal audit, in place during the periods presented are considered adequate to provide such assurance.

   The Company's financial statements as of and for each of the three years ended December 31, 1998 are audited by PricewaterhouseCoopers LLP, independent accountants. Their report states that they have conducted their audit in accordance with generally accepted auditing standards. These standards include an evaluation of the system of internal accounting controls for the purpose of establishing the scope of audit testing necessary to allow them to render an independent professional opinion on the fairness of the Company's financial statements.

   Oversight of Management's financial reporting and internal accounting control responsibilities is exercised by the Board of Directors, through an Audit Committee that consists solely of outside directors. The Audit Committee meets periodically with financial management, internal auditors and the independent accountants to review how each is carrying out its responsibilities and to discuss matters concerning auditing, internal accounting control and financial reporting. The independent accountants and the Company's internal audit department have free access to meet with the Audit Committee without Management present.

       Signature                               Title
       ---------                               -----

   /s/ L. F. Outlaw       President and Chief Operating Officer
 _______________________
      L. F. Outlaw

/s/ William J. Krysiak    Vice President--Finance (Principal Financial and
 _______________________   Accounting Officer)
   William J. Krysiak

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Western Gas Resources, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of cash flows, of operations, and of changes in stockholders' equity present fairly, in all material respects, the financial position of Western Gas Resources, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their cash flows and their operations for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 22, 1999

                          WESTERN GAS RESOURCES, INC.

                           CONSOLIDATED BALANCE SHEET

                           (000s, except share data)

                                             Six Months
                                             Ended June        Year Ended
                                                 30,          December 31,
                                             -----------  ----------------------
                                                1999         1998        1997
                                             -----------  ----------  ----------
                                             (unaudited)
                   ASSETS
Current assets:
 Cash and cash equivalents.................  $   11,298   $    4,400  $   19,777
 Trade accounts receivable, net............     195,273      233,574     258,791
 Product inventory.........................      17,379       46,207      17,261
 Parts inventory...........................       9,917       10,153       9,405
 Other.....................................          58        2,951       2,364
                                             ----------   ----------  ----------
 Total current assets......................     233,925      297,285     307,598
                                             ----------   ----------  ----------
Property and equipment:
 Gas gathering, processing, storage and
  transmission.............................     768,832      952,531   1,050,676
 Oil and gas properties and equipment......     128,998      111,602     136,129
 Construction in progress..................      77,945       87,943      64,268
                                             ----------   ----------  ----------
                                                975,775    1,152,076   1,251,073
Less: Accumulated depreciation, depletion
 and amortization..........................    (285,534)    (305,589)   (294,350)
                                             ----------   ----------  ----------
 Total property and equipment, net.........     690,241      846,487     956,723
                                             ----------   ----------  ----------
Other assets:
 Gas purchase contracts (net of accumulated
  amortization of $30,531, $29,978 and
  $27,554, respectively)...................      37,898       41,263      43,687
 Other.....................................      42,527       34,342      40,268
                                             ----------   ----------  ----------
 Total other assets........................      80,425       75,605      83,955
                                             ----------   ----------  ----------
Total assets...............................  $1,004,591   $1,219,377  $1,348,276
                                             ==========   ==========  ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable..........................  $  210,715   $  245,315  $  326,696
 Accrued expenses..........................      22,226       31,727      27,151
 Dividends payable.........................       4,217        4,217       4,217
                                             ----------   ----------  ----------
 Total current liabilities.................     237,158      281,259     358,064
Long-term debt.............................     216,833      504,881     441,357
Senior subordinated debt...................     155,000          --          --
Deferred income taxes payable, net.........      37,393       48,021      80,743
                                             ----------   ----------  ----------
 Total liabilities.........................     646,384      834,161     880,164
                                             ----------   ----------  ----------
Commitments and contingent liabilities.....         --           --          --
Stockholders' equity:
 Preferred Stock; 10,000,000 shares
  authorized:
 $2.28 cumulative preferred stock, par
  value $.10; 1,400,000 shares issued
  ($35,000,000 aggregate liquidation
  preference)..............................         140          140         140
 $2.625 cumulative convertible preferred
  stock, par value $.10; 2,760,000 shares
  issued ($138,000,000 aggregate
  liquidation preference)..................         276          276         276
 Common stock, par value $.10; 100,000,000
  shares authorized; 32,173,009, 32,173,009
  and 32,171,453 shares issued,
  respectively.............................       3,217        3,217       3,217
 Treasury stock, at cost; 25,016 shares in
  treasury.................................        (788)        (788)       (788)
 Additional paid-in capital................     397,344      397,344     397,321
 Retained (deficit) earnings...............     (42,447)     (17,075)     66,999
 Accumulated other comprehensive income....       1,349        3,053       2,233
 Notes receivable from key employees
  secured by common stock..................        (884)        (951)     (1,286)
                                             ----------   ----------  ----------
 Total stockholders' equity................     358,207      385,216     468,112
                                             ----------   ----------  ----------
Total liabilities and stockholders'
 equity....................................  $1,004,591   $1,219,377  $1,348,276
                                             ==========   ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                          WESTERN GAS RESOURCES, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                     (000s)

                            Six Months Ended
                                June 30,              Year Ended December 31,
                          ----------------------  ----------------------------------
                             1999        1998        1998        1997        1996
                          ----------  ----------  ----------  ----------  ----------
                               (unaudited)
Reconciliation of net
 income (loss) to net
 cash
 provided by (used in)
 operating activities:
Net income (loss).......  $  (16,940) $   10,540  $  (67,205) $    1,487  $   27,941
Add income items that do
 not affect cash:
 Depreciation, depletion
  and amortization......      24,755      29,328      59,346      59,248      63,207
 Deferred income taxes..     (10,344)      9,680     (32,722)        465      12,538
 Distributions in excess
  of equity income, net.         --          --          963       1,764       4,339
 (Gain) loss on the sale
  of property and
  equipment.............      21,717     (14,813)    (16,478)     (4,681)     (2,747)
 Loss on the impairment
  of property and
  equipment.............         --          --      108,447      34,615         --
 Other non-cash items,
  net...................      (1,371)        778       2,595       3,250         336
                          ----------  ----------  ----------  ----------  ----------
                              17,817      35,513      54,946      96,148     105,614
                          ----------  ----------  ----------  ----------  ----------
Adjustments to working
 capital to arrive at
 net cash provided by
 (used in) operating
 activities:
 (Increase) decrease in
  trade accounts
  receivable............      38,301      50,907      25,317      79,963    (134,538)
 (Increase) decrease in
  product inventory.....      28,828     (36,457)    (29,810)      7,480       2,115
 (Increase) decrease in
  parts inventory.......         236        (267)       (748)     (6,806)       (172)
 (Increase) decrease in
  other current assets..       2,893        (579)       (587)     (1,027)        (42)
 (Increase) decrease in
  other assets and
  liabilities, net......       1,000         558         257         257        (733)
 (Decrease) increase in
  accounts payable......     (35,595)    (94,310)    (81,381)    (59,572)    186,758
 (Decrease) increase in
  accrued expenses......      (9,732)     (6,950)     (3,564)     (1,688)      9,264
                          ----------  ----------  ----------  ----------  ----------
 Total adjustments......      25,931     (87,098)    (90,516)     18,607      62,652
                          ----------  ----------  ----------  ----------  ----------
Net cash provided by
 (used in) operating
 activities.............      43,748     (51,585)    (35,570)    114,755     168,266
                          ----------  ----------  ----------  ----------  ----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment,
  including
  acquisitions..........     (34,247)    (51,838)   (104,171)   (196,293)    (74,203)
 Proceeds from the
  disposition of
  property and
  equipment.............     148,100      22,250      75,286      20,034       7,656
 Contributions to
  unconsolidated
  affiliates............        (100)       (729)     (1,045)     (2,608)       (352)
 Distribution from
  unconsolidated
  affiliates............         --          --        3,489         --        1,500
                          ----------  ----------  ----------  ----------  ----------
Net cash used in
 investing activities...     113,753     (30,317)    (26,441)   (178,867)    (65,399)
                          ----------  ----------  ----------  ----------  ----------
Cash flows from
 financing activities:
 Net proceeds from
  issuance of common
  stock.................         --          --          --          --       96,376
 Net proceeds from
  exercise of common
  stock options.........         --           23          23         239          62
 Proceeds from issuance
  of long-term debt.....     155,000         --          --          --          --
 Payments on long-term
  debt..................     (84,047)     (7,143)    (15,476)    (94,643)    (12,500)
 Borrowings under
  revolving credit
  facility..............   1,611,300   1,443,200   3,230,400   1,894,950   1,035,377
 Payments on revolving
  credit facility.......  (1,815,300) (1,355,500) (3,151,400) (1,738,450) (1,172,877)
 Debt issue costs paid..      (9,124)         (2)        (44)       (847)        --
 Dividends paid.........      (8,432)     (8,435)    (16,869)    (16,864)    (15,596)
                          ----------  ----------  ----------  ----------  ----------
Net cash provided by
 (used in) financing
 activities.............    (150,603)     72,143      46,634      44,385     (69,158)
                          ----------  ----------  ----------  ----------  ----------
Net (decrease) increase
 in cash................       6,898      (9,759)    (15,377)    (19,727)     33,709
Cash and cash
 equivalents at
 beginning of year......       4,400      19,777      19,777      39,504       5,795
                          ----------  ----------  ----------  ----------  ----------
Cash and cash
 equivalents at end of
 year...................  $   11,298  $   10,018  $    4,400  $   19,777  $   39,504
                          ==========  ==========  ==========  ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                          WESTERN GAS RESOURCES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                   (000s, except share and per share amounts)

                              Six Months Ended
                                  June 30,                 Year Ended December 31,
                          -------------------------  -------------------------------------
                             1999          1998         1998         1997         1996
                          -----------  ------------  -----------  -----------  -----------
                                (unaudited)
Revenues:
 Sale of gas............  $   715,055  $    804,972  $ 1,611,521  $ 1,657,479  $ 1,440,882
 Sale of natural gas
  liquids...............      139,854       232,624      449,696      611,969      561,581
 Processing,
  transportation and
  storage revenue.......       24,319        21,991       44,743       40,906       44,943
 Sale of electric
  power.................          --            --            20       59,477       30,667
 Other, net.............      (15,283)       21,639       27,586       15,429       12,936
                          -----------  ------------  -----------  -----------  -----------
 Total revenues.........      863,945     1,081,226    2,133,566    2,385,260    2,091,009
                          -----------  ------------  -----------  -----------  -----------
Costs and expenses:
 Product purchases......      795,178       962,282    1,914,303    2,146,430    1,844,151
 Plant operating
  expense...............       33,519        38,847       85,353       78,113       73,116
 Oil and gas exploration
  and production costs..        3,683         2,995        7,996        7,714        5,056
 Depreciation, depletion
  and amortization......       24,755        29,328       59,346       59,248       63,207
 Selling and
  administrative
  expense...............       15,952        14,907       30,128       29,446       29,411
 Interest expense.......       15,753        16,296       33,616       27,474       34,437
 Loss on the impairment
  of property and
  equipment.............          --            --       108,447       34,615          --
                          -----------  ------------  -----------  -----------  -----------
 Total costs and
  expenses..............      888,840     1,064,655    2,239,189    2,383,040    2,049,378
                          -----------  ------------  -----------  -----------  -----------
Income (loss) before
 income taxes...........      (24,895)       16,571     (105,623)       2,220       41,631
Provision (benefit) for
 income taxes:
 Current................        1,282        (3,649)      (5,696)         268        1,152
 Deferred...............      (10,344)        9,680      (32,722)         465       12,538
                          -----------  ------------  -----------  -----------  -----------
 Total provision
  (benefit) for income
  taxes.................       (9,062)        6,031      (38,418)         733       13,690
                          -----------  ------------  -----------  -----------  -----------
Income (loss) before
 extraordinary items....      (15,833)       10,540      (67,205)       1,487       27,941
Extraordinary charge for
 early extinguishment of
 debt, net of tax
 benefit................       (1,107)          --           --           --           --
                          -----------  ------------  -----------  -----------  -----------
Net income (loss).......      (16,940)       10,540      (67,205)       1,487       27,941
Preferred stock
 requirements...........       (5,220)       (5,220)     (10,439)     (10,439)     (10,439)
                          -----------  ------------  -----------  -----------  -----------
Income (loss)
 attributable to common
 stock..................  $   (22,160) $      5,320  $   (77,644) $    (8,952) $    17,502
                          ===========  ============  ===========  ===========  ===========
Earnings (loss) per
 share of common stock..  $      (.69) $        .17  $     (2.42) $      (.28) $       .66
                          ===========  ============  ===========  ===========  ===========
Weighted average shares
 of common stock
 outstanding............   32,147,993    37,147,035   32,147,354   32,134,011   26,519,635
                          ===========  ============  ===========  ===========  ===========
Earnings (loss) per
 share of common stock--
 assuming dilution......  $      (.69) $        .17  $     (2.42) $      (.28) $       .66
                          ===========  ============  ===========  ===========  ===========
Weighted average shares
 of common stock
 outstanding--assuming
 dilution...............   32,147,993    32,149,885   32,147,354   32,137,803   26,541,565
                          ===========  ============  ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                          WESTERN GAS RESOURCES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

             (unaudited as to the six months ended June 30, 1999)

                 (Dollars in thousands, except share amounts)

                              Shares of
                  Shares of    $2.625                                      $2.625
                    $2.28    Cumulative             Shares of   $2.28    Cumulative                   Addi-
                  Cumulative Convertible Shares of   Common   Cumulative Convertible                  tional  Retained
                  Preferred   Preferred    Common   Stock in  Preferred   Preferred  Common Treasury Paid-In  (Deficit)
                    Stock       Stock      Stock    Treasury    Stock       Stock    Stock   Stock   Capital  Earnings
                  ---------- ----------- ---------- --------- ---------- ----------- ------ -------- -------- ---------
Balance at
December 31,
1995............  1,400,000   2,760,000  25,769,712  25,016      $140       $276     $2,580  $(788)  $301,234 $ 70,348
Comprehensive
Income:
Net income,
1996............        --          --          --      --        --         --         --     --         --    27,941
Comprehensive
Income..........
Dividends:
Dividends
declared on
common stock            --          --          --      --        --         --         --     --         --    (5,472)
Dividends
declared on
$2.28 cumulative
preferred stock.        --          --          --      --        --         --         --     --         --    (3,194)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.        --          --          --      --        --         --         --     --         --    (7,245)
Stock options
exercised.......        --          --       14,423     --        --         --           1    --          83      --
Loans forgiven..        --          --          --      --        --         --         --     --         --       --
Common stock
offering........        --          --    6,325,000     --        --         --         632    --      95,744      --
                  ---------   ---------  ----------  ------      ----       ----     ------  -----   -------- --------
Balance at
December 31,
1996............  1,400,000   2,760,000  32,109,135  25,016       140        276      3,213   (788)   397,061   82,378
Comprehensive
Income:
Net income,
1997............        --          --          --      --        --         --         --     --         --     1,487
Tax benefit
related to stock
options.........        --          --          --      --        --         --         --     --         --       --
Comprehensive
Income..........
Dividends:
Dividends
declared on
common stock....        --          --          --      --        --         --         --     --         --    (6,427)
Dividends
declared on
$2.28 cumulative
preferred stock.        --          --          --      --        --         --         --     --         --    (3,194)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.        --          --          --      --        --         --         --     --         --    (7,245)
Stock options
exercised.......        --          --       37,302     --        --         --           4    --         260      --
Loans forgiven..        --          --          --      --        --         --         --     --         --       --
                  ---------   ---------  ----------  ------      ----       ----     ------  -----   -------- --------
Balance at
December 31,
1997............  1,400,000   2,760,000  32,146,437  25,016       140        276      3,217   (788)   397,321   66,999
                  Cumulative
                   Accumu-
                    lated
                    Other      Notes     Total
                   Compre-   Receivable  Stock-
                   hensive    from Key  holders'
                    Income   Employees   Equity
                  ---------- ---------- ---------
Balance at
December 31,
1995............   $   --     $(1,881)  $371,909
Comprehensive
Income:
Net income,
1996............       --         --      27,941
                                        ---------
Comprehensive
Income..........                          27,941
                                        ---------
Dividends:
Dividends
declared on
common stock           --         --      (5,472)
Dividends
declared on
$2.28 cumulative
preferred stock.       --         --      (3,194)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.       --         --      (7,245)
Stock options
exercised.......       --         (24)        60
Loans forgiven..       --          92         92
Common stock
offering........       --         --      96,376
                  ---------- ---------- ---------
Balance at
December 31,
1996............       --      (1,813)   480,467
Comprehensive
Income:
Net income,
1997............       --         --       1,487
Tax benefit
related to stock
options.........     2,233        --       2,233
                                        ---------
Comprehensive
Income..........                           3,720
                                        ---------
Dividends:
Dividends
declared on
common stock....       --         --      (6,427)
Dividends
declared on
$2.28 cumulative
preferred stock.       --         --      (3,194)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.       --         --      (7,245)
Stock options
exercised.......       --         (25)       239
Loans forgiven..       --         552        552
                  ---------- ---------- ---------
Balance at
December 31,
1997............     2,233     (1,286)   468,112

                          WESTERN GAS RESOURCES, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

             (unaudited as to the six months ended June 30, 1999)

                 (Dollars in thousands, except share amounts)

                              Shares of
                  Shares of    $2.625                                      $2.625
                    $2.28    Cumulative             Shares of   $2.28    Cumulative                   Addi-
                  Cumulative Convertible Shares of   Common   Cumulative Convertible                  tional  Retained
                  Preferred   Preferred    Common   Stock in  Preferred   Preferred  Common Treasury Paid-In  (Deficit)
                    Stock       Stock      Stock    Treasury    Stock       Stock    Stock   Stock   Capital  Earnings
                  ---------- ----------- ---------- --------- ---------- ----------- ------ -------- -------- ---------
Comprehensive
Income:
Net income
1998............        --          --          --      --       $--        $--      $  --   $ --    $    --  $(67,205)
Translation
adjustments.....        --          --          --      --        --         --         --     --         --       --
Comprehensive
Income..........
Dividends:
Dividends
declared on
common stock....        --          --          --      --        --         --         --     --         --    (6,430)
Dividends
declared on
$2.28 cumulative
preferred stock.        --          --          --      --        --         --         --     --         --    (3,194)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.        --          --          --      --        --         --         --     --         --    (7,245)
Stock options
exercised.......        --          --        1,556     --        --         --         --     --          23      --
Loans forgiven..        --          --          --      --        --         --         --     --         --       --
                  ---------   ---------  ----------  ------      ----       ----     ------  -----   -------- --------
Balance at
December 31,
1998............  1,400,000   2,760,000  32,147,993  25,016       140        276      3,217   (788)   397,344  (17,075)
Comprehensive
Income:
Net income
1999............        --          --          --      --        --         --         --     --         --   (16,940)
Translation
adjustments.....        --          --          --      --        --         --         --     --         --       --
Comprehensive
Income..........
Dividends:
Dividends
declared on
common stock....        --          --          --      --        --         --         --     --         --    (3,214)
Dividends
declared on
$2.28 cumulative
preferred stock.        --          --          --      --        --         --         --     --         --    (1,596)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.        --          --          --      --        --         --         --     --         --    (3,622)
Loans forgiven..        --          --          --      --        --         --         --     --         --       --
                  ---------   ---------  ----------  ------      ----       ----     ------  -----   -------- --------
Balance at June
30, 1999........  1,400,000   2,760,000  32,147,993  25,016      $140       $276     $3,217  $(788)  $397,344 $(42,447)
                  =========   =========  ==========  ======      ====       ====     ======  =====   ======== ========
                  Cumulative
                   Accumu-
                    lated
                    Other      Notes     Total
                   Compre-   Receivable  Stock-
                   hensive    from Key  holders'
                    Income   Employees   Equity
                  ---------- ---------- ---------
Comprehensive
Income:
Net income
1998............   $   --     $   --    $(67,205)
Translation
adjustments.....       820        --         820
                                        ---------
Comprehensive
Income..........                         (68,025)
Dividends:
Dividends
declared on
common stock....       --         --      (6,430)
Dividends
declared on
$2.28 cumulative
preferred stock.       --         --      (3,194)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.       --         --      (7,245)
Stock options
exercised.......       --         --          23
Loans forgiven..       --         335        335
                  ---------- ---------- ---------
Balance at
December 31,
1998............     3,053       (951)   385,216
Comprehensive
Income:
Net income
1999............       --         --     (16,940)
Translation
adjustments.....    (1,704)       --      (1,704)
Comprehensive
Income..........                         (18,644)
Dividends:
Dividends
declared on
common stock....       --         --      (3,214)
Dividends
declared on
$2.28 cumulative
preferred stock.       --         --      (1,596)
Dividends
declared on
$2.625
cumulative
convertible
preferred stock.       --         --      (3,622)
Loans forgiven..       --          67         67
                  ---------- ---------- ---------
Balance at June
30, 1999........   $ 1,349    $  (884)  $358,207
                  ========== ========== =========

   The accompanying notes are an integral part of the consolidated financial statements.

                          WESTERN GAS RESOURCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF ORGANIZATION

   Western Gas Resources, Inc. (the "Company") is an independent gas gatherer and processor and energy marketer providing a full range of services to its customers from the wellhead to the delivery point. The Company designs, constructs, owns and operates natural gas gathering, processing, treating and storage facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. The Company connects producers' wells to its gathering systems for delivery to its processing or treating plants, processes the natural gas to extract natural gas liquids ("NGLs") and treats the natural gas in order to meet pipeline specifications. The Company markets gas and NGLs nationwide and in Canada, providing risk management, storage, transportation, scheduling, peaking and other services to a variety of customers. The Company owns and operates certain producing properties, primarily in Wyoming and Louisiana. The Company also explores and develops gas reserves, primarily in Wyoming, in support of its existing facilities.

   Western Gas Resources, Inc. was formed in October 1989 to acquire a majority interest in Western Gas Processors, Ltd. (the "Partnership") and to assume the duties of WGP Company, the general partner of the Partnership. The Partnership was a Colorado limited partnership formed in 1977 to engage in the gathering and processing of natural gas. The reorganization was accomplished in December 1989 through an exchange for common stock of partnership units held by the former general partners of WGP Company and an initial public offering of Western Gas Resources, Inc. Common Stock. On May 1, 1991, a further restructuring ("Restructuring") of the Partnership and Western Gas Resources, Inc. (together with its predecessor, WGP Company, collectively, the "Company") was approved by a vote of the security holders. The combinations were reorganizations of entities under common control and were accounted for at historical cost in a manner similar to poolings of interests.

   The Company has completed three public offerings of Common Stock. In December 1989, the Company issued 3,527,500 shares of Common Stock at a public offering price of $11.50. In November 1991, the Company issued 4,115,000 shares of Common Stock at a public offering price of $18.375 per share. In November 1996, the Company issued 6,325,000 shares of Common Stock at a public offering price of $16.25 per share. The net proceeds to the Company from the November 1996 public offering of Common Stock of $96.4 million were primarily used to reduce indebtedness under the Revolving Credit Facility.

   The Company has also issued preferred stock in a private transaction and has completed two public offerings of preferred stock. In October 1991, the Company issued 400,000 shares of 7.25% Cumulative Senior Perpetual Convertible Preferred Stock ("7.25% Preferred Stock") with a liquidation preference of $100 per share to an institutional investor. In May 1995, the Company redeemed all of the issued and outstanding shares of its 7.25% Preferred Stock pursuant to the provisions of its Certificate of Designation relating to such preferred stock, at an aggregate redemption price of approximately $42.0 million, including a redemption premium of $2.0 million. In November 1992, the Company issued 1,400,000 shares of $2.28 Cumulative Preferred Stock with a liquidation preference of $25 per share, at a public offering price of $25 per share, redeemable at the Company's option on or after November 15, 1997. In February 1994, the Company issued 2,760,000 shares of $2.625 Cumulative Convertible Preferred Stock with a liquidation preference of $50 per share, at a public offering price of $50 per share, redeemable at the Company's option on or after February 16, 1997 and convertible at the option of the holder into Common Stock at a conversion price of $39.75.

Significant Business Acquisitions, Dispositions and Projects

 Powder River Basin

   The Company continues to develop its Powder River Basin coal bed methane natural gas gathering system and developing its own coal seam gas reserves in Wyoming. The Company has acquired drilling rights in the

                          WESTERN GAS RESOURCES, INC.

vicinity of known coal bed methane production. During the years ended December 31, 1998, 1997 and 1996, the Company has expended approximately $46.7 million, $32.2 million and $6.9 million, respectively, on this project. On October 30, 1997, the Company sold a 50% undivided interest in its Powder River Basin coal bed methane gas operations. The final adjusted purchase price was $17.9 million, resulting in a pre-tax gain of $4.7 million, which was recognized in the fourth quarter of 1997.

   In December 1998, the Company joined with other industry participants to form the Fort Union Gas Gathering, L.L.C., which is currently constructing a 106-mile, 24-inch gathering pipeline and treater to gather and treat natural gas produced in the Powder River Basin in northeast Wyoming. The Company has an approximate 13% equity interest in Fort Union and is the construction manager and field operator of the system. The Company commenced operations in September 1999. The new gathering pipeline and treating system was project-financed, and will require a cash investment by the Company of approximately $2 million.

 Southwest Wyoming

   The Company's facilities in Southwest Wyoming are comprised of the Granger facility and a 72% ownership interest in the Lincoln Road facility (collectively the "Granger Complex"). The Company began to expand its gas gathering and exploration and production activities in Southwest Wyoming during 1997. The expansion in this area is primarily intended to develop acreage to replace declines in reserves and generate additional volumes for gathering and processing at its facilities. During the years ended December 31, 1998 and 1997, the Company has expended approximately $16.0 million and $6.2 million, respectively, on this project. In February 1998, the Company sold a 50% undivided interest in a small portion of the Granger gathering system for approximately $4.0 million. This amount approximated the Company's cost in such facilities.

   In 1997, the Company granted an option to an affiliate of a producer behind the Granger Complex to purchase up to 50% of the Granger Complex. In conjunction with this agreement, in February 1998, the Company received a $1.0 million non-refundable option payment. The option to acquire an interest in these facilities expired in the fourth quarter of 1998.

 Bethel Treating Facility

   In 1996 and 1997 the Pinnacle Reef trend was rapidly developing into a very active lease acquisition and exploratory play using 3-D seismic technology. The initial discoveries in the play indicated a very large potential gas development. Based on the Company's receipt of large acreage dedications in this area, the Company constructed the Bethel Treating facility for a total cost of approximately $102.8 million with a throughput capacity of 350 MMcf per day. In 1998, the production rates from the wells drilled in this field and the recoverable reserves from these properties, were far less than originally expected by the producers. As a result, in 1998, the Bethel Treating facility averaged gas throughput of approximately 61 MMcf per day. Due to the unexpected poor drilling results and reductions in the producers' drilling budgets, the number of rigs active in this area has decreased from 18 in July 1998 to one active rig in June 1999.

   In 1998, the Company completed the construction of the Bethel Treating facility in East Texas that gathers gas from the Cotton Valley Pinnacle Reef trend, for a total cost of approximately $102.8 million. Because of uncertainties related to the pace and success of third-party drilling programs, declines in volumes produced at certain wells and other conditions outside of the Company's control, the Company determined that a pre-tax, non-cash impairment charge of $77.8 million in the fourth quarter of 1998 was required.

                          WESTERN GAS RESOURCES, INC.

 Edgewood

   In two transactions which closed in October 1998 the Company sold its Edgewood gathering system, including its undivided interest in the producing properties associated with this facility, and its 50% interest in the Redman Smackover Joint Venture ("Redman Smackover"). The combined sales price was $55.8 million. The proceeds from these sales were used to repay a portion of the balances outstanding under the Revolving Credit Facility. After the accrual of certain related expenses, the Company recognized a pre-tax gain of approximately $1.6 million during the fourth quarter of 1998.

 Perkins

   In November 1997, the Company entered into an agreement to sell its Perkins facility. In March 1998, the Company completed the sale of this facility with an effective date of January 1, 1998. The sales price was $22.0 million and resulted in a pre-tax gain of approximately $14.9 million. The proceeds from this sale were used to repay a portion of the balances outstanding under the Revolving Credit Facility.

 Subsequent Events (unaudited)

   Giddings. In April 1999, the Company sold our Giddings gathering system in Texas to GPM Gas Corporation, a business unit of Phillips Petroleum Company. This transaction had an effective date of January 1, 1999. The proceeds from this sale were $36.0 million. This sale resulted in an approximate pre-tax loss of $6.6 million in the second quarter of 1999, subject to final accounting adjustment.

   Katy. Effective April 30, 1999, the Company sold all the stock of its wholly-owned subsidiary, Western Gas Resources Storage, Inc., to the Aquila Energy Corporation, a business unit of Utilicorp United, for gross proceeds of $100.0 million. The sole asset of this subsidiary was the Katy Hub and Gas Storage Facility. This transaction resulted in an approximate pre-tax loss of $16.6 million, in the second quarter of 1999, subject to final accounting adjustments. In April 1999, the company also sold 5.1 Bcf of stored gas in the Katy facility to the same purchaser for total sales proceeds of $11.7 million, which approximated the cost of the inventory. To meet the needs of the Company's marketing operations, it will continue to contract for storage capacity. Accordingly, the Company has entered into a long-term agreement with the purchaser for approximately 3 Bcf of storage capacity at market rates.

   MiVida. In June 1999, the Company sold our MiVida treating facility for gross proceeds of $12.0 million. This transaction resulted in an approximate pre-tax gain of $1.2 million in the second quarter of 1999, subject to final accounting adjustments.

   The proceeds from all of these sales were used to reduce borrowings outstanding under the Revolving Credit Facility.

   Sale of senior subordinated debt. In June 1999, the Company sold $155.0 million of Senior Subordinated Notes in a private placement. These notes bear interest at 10% and were priced at 99.225% to yield 10.125%. The Company received net proceeds of approximately $150.0 million from the offering of these notes, after deducting underwriters' discounts and estimated expenses of the offering. The Company applied a portion of the net proceeds to repay approximately $33.3 million of outstanding indebtedness under the Master Shelf agreement, on which pre-tax make-whole payments of $1.1 million were also paid. The remaining proceeds of approximately $115.6 million were used to repay a portion of the outstanding indebtedness under the Revolving Credit Facility.

                          WESTERN GAS RESOURCES, INC.

   Extraordinary item--Early extinguishment of debt. In addition to the $1.1 million make-whole payment incurred in connection with the repayments under the Master Shelf agreement, the Company incurred an additional $700,000 in fees and expenses related to these prepayments as well as prepayments of a portion of the 1995 Senior Notes and the prepayment of the 1993 Senior Notes. The total costs incurred of approximately $1.8 million net of a tax benefit of $700,000, are reflected as an extraordinary loss on early extinguishment of debt in the second quarter of 1999. The net extraordinary loss of $1.1 million resulted in an increase in loss per share of common stock--assuming dilution of $.03.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The significant accounting policies followed by the Company and its wholly-owned subsidiaries are presented here to assist the reader in evaluating the financial information contained herein. The Company's accounting policies are in accordance with generally accepted accounting principles. The interim consolidated financial statements as of June 30, 1999 and for the six month periods ended June 30, 1999 and 1998 included herein are unaudited but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations expected for the year ended December 31, 1999.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and the Company's wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation. The Company's interest in certain investments is accounted for by the equity method.

 Inventories

   Since January 1, 1997, the cost of gas and NGL inventories is determined by the weighted average cost on a location-by-location basis. Prior to 1997, the cost of NGL inventories was determined by the last-in, first-out (LIFO) method, on a location-by-location basis. The change in accounting method from LIFO to weighted average cost was not material. As a result, prior year financial statements were not restated. Residue and NGL inventory covered by hedging contracts is accounted for on a specific identification basis. Product inventory includes $42.8 million and $11.9 million of gas and $3.4 million and $5.4 million of NGLs at December 31, 1998 and 1997, respectively. During the six months ended June 30, 1998 and the years ended December 31, 1998 and 1997, the Company recorded lower of cost or market write-downs of NGL inventories of $328,000, $826,000 and $1.1 million, respectively.

 Property and Equipment

   Property and equipment is recorded at the lower of cost, including interest on funds borrowed to finance the construction of new projects, or estimated realizable value. Interest incurred during the construction period of new projects is capitalized and amortized over the life of the associated assets.

   Depreciation is provided using the straight-line method based on the estimated useful life of each facility which ranges from three to 35 years. Useful lives are determined based on the shorter of the life of the equipment or the reserves serviced by the equipment. The cost of acquired gas purchase contracts is amortized using the straight-line method.

                          WESTERN GAS RESOURCES, INC.

 Oil and Gas Properties and Equipment

   The Company follows the successful efforts method of accounting for oil and gas exploration and production activities. Acquisition costs, development costs and successful exploration costs are capitalized. Exploratory dry hole costs, lease rentals and geological and geophysical costs are charged to expense as incurred. Upon surrender of undeveloped properties, the original cost is charged against income. Producing properties and related equipment are depleted and depreciated by the units-of-production method based on estimated proved reserves for producing properties and proved developed reserves for lease and well equipment.

 Income Taxes

   Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. These temporary differences are determined and accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes."

 Foreign Currency Adjustments

   During the second quarter of 1997, the Company began operating a subsidiary in Canada. The assets and liabilities associated with this subsidiary are translated into U.S. dollars at the exchange rate as of the balance sheet date and revenues and expenses at the weighted-average of exchange rates in effect during each reporting period. SFAS No. 52, "Foreign Currency Translation," requires that cumulative translation adjustments be reported as a separate component of stockholders' equity. The translation adjustment for the six months ended June 30, 1999 and for the year ended December 31, 1998 was ($1.7 million) and $820,000, respectively. The adjustment for the year ended December 31, 1997 was not material.

 Revenue Recognition

   Revenue for sales or services is recognized at the time the gas, NGLs or electric power is delivered or at the time the service is performed.

 Comprehensive Income

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that changes in items of comprehensive income be reported as a separate component of stockholders' equity. The Company's cumulative translation adjustments of $1.3 million and $820,000, respectively, for the six months ended June 30, 1999 and the year ended December 31, 1998, and tax benefits related to stock options of $2.2 million for the year ended December 31, 1997 are separately reported on the Consolidated Statement of Changes in Stockholders' Equity.

 Gas and NGL Hedges

   Gains and losses on hedges of product inventory are included in the carrying amount of the inventory and are ultimately recognized in gas and NGL sales when the related inventory is sold. Gains and losses related to qualifying hedges, as defined by SFAS No. 80, "Accounting for Futures Contracts," of firm commitments or anticipated transactions (including hedges of equity production) are recognized in gas and NGL sales, as reported on the Consolidated Statement of Operations, when the hedged physical transaction occurs. For purposes of the Consolidated Statement of Cash Flows, all hedging gains and losses are classified in net cash

                          WESTERN GAS RESOURCES, INC.

provided by operating activities. To the extent the Company engages in speculative transactions, they are marked to market at the end of each accounting period and any gain or loss is recognized in income for that period.

 Impairment of Long-Lived Assets

   The Company complies with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). The Company reviews its assets at the plant facility and oil and gas producing property levels. SFAS No. 121 also requires long-lived assets be reviewed whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In order to determine whether an impairment exists, the Company compares its net book value of the asset to the estimated fair market value or the undiscounted expected future cash flows, determined by applying future prices estimated by management over the shorter of the lives of the facilities or the reserves supporting the facilities. If an impairment exists, write-downs of assets are based upon expected cash flows discounted using an interest rate commensurate with the risk associated with the underlying asset. The Company has written-down property and equipment of $108.5 million and $34.6 million in accordance with SFAS No. 121 during the years ended December 31, 1998 and 1997, respectively.

 Earnings (Loss) Per Share of Common Stock

   The Company follows SFAS No. 128, "Earnings per Share" ("SFAS No. 128") which requires that earnings per share and earnings per share--assuming dilution be calculated and presented on the face of the statement of operations. In accordance with SFAS No. 128, earnings (loss) per share of common stock is computed by dividing income (loss) attributable to common stock by the weighted average shares of common stock outstanding. In addition, earnings (loss) per share of common stock--assuming dilution is computed by dividing income (loss) attributable to common stock by the weighted average shares of common stock outstanding as adjusted for potential common shares. Income (loss) attributable to common stock is income (loss) less preferred stock dividends. The Company declared preferred stock dividends of $5.2 million for each of the six months ended June 30, 1999 and 1998, respectively and $10.4 million for each of the years ended December 31, 1998, 1997 and 1996, respectively. Common stock options, which are potential common shares, had a dilutive effect on earnings per share and increased the weighted average shares of common stock outstanding by 2,850, 3,792 and 21,930 shares for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996, respectively. The Common stock options were anti-dilutive in the six months ended June 30, 1999 and for the year 1998, therefore the numerator and denominator for each of these periods was not adjusted. SFAS No. 128 dictates that the computation of earnings per share shall not assume conversion, exercise or contingent issuance of securities that would have an anti-dilutive effect on earnings (loss) per share. As a result, the numerators and the denominators for each of the three years ended December 31, 1998 are not adjusted to reflect the Company's $2.625 Cumulative Convertible Preferred Stock outstanding. The shares are anti-dilutive as the incremental shares result in an increase in earnings per share, or a reduction of loss per share, after giving affect to the dividend requirements.

 Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and over-the-counter ("OTC") swaps and options. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across industries and geographic locations. At December 31, 1998, the Company believes it had no significant concentrations of credit risk.

                          WESTERN GAS RESOURCES, INC.

 Cash and Cash Equivalents

   Cash and cash equivalents includes all cash balances and highly liquid investments with an original maturity of three months or less.

 Supplementary Cash Flow Information

   Interest paid was $16.7 million, $20.5 million, $36.1 million, $33.1 million and $36.7 million, respectively, for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996. Capitalized interest associated with construction of new projects was $2.5 million, $5.1 million and $1.7 million, respectively, for the years ended December 31, 1998, 1997 and 1996.

   Income taxes paid were $0, $0, $0, $2.6 million and $4.2 million, respectively, for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996.

 Stock Compensation

   As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to continue to measure compensation costs for stock-based employee compensation plans as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has complied with the pro forma disclosure requirements of SFAS No. 123 as required under the pronouncement.

   The Company realizes an income tax benefit from the exercise of non-qualified stock options related to the difference between the market price at the date of exercise and the option price. APB No. 25 requires that this difference be credited to additional paid-in capital. In September 1997, the Company recorded a credit of $2.2 million to Additional Paid-In Capital to reflect such difference associated with the Company's $5.40 Stock Option Plan.

 Use of Estimates and Significant Risks

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of estimates relate to oil and gas reserves, fair value of financial instruments, future cash flows associated with assets and useful lives for depreciation, depletion and amortization. Actual results could differ from those estimates.

   The Company is subject to a number of risks inherent in the industry in which it operates, primarily fluctuating prices and gas supply. The Company's financial condition and results of operations will depend significantly upon the prices received for gas and NGLs. These prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company. In addition, the Company must continually connect new wells to its gathering systems in order to maintain or increase throughput levels to offset natural declines in dedicated volumes. The number of new wells drilled will depend upon, among other factors, prices for gas and oil, the drilling budgets of third-party producers, the energy policy of the federal government and the availability of foreign oil and gas, none of which are within the Company's control.

 Accounting for Derivative Instruments and Hedging Activities

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), effective for fiscal years beginning after

                          WESTERN GAS RESOURCES, INC.

June 15, 2000. Under SFAS No. 133, the Company will be required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income depending upon the nature of the underlying transaction. The Company has not yet determined the impact that the adoption of SFAS No. 133 will have on its earnings or financial position.

 Reclassifications

   Certain prior years' amounts in the consolidated financial statements and related notes have been reclassified to conform to the presentation used in 1998.

NOTE 3--RELATED PARTIES

   The Company enters into joint ventures and partnerships in order to reduce risk, create strategic alliances and to establish itself in oil and gas producing basins in the United States. For the years ended December 31, 1998, 1997 and 1996, the Company had a 50% ownership interest in Williston Gas Company ("Williston") and Westana Gathering Company ("Westana"). In addition, for the years ended December 31, 1997 and 1996 the Company also had a 50% ownership interest in Redman Smackover. This interest was sold effective July 1, 1998. The Company acts as operator for Williston and Westana. The Company also has a 49% interest in the Sandia Energy Resources Joint Venture ("Sandia"), which was formed in March 1996. The Company's share of equity income or loss in these ventures is reflected in Other net revenue. All transactions entered into by the Company with its related parties are consummated in the ordinary course of business.

   Historically, the Company had purchased a significant portion of the production of Williston. The Company also performed various operational and administrative functions for Williston and charged a monthly overhead fee to cover such services. In August 1996, substantially all of the assets associated with Williston were sold to a third party. The Company expects that Williston will be dissolved during 1999. At December 31, 1998, the Company's investment in Williston was immaterial.

   The Company performs various operational and administrative functions for Westana and charges a monthly overhead fee to cover such services. The Company records receivable and payable balances at the end of each accounting period related to transactions with Westana. At December 31, 1998, the Company's investment in Westana was $26.9 million.

   The Company provides substantially all of the natural gas that Sandia markets and also provides various administrative services to Sandia. In addition, the Company purchases gas from Sandia. The Company records receivable and payable balances at the end of each accounting period related to the above referenced transactions. At December 31, 1998, the Company's investment in Sandia was $546,000. Sandia will be dissolved in the first quarter of 1999.

   The following table summarizes account balances reflected in the financial statements (000s):

                                      As of or for the
                                         Year Ended
                                        December 31,
                                    --------------------
                                     1998   1997   1996
                                    ------ ------ ------
            Trade accounts
             receivable...........  $3,794 $4,295 $5,552
                                    ====== ====== ======
            Accounts payable......   9,474  7,246 11,041
                                    ====== ====== ======
            Sales of gas and NGLs.  31,319 19,504 10,592
                                    ====== ====== ======
            Processing revenue....     192    336    256
                                    ====== ====== ======
            Product purchases.....  58,899 59,082 57,675
                                    ====== ====== ======
            Administrative
             expense..............  $  483 $  421 $  419
                                    ====== ====== ======

                          WESTERN GAS RESOURCES, INC.

   The Company has entered into agreements committing the Company to loan to certain key employees an amount sufficient to exercise their options as each portion of their options vests under the Key Employees' Incentive Stock Option Plan and the $5.40 Stock Option Plan (see note 10). The Company will forgive the loan and accrued interest if the employee has been continuously employed by the Company for periods specified under the agreements and Board of Directors' resolutions. As of December 31, 1998 and 1997, loans totaling $951,000 and $1.3 million, respectively, were outstanding to certain employees under these programs. The loans are secured by a portion of the Common Stock issued upon exercise of the options and are accounted for as a reduction of stockholders' equity. During 1998 and 1997, the Board of Directors approved the forgiveness of loans to certain employees totaling approximately $335,000 and $552,000, respectively, in connection with these plans.

NOTE 4--COMMODITY RISK MANAGEMENT

Gas and NGL Hedges

   The Company's commodity price risk management program has two primary objectives. The first goal is to preserve and enhance the value of the Company's equity volumes of gas and NGLs with regard to the impact of commodity price movements on cash flow, net income and earnings per share in relation to those anticipated by the Company's operating budget. The second goal is to manage price risk related to the Company's physical gas, crude oil and NGL marketing activities to protect profit margins. This risk relates to hedging fixed price purchase and sale commitments, preserving the value of storage inventories, reducing exposure to physical market price volatility and providing risk management services to a variety of customers.

   The Company utilizes a combination of fixed price forward contracts, exchange-traded futures and options, as well as fixed index swaps, basis swaps and options traded in the over-the-counter ("OTC") market to accomplish these objectives. These instruments allow the Company to preserve value and protect margins because gains or losses in the physical market are offset by corresponding losses or gains in the value of the financial instruments.

   The Company uses futures, swaps and options to reduce price risk and basis risk. Basis is the difference in price between the physical commodity being hedged and the price of the futures contract used for hedging. Basis risk is the risk that an adverse change in the futures market will not be completely offset by an equal and opposite change in the cash price of the commodity being hedged. Basis risk exists in natural gas primarily due to the geographic price differentials between cash market locations and futures contract delivery locations.

   The Company enters into futures transactions on the New York Mercantile Exchange ("NYMEX") and the Kansas City Board of Trade and through OTC swaps and options with various counterparties, consisting primarily of financial institutions and other natural gas companies. The Company conducts its standard credit review of OTC counterparties and has agreements with such parties that contain collateral requirements. The Company generally uses standardized swap agreements that allow for offset of positive and negative exposures. OTC exposure is marked to market daily for the credit review process. The Company's OTC credit risk exposure is partially limited by its ability to require a margin deposit from its major counterparties based upon the mark-to-market value of their net exposure. The Company is subject to margin deposit requirements under these same agreements. In addition, the Company is subject to similar margin deposit requirements for its NYMEX counterparties related to its net exposures.

   The use of financial instruments may expose the Company to the risk of financial loss in certain circumstances, including instances when (i) equity volumes are less than expected, (ii) the Company's customers fail to purchase or deliver the contracted quantities of natural gas or NGLs, or (iii) the Company's OTC counterparties fail to perform. To the extent that the Company engages in hedging activities, it may be prevented from realizing the benefits of favorable price changes in the physical market. However, it is similarly insulated against decreases in such prices.

                          WESTERN GAS RESOURCES, INC.

   The Company has hedged a portion of its equity volumes of gas and NGLs in 1999, particularly in the first quarter, at pricing levels approximating its 1999 operating budget. The Company's equity hedging strategy establishes a minimum and maximum price to the Company while allowing market participation between these levels. As of February 19, 1999, the Company had hedged approximately 75% of its anticipated equity gas for 1999 at a weighted average NYMEX-equivalent minimum price of $2.00 per Mcf, including approximately 80% of first quarter anticipated equity volumes at a weighted average NYMEX-equivalent minimum price of $2.00 per Mcf. Additionally, the Company has hedged approximately 75% of its anticipated equity NGLs for 1999 at a weighted average composite Mont Belvieu and West Texas Intermediate Crude-equivalent minimum price of $.23 per gallon.

   At December 31, 1998, the Company had $1.1 million of losses deferred in inventory that will be recognized primarily during the first quarter of 1999 and are expected to be offset by margins from the Company's related forward fixed price hedges and physical sales. At December 31, 1998, the Company had unrecognized net gains of $3.8 million related to financial instruments that are expected to be offset by corresponding unrecognized net losses from the Company's obligations to sell physical quantities of gas and NGLs.

   The Company enters into speculative futures, swap and option trades on a very limited basis for purposes that include testing of hedging techniques. The Company's policies contain strict guidelines for such trading including predetermined stop-loss requirements and net open positions limits. Speculative futures, swap and option positions are marked to market at the end of each accounting period and any gain or loss is recognized in income for that period. Net gains or losses from such speculative activities for the years ended December 31, 1998 and 1997 were not material.

Natural Gas Derivative Market Risk

   As of December 31, 1998, the Company held a notional quantity of approximately 370 Bcf of natural gas futures, swaps and options extending from January 1999 to December 2000 with a weighted average duration of approximately four months. This was comprised of approximately 178 Bcf of long positions and 192 Bcf of short positions in such instruments. As of December 31, 1997, the Company held a notional quantity of approximately 480 Bcf of natural gas futures, swaps and options extending from January 1998 to December 1999 with a weighted average duration of approximately four months. This was comprised of approximately 230 Bcf of long positions and 250 Bcf of short positions in such instruments.

Crude Oil and NGL Derivative Market Risk

   As of December 31, 1998, the Company held a notional quantity of approximately 177 million gallons of NGL futures, swaps and options extending from January 1999 to December 1999 with a weighted average duration of approximately six months. This was comprised of approximately 129 million gallons of long positions and 48 million gallons of short positions in such instruments. As of December 31, 1997, the Company held a notional quantity of approximately 148 million gallons of NGL futures, swaps and options extending from January 1998 to December 1998 with a weighted average duration of approximately five months. This was comprised of approximately 93 million gallons of long positions and 55 million gallons of short positions in such instruments.

                          WESTERN GAS RESOURCES, INC.

   As of December 31, 1998, the Company had sold 90,000 barrels per month of NYMEX crude swaps for 1999 at an average price of $13.10 per barrel. In addition, the Company had purchased 90,000 barrels per month of $15.00 per barrel NYMEX calls for July 1999 through December 1999 settlement. The Company held no crude oil futures, swaps, or options for settlement beyond 1999.

   As of December 31, 1998, the Company had purchased 200,000 barrels per month of OPIS Mt. Belvieu monthly average settlement $0.210 per gallon puts to hedge a portion of the Company's equity production of propane and butanes for 1999.

   As of December 31, 1998, the Company had purchased 50,000 barrels per month of OPIS Mt. Belvieu monthly average settlement $0.155 per gallon of purity ethane puts to hedge a portion of the Company's equity production of ethane for 1999.

   As of December 31, 1998, the Company held no NGL futures, swaps, or options for settlement beyond 1999.

   As of December 31, 1998, the estimated fair value of the aforementioned crude oil and NGL options held by the Company was approximately $315,000.

NOTE 5--DEBT

   The following summarizes the Company's consolidated debt at the dates indicated (000s):

                                             December 31,
                                           -----------------
                                             1998     1997
                                           -------- --------
           Master shelf and senior notes.. $269,381 $284,857
           Variable rate revolving credit
            facility......................  235,500  156,500
                                           -------- --------
             Total long-term debt......... $504,881 $441,357
                                           ======== ========

   Revolving Credit Facility. The Company's variable rate Revolving Credit Facility was restated and amended in May 1997. The Revolving Credit Facility is with a syndicate of banks and provides for a maximum borrowing commitment of $300 million, $235.5 million of which was outstanding at December 31, 1998. The interest rate payable on the facility at December 31, 1998 was 6.2%. The Company has reached an agreement with the agent bank on a term sheet for a restated facility which will reflect the following changes. The restated Revolving Credit Facility is with a syndicate of banks and will provide for an aggregate borrowing commitment of $300 million consisting of a $100 million 364-day Revolving Credit Facility ("Tranche A") and a five year $200 million Revolving Credit Facility ("Tranche B"). The Revolving Credit Facility will bear interest at certain spreads over the Eurodollar rate, at the Federal Funds rate plus .50% or at the agent bank's prime rate. The Company will have the option to determine which rate will be used. The Company also will pay a facility fee on the commitment. The interest rate spreads and facility fee will be adjusted based on the Company's debt to capitalization ratio and will range from .75% to 2.00%. Pursuant to the Revolving Credit Facility, the Company will be required to maintain a debt to capitalization ratio of not more than 60% through December 31, 2000 and of not more than 55% thereafter, and a senior debt to capitalization ratio of not more than 40% beginning September 30, 1999 through December 31, 2001 and of not more than 35% thereafter. The agreement also requires a ratio of EBITDA to interest and dividends on preferred stock as of the end of any fiscal quarter of not less than 1.35 to 1.0 beginning June 30, 1999 increasing to 3.25 to 1.0 by December 31, 2002. Tranche A and Tranche B will be reduced on a pro rata basis to a total of $250 million by September 30, 1999. The Revolving Credit Facility is guaranteed and will be secured via a pledge of the stock of the Company's significant subsidiaries. Documentation reflecting this agreement is expected to be completed on or

                          WESTERN GAS RESOURCES, INC.

about the end of the first quarter of 1999. The Company generally utilizes excess daily funds to reduce any outstanding balances on the Revolving Credit Facility and associated interest expense, and it intends to continue such practice.

   Master Shelf Agreement. In December 1991, the Company entered into a Master Shelf agreement (as amended and restated, the "Master Shelf") with The Prudential Insurance Company of America ("Prudential"). Amounts outstanding under the Master Shelf agreement at December 31, 1998 are as indicated in the following table (000s):

                                  Interest       Final
Issue Date                Amount    Rate        Maturity                  Principal Payments Due
----------               -------- -------- ------------------ -----------------------------------------------
October 27, 1992........ $ 16,667  7.51%   October 27, 2000   $8,333 on each of October 27, 1999 through 2000
October 27, 1992........   25,000  7.99%   October 27, 2003   $8,333 on each of October 27, 2001 through 2003
September 22, 1993......   25,000  6.77%   September 22, 2003 single payment at maturity
December 27, 1993.......   25,000  7.23%   December 27, 2003  single payment at maturity
October 27, 1994........   25,000  9.05%   October 27, 2001   single payment at maturity
October 27, 1994........   25,000  9.24%   October 27, 2004   single payment at maturity
July 28, 1995...........   50,000  7.61%   July 28, 2007      $10,000 on each of July 28, 2003 through 2007
                         --------
                         $191,667
                         ========

   In March 1999, the Company reached an agreement on an amendment with Prudential which will be effective as of January 1999 with the following provisions. The Company will be required to maintain a current ratio (as defined therein) of at least 1.0 to 1.0, a minimum tangible net worth equal to the sum of $300 million plus 50% of consolidated net earnings earned from January 1, 1999 plus 75% of the net proceeds of any equity offerings after January 1, 1999, and a debt to capitalization ratio of not more than 60% through December 31, 2000 and of not more than 55% thereafter. A senior debt to capitalization ratio will be implemented, if and when, the Company issues subordinated debt. This amendment also requires an EBITDA to interest ratio of not less than 1.75 to 1.0 beginning March 31, 1999 increasing to a ratio of not less than 3.75 to 1.0 by March 31, 2002. Documentation reflecting this amendment is expected to be completed on or about the end of the first quarter of 1999. In addition, under the existing agreement, the Company is prohibited from declaring or paying dividends that in the aggregate exceed the sum of $50 million plus 50% of consolidated net income earned after June 30, 1995 (or minus 100% of a net loss), plus the aggregate net cash proceeds received after June 30, 1995 from the sale of any stock. At December 31, 1998, $51.5 million was available under this limitation. This amount is expected to be reduced by approximately $14.9 million as a result of the after-tax losses recognized on the sales of the Giddings and Katy facilities. The Company presently intends to finance the $8.3 million payment due on October 27, 1999 with amounts available under the Revolving Credit Facility. The Master Shelf Agreement is guaranteed and will be secured via a pledge of the stock of the Company's significant subsidiaries.

   1995 Senior Notes. In 1995, the Company sold $42 million of Senior notes (the "1995 Senior notes") to a group of insurance companies with an interest rate of 8.16% per annum. In February 1999, the Company offered to prepay the 1995 Senior notes at par. Note holders representing $15 million of the principal amount outstanding on the 1995 Senior notes accepted the Company's offer and were paid in full in March 1999. These payments were financed by the Bridge Loan and by amounts available under the Revolving Credit Facility. The remaining principal amount outstanding of $27 million is due in a single payment in December 2005. The 1995 Senior notes are guaranteed and will be secured via a pledge of the stock of the Company's significant subsidiaries. The Company has reached an agreement with the note holders which provides for certain financial

                          WESTERN GAS RESOURCES, INC.

covenants on terms that will be no more restrictive than those contained in the Master Shelf. Documentation reflecting this agreement is expected to be completed on or about the end of the first quarter of 1999.

   Effective January 1, 1999, the Company will pay an annual fee of no more than .65% on the amounts outstanding on the Master Shelf and the 1995 Senior notes. This fee will continue until the Company has received an implied investment grade rating on its senior secured debt.

   1993 Senior Notes. In 1993, the Company sold $50 million of 7.65% Senior notes (the "1993 Senior notes") to a group of insurance companies. Scheduled annual principal payments of $7.1 million on the 1993 Senior notes were made on April 30 of 1997 and 1998. In February 1999, the Company offered to prepay the 1993 Senior notes at par. Note holders representing approximately $33.5 million of the total principal amount outstanding of $35.6 million accepted the Company's offer and were paid in full in February 1999. These payments were financed by a $37 million Bridge Loan. The Company intends to pay the remaining outstanding principal of $2.1 million in the second quarter of 1999 with amounts available under the Revolving Credit Facility.

   Bridge Loan. In February 1999, in order to finance prepayments at par of amounts outstanding on the 1993 and 1995 Senior notes, the Company entered into a Bridge Loan agreement in the amount of $37 million with its agent bank (the "Bridge Loan"). The Bridge Loan bears interest at certain spreads over the Eurodollar rate ranging from 1.75% at date of issuance to 2.75% at maturity. The Bridge Loan may be prepaid in whole or in part at any time and matures on October 31, 1999. The Company presently intends to finance the payment of the Bridge Loan with amounts available under the Revolving Credit Facility, proceeds from the sale of assets or proceeds from the issuance of public debt.

   Covenant Compliance. At December 31, 1998, the Company was in compliance with all covenants in its loan agreements. Taking into account all the covenants contained in these agreements, the Company had approximately $64.5 million of available borrowing capacity at December 31, 1998. In March 1999, the Company successfully completed negotiations with its lenders for amendments to its various financing facilities providing for financial flexibility and covenant modifications. These amendments were needed given the depressed commodity pricing experienced by the industry in general and the disappointing results the Company has experienced at its Bethel Treating facility. There can be no assurance that further amendments or waivers can be obtained in the future, if necessary, or that the terms would be favorable to the Company. To strengthen credit ratings and to reduce its overall debt outstanding, the Company will continue to dispose of non-strategic assets (such as the Giddings and Katy facilities) and investigate alternative financing sources (including the issuance of public debt, project-financing, joint ventures and operating leases).

   Approximate future maturities of long-term debt at the date indicated, which do not reflect the payments made in the first quarter of 1999, are as follows at December 31, 1998 (000s):

             1999............................ $ 15,476
             2000............................   15,477
             2001............................   40,476
             2002............................  250,976
             2003............................   75,476
             Thereafter......................  107,000
                                              --------
               Total......................... $504,881
                                              ========

                          WESTERN GAS RESOURCES, INC.

NOTE 6--FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments have been determined by the Company using available market information and valuation methodologies. Considerable judgment is required to develop the estimates of fair value; thus, the estimates provided herein are not necessarily indicative of the amount that the Company could realize upon the sale or refinancing of such financial instruments.

                                           December 31, 1998 December 31, 1997
                                           ----------------- -----------------
                                           Carrying   Fair   Carrying   Fair
                                            Value    Value    Value    Value
                                           -------- -------- -------- --------
                                                (000s)             (000s)
      Cash and cash equivalents........... $  4,400 $  4,400 $ 19,777 $ 19,777
      Trade accounts receivable...........  233,574  233,574  258,791  258,170
      Accounts payable....................  245,315  245,315  326,696  326,696
      Long-term debt......................  504,881  503,001  441,357  447,843
      Risk management contracts........... $    --  $  2,281 $    --  $ (2,189)

   The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

 Cash and cash equivalents, trade accounts receivable and accounts payable

   Due to the short-term nature of these instruments, the carrying value approximates the fair value.

 Long-term debt

   The Company's long-term debt was primarily comprised of fixed rate facilities; for this portion, fair market value was estimated using discounted cash flows based upon the Company's current borrowing rates for debt with similar maturities. The remaining portion of the long-term debt was borrowed on a revolving basis which accrues interest at current rates; as a result, carrying value approximates fair value of the outstanding debt.

 Risk Management Contracts

   Fair value represents the amount at which the instrument could be exchanged in a current arms-length transaction.

NOTE 7--INCOME TAXES

   The provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 is comprised of (000s):

                                                           1998    1997  1996
                                                         --------  ---- -------
      Current:
        Federal......................................... $ (5,696) $268 $ 1,152
        State...........................................      --    --      --
                                                         --------  ---- -------
        Total Current...................................   (5,696)  268   1,152
                                                         --------  ---- -------
      Deferred:
        Federal.........................................  (31,272)  448  12,071
        State...........................................   (1,450)   17     467
                                                         --------  ---- -------
        Total Deferred..................................  (32,722)  465  12,538
                                                         --------  ---- -------
          Total tax provision (benefit)................. $(38,418) $733 $13,690
                                                         ========  ==== =======

                          WESTERN GAS RESOURCES, INC.

   Temporary differences and carryforwards which give rise to the deferred tax liabilities (assets) at December 31, 1998 and 1997 are as follows (000s):

                                                               1998      1997
                                                             --------  --------
      Property and equipment...............................  $133,054  $158,258
      Differences between the book and tax basis of
       acquired assets.....................................    14,386    15,334
                                                             --------  --------
        Total deferred income tax liabilities..............   147,440   173,592
                                                             --------  --------
      Alternative Minimum Tax ("AMT") credit carryforwards.   (21,128)  (26,849)
      Net Operating Loss ("NOL") carryforwards.............   (78,291)  (66,000)
                                                             --------  --------
        Total deferred income tax assets...................   (99,419)  (92,849)
                                                             --------  --------
        Net deferred income taxes..........................  $ 48,021  $ 80,743
                                                             ========  ========

   The differences between the provision (benefit) for income taxes at the statutory rate and the actual provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 are summarized as follows (000s):

                                         1998     %   1997   %     1996     %
                                       --------  ---- ----  ----  -------  ----
Income tax (benefit) at statutory
 rate................................  $(36,968) 35.0 $777  35.0  $14,570  35.0
State income taxes, net of federal
 benefit.............................    (1,450)  1.4   31   1.4      562   1.4
Permanent differences on asset write-
 downs...............................       --    --   --    --       --    --
Reduction of deferred income taxes to
 reflect adjustment in acquired NOL
 carryforward........................       --    --   --    --      (900) (2.2)
Adjustment to prior year income
 taxes...............................       --    --   --    --      (383)  (.9)
Other................................       --    --   (75) (3.4)    (159)  (.4)
                                       --------  ---- ----  ----  -------  ----
  Total..............................  $(38,418) 36.4 $733  33.0  $13,690  32.9
                                       ========  ==== ====  ====  =======  ====

   At December 31, 1998 the Company had NOL carryforwards for Federal and State income tax purposes and AMT credit carryforwards for Federal income tax purposes of approximately $215.4 million and $21.1 million, respectively. These carryforwards expire as follows (000s):

             Expiration Dates          NOL      AMT
             ----------------        -------- -------
             2003................... $    170 $   --
             2004...................      413     --
             2005...................      943     --
             2006...................      478     --
             2007...................      --      --
             2008...................   12,179     --
             2009...................   56,308     --
             2010...................   59,857     --
             2011...................   16,221     --
             2012...................   39,033     --
             2018...................   29,807     --
             No expiration..........      --   21,128
                                     -------- -------
               Total................ $215,409 $21,128
                                     ======== =======

   The Company believes that the NOL carryforwards and AMT credit carryforwards will be utilized prior to their expiration because they are substantially offset by existing taxable temporary differences reversing within

                          WESTERN GAS RESOURCES, INC.

the carryforward period or are expected to be realized by achieving future profitable operations based on the Company's dedicated and owned reserves, past earnings history, projections of future earnings and current assets.

NOTE 8--COMMITMENTS AND CONTINGENT LIABILITIES

 McMurry Oil Company, et al. v. TBI Exploration, Inc., Mountain Gas Resources,
    Inc. and Wildhorse Energy Partners, LLC, District Court, Ninth Judicial
           District, Sublette County, Wyoming, Civil Action No. 5882.

   McMurry Oil Company and certain other producers (collectively, "McMurry") filed suit against TBI Exploration, Inc. ("TBI"), Mountain Gas Resources, Inc., our wholly-owned subsidiary ("Mountain Gas") and Wildhorse Energy Partners, LLC ("Wildhorse"). The central dispute in this case concerns the ownership, nature and extent of a call on certain gas and the right to match offers for gathering and/or purchasing gas (collectively the "Preferential Rights"). In November 1998, the court granted summary judgment in favor of McMurry as to the ownership of the Preferential Rights. In early 1999, McMurry, TBI and Wildhorse settled their claims and crossclaims and as a result TBI and Wildhorse were dismissed from the case. Trial on the liability phase of the litigation between McMurry and Mountain Gas was held in May 1999 and judgment was rendered against Mountain Gas in June 1999, assessing liability for intentional interference of business expectancies and opportunities and a finding that such interference caused McMurry to forego or delay entry into these opportunities and further, that Mountain Gas' assertion of ownership of Preferential Rights were false and thereby disparaged McMurry's title and rights. The court ruled that McMurry was entitled to seek damages against Mountain Gas and that the damages may include punitive damages. McMurry has submitted damage claims in this matter of approximately $29 million, not including punitive damages. Mountain Gas has filed a motion to reconsider the applicability of punitive damages in this matter. A determination of the extent and amount of damages, including causation and mitigation, for McMurry's damage claims is set for a jury trial in January 2000. Mountain Gas believes the damage claims are excessive and unjustified and will vigorously defend its actions and the damage claims raised by McMurry in this matter. Under the terms of the court's order, Mountain Gas is not permitted to file any appeal until the damage claims have been litigated. Mountain Gas believes it has several grounds for appeal in this matter. At the present time, it is not possible to express an opinion as to the final outcome of this litigation or to estimate the final amount of damages, if any, to be assessed in this matter.

   Berco Resources, Inc. v. Amerada Hess Corporation and Western Gas Resources, Inc., United States District Court, District of Colorado, Civil Action No. 97-WM-1332. Berco Resources, Inc. is an independent producer and marketer of natural gas and alleges that it owns or has the right to produce and sell natural gas in the Temple/Tioga Area in North Dakota. Berco alleges that Amerada Hess engaged in unlawful monopolization under Section 2 of the Sherman Act and Section 7 of the Clayton Act by acquiring natural gas gathering and producing facilities owned by the Company. Berco alleges that the Company, along with Amerada Hess, have conspired, through the purchase and sale of our facilities in the Temple/Tioga Area, to create a monopoly affecting an appreciable amount of interstate commerce in violation of Sections 1 and 2 of the Sherman Act. Berco seeks an award against Amerada Hess and the Company of threefold the amount of damages actually sustained by Berco, in an amount to be determined at trial, and/or divestiture of the assets which Amerada Hess acquired, for an order restraining and enjoining the Company and Amerada Hess from violating the antitrust laws, and for costs, attorney fees and interest. The Company believes that it has meritorious defenses to the claims and is vigorously defending such claims. At the present time it is not possible to predict the outcome of this litigation to estimate the amount of potential damages.

   Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for the years 1990 and 1991 and has proposed adjustments to taxable income reflected

                          WESTERN GAS RESOURCES, INC.

in such tax returns that would shift the recognition of certain items of income and expense from one year to another. To the extent taxable income in a prior year is increased by proposed timing adjustments, taxable income may be reduced by a corresponding amount in other years. However, the Company would incur an interest charge as a result of such adjustments. The Company currently is protesting certain of these proposed adjustments. In the opinion of management, any proposed adjustments for the additional income taxes and interest that may result would not be material. However, it is reasonably possible that the ultimate resolution could result in an amount which differs materially from management's estimates.

   Other. The Company is involved in various other litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims, will not, individually or in the aggregate, have a material adverse effect on its financial position or results of operations.

NOTE 9--BUSINESS SEGMENTS AND RELATED INFORMATION

   The Company operates in four principal business segments, as follows: Gas Gathering and Processing, Producing Properties, Marketing and Transmission, and these segments are separately monitored by management for performance against its internal forecast and are consistent with the Company's internal financial reporting package. These segments have been identified based upon the differing products and services, regulatory environment and the expertise required for these operations.

   The Gas Gathering and Processing segment connects producers' wells to its gathering systems for delivery to its processing or treating plants, processes the natural gas to extract NGLs and treats the natural gas in order to meet pipeline specifications. The residue gas and NGLs extracted at the processing facilities are sold by the Marketing segment.

   The activities of the Producing Properties segment includes the exploration and development of certain oil and gas producing properties in basins where the Company's facilities are located. The majority of the gas and oil produced from these properties is sold by the Marketing segment.

   The Marketing segment buys and sells gas and NGLs nationwide and in Canada, providing storage, transportation, scheduling, peaking and other services to our customers. In addition, this segment also markets gas and NGLs produced by the Company's facilities. The gains and losses from any hedges on equity gas and NGL volumes are included in this segments results. The operations associated with the Katy Facility and the loss from the sale of this facility are included in the Marketing segment, as are our Canadian marketing operations (which are immaterial for separate presentation).

   The Transmission segment reflects the operations of the Company's MIGC and MGTC pipelines. The majority of the revenue presented in this segment is derived from transportation of residue gas.

                          WESTERN GAS RESOURCES, INC.

   The following table sets forth the Company's segment information as of and for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997 and 1996 (in 000s). Due to the Company's integrated operations, the use of allocations in the determination of business segment information is necessary. Intersegment revenues are valued at prices comparable to those of unaffiliated customers.

                             Gas
                          Gathering
                             and     Producing                                     Eliminating
                          Processing Properties Marketing   Transmission Corporate   Entries     Total
                          ---------- ---------- ----------  ------------ --------- ----------- ----------
Six months ended June
 30, 1999
Revenues from
 unaffiliated customers.   $ 23,131   $  1,080  $  855,451    $ 3,696     $ 1,722   $     (29) $  885,051
Interest income.........          1        --           24        --       13,308     (13,190)        143
Other, net..............     (4,789)       --      (16,460)       --          --          --      (21,249)
Intersegment sales......    163,205     13,083      38,940      8,182         --     (223,410)        --
                           --------   --------  ----------    -------     -------   ---------  ----------
Total revenues..........    181,548     14,163     877,955     11,878      15,030    (236,629)    863,945
                           --------   --------  ----------    -------     -------   ---------  ----------
Product purchases.......    127,799        899     889,180        518      (1,501)   (221,717)    795,178
Plant operating expense.     24,920      1,002       1,673      5,371       1,916      (1,363)     33,519
Oil and gas exploration
 and production expense.        --       3,597         (44)       --          130         --        3,683
                           --------   --------  ----------    -------     -------   ---------  ----------
Operating profit........   $ 28,829   $  8,665  $  (12,854)   $ 5,989     $14,485   $ (13,549) $   31,565
                           ========   ========  ==========    =======     =======   =========  ==========
Depreciation, depletion
 and amortization.......                                                                           24,755
Interest expense........                                                                           15,753
Selling and
 administrative expense.                                                                           15,952
                                                                                               ----------
Income (loss) before
 income taxes...........                                                                       $  (24,895)
                                                                                               ==========
Identifiable assets.....   $510,070   $ 95,226  $       94    $67,993     $36,758   $     --   $  710,141
                           ========   ========  ==========    =======     =======   =========  ==========

                             Gas
                          Gathering
                             and     Producing                                     Eliminating
                          Processing Properties Marketing   Transmission Corporate   Entries     Total
                          ---------- ---------- ----------  ------------ --------- ----------- ----------
Six months ended June
 30, 1998
Revenues from
 unaffiliated customers.   $ 17,951   $    860  $1,041,419    $ 3,320     $   346   $     548  $1,064,444
Interest income.........        --         --          --         --       19,171     (18,421)        750
Other, net..............     15,397        703         (52)       (16)        --          --       16,032
Intersegment sales......    225,303     13,337      43,934      5,488         --     (288,062)        --
                           --------   --------  ----------    -------     -------   ---------  ----------
Total revenues..........    258,651     14,900   1,085,301      8,792      19,517    (305,935)  1,081,226
                           --------   --------  ----------    -------     -------   ---------  ----------
Product purchases.......    173,987        720   1,072,777         91      (2,030)   (283,263)    962,282
Plant operating expense.     30,978      1,339       2,880      5,317       2,435      (4,102)     38,847
Oil and gas exploration
 and production expense.         (1)     2,968           7        --            3          18       2,995
                           --------   --------  ----------    -------     -------   ---------  ----------
Operating profit........   $ 53,687   $  9,873  $    9,637    $ 3,384     $19,109   $ (18,588) $   77,102
                           ========   ========  ==========    =======     =======   =========  ==========
Depreciation, depletion
 and amortization.......                                                                           29,328
Interest expense........                                                                           16,296
Selling and
 administrative expense.                                                                           14,907
                                                                                               ----------
Income (loss) before
 income taxes...........                                                                       $   16,571
                                                                                               ==========
Identifiable assets.....   $681,841   $119,757  $  120,470    $53,234     $29,847   $     --   $1,005,149
                           ========   ========  ==========    =======     =======   =========  ==========

                          WESTERN GAS RESOURCES, INC.

                             Gas
                          Gathering
                             and     Producing                                    Eliminating
                          Processing Properties Marketing  Transmission Corporate   Entries     Total
                          ---------- ---------- ---------- ------------ --------- ----------- ----------
Year ended December 31,
 1998
Revenues from
 unaffiliated customers.   $ 38,613   $ 1,979   $2,067,561   $ 4,956     $ 1,091   $    709   $2,114,909
Interest income.........          1       --            45       --       29,531    (28,486)       1,091
Other, net..............     16,759       703          120       (16)        --         --        17,566
Intersegment sales......    425,895    24,878       81,384    12,365         --    (544,522)         --
                           --------   -------   ----------   -------     -------   --------   ----------
Total revenues..........    481,268    27,560    2,149,110    17,305      30,622   (572,299)   2,133,566
                           --------   -------   ----------   -------     -------   --------   ----------
Product purchases.......    330,369     1,368    2,126,621       --       (3,386)  (540,669)   1,914,303
Plant operating expense.     65,318     2,437        6,999    11,167       2,694     (3,262)      85,353
Oil and gas exploration
 and production expense.                7,466          155       --          233        142        7,996
                           --------   -------   ----------   -------     -------   --------   ----------
Operating profit........   $ 85,581   $16,289   $   15,335   $ 6,138     $31,081   $(28,510)  $  125,914
                           ========   =======   ==========   =======     =======   ========   ==========
Depreciation, depletion
 and amortization.......                                                                          59,346
Interest expense........                                                                          33,616
Loss on the impairment
 of property and
 equipment..............                                                                         108,447
Selling and
 administrative expense.                                                                          30,128
                                                                                              ----------
Income (loss) before
 income taxes...........                                                                      $ (105,623)
                                                                                              ==========
Identifiable assets.....   $577,782   $89,191   $  118,661   $63,946     $17,780   $    --    $  867,360
                           ========   =======   ==========   =======     =======   ========   ==========

                          WESTERN GAS RESOURCES, INC.

                             Gas
                          Gathering
                             and     Producing                                    Eliminating
                          Processing Properties Marketing  Transmission Corporate   Entries     Total
                          ---------- ---------- ---------- ------------ --------- ----------- ----------
Year ended December 31,
 1997
Revenues from
 unaffiliated Customers.   $ 33,180   $  1,189  $2,333,064   $ 5,457     $   780   $  3,871   $2,377,541
Interest income.........         18        --          114       --       17,556    (16,460)       1,228
Other, net..............      1,094      4,727         132       --          538        --         6,491
Intersegment sales......    522,783     34,123      51,411     7,419         --    (615,736)         --
                           --------   --------  ----------   -------     -------   --------   ----------
Total revenues..........    557,075     40,039   2,384,721    12,876      18,874   (628,325)   2,385,260
                           --------   --------  ----------   -------     -------   --------   ----------
Product purchases.......    399,651      1,238   2,352,107     4,409      (2,558)  (608,417)   2,146,430
Plant operating expense.     63,749      2,912       6,597     6,394       1,814     (3,353)      78,113
Oil and gas exploration
 and Production expense.          7      7,634         106       --            3        (36)       7,714
                           --------   --------  ----------   -------     -------   --------   ----------
Operating profit........   $ 93,668   $ 28,255  $   25,911   $ 2,073     $19,615   $(16,519)  $  153,003
                           ========   ========  ==========   =======     =======   ========   ==========
Depreciation, depletion
 and Amortization.......                                                                          59,248
Interest expense........                                                                          27,474
Loss on the impairment
 of property and
 equipment..............                                                                          34,615
Selling and
 administrative expense.                                                                          29,446
                                                                                              ----------
Income (loss) before
 income taxes...........                                                                      $    2,220
                                                                                              ==========
Identifiable assets... .   $698,899   $104,744  $  121,305   $48,541     $13,723   $    --    $  987,212
                           ========   ========  ==========   =======     =======   ========   ==========

                             Gas
                          Gathering
                             and     Producing                                    Eliminating
                          Processing Properties Marketing  Transmission Corporate   Entries     Total
                          ---------- ---------- ---------- ------------ --------- ----------- ----------
Year ended December 31,
 1996
Revenues from
 unaffiliated customers.   $ 45,828   $    764  $2,032,696   $ 5,187     $(2,785)  $  1,106   $2,082,796
Interest income.........        --         --          --        --       14,316    (13,663)         653
Other, net..............      2,748      2,807         106        (6)      1,905        --         7,560
Intersegment sales......    506,356     33,041      38,377     6,249         --    (584,023)         --
                           --------   --------  ----------   -------     -------   --------   ----------
Total revenues..........    554,932     36,612   2,071,179    11,430      13,436   (596,580)   2,091,009
                           --------   --------  ----------   -------     -------   --------   ----------
Product purchases.......    390,890        334   2,033,190     4,551      (5,948)  (578,866)   1,844,151
Plant operating expense.     63,980      2,774       7,238     4,266       1,539     (6,681)      73,116
Oil and gas exploration
 and production expense.        --       4,440         133       --          --         483        5,056
                           --------   --------  ----------   -------     -------   --------   ----------
Operating profit........   $100,062   $ 29,064  $   30,618   $ 2,613     $17,845   $(11,516)  $  168,686
                           ========   ========  ==========   =======     =======   ========   ==========
Depreciation, depletion
 and amortization.......                                                                          63,207
Interest expense........                                                                          34,437
Loss on the impairment
 of property and
 equipment                                                                                           --
Selling and
 administrative expense.                                                                          29,411
                                                                                              ----------
Income (loss) before
 income taxes...........                                                                      $   41,631
                                                                                              ==========
Identifiable assets.....   $598,453   $119,132  $  121,978   $36,110     $14,019   $    --    $  889,692
                           ========   ========  ==========   =======     =======   ========   ==========

                          WESTERN GAS RESOURCES, INC.

NOTE 10--EMPLOYEE BENEFIT PLANS

 Profit Sharing Plan

   A discretionary profit sharing plan (a defined contribution plan) exists for all Company employees meeting certain service requirements. The Company may make annual discretionary contributions to the plan as determined by the Board of Directors and provides for a match of 50% of employee contributions on the first 4% of employee compensation contributed. Contributions are made to common/collective trusts for which Fidelity Management Trust Company acts as trustee. The discretionary contributions made by the Company were $1.9 million, $1.9 million and $1.7 million, for the years ended December 31, 1998, 1997 and 1996, respectively. The matching contributions were $668,000, $310,000 and $256,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

 Key Employees' Incentive Stock Option Plan and Non-employee Director Stock Option Plan

   Effective April 1987, the Board of Directors of the Company adopted a Key Employees' Incentive Stock Option Plan ("Key Employee Plan") and a Non-Employee Director Stock Option Plan ("Directors' Plan") that authorize the granting of options to purchase 250,000 and 20,000 shares of the Company's Common Stock, respectively. Under the plans, each of these options became exercisable as to 25% of the shares covered by it on the later of January 1, 1992 or one year from the date of grant, subject to the continuation of the optionee's relationship with the Company, and became exercisable as to an additional 25% of the covered shares on the later of each subsequent January 1 through 1995 or on each subsequent date of grant anniversary, subject to the same condition. Each of these plans will terminate on the earlier of February 6, 2000 or the date on which all options granted under each of the plans have been exercised in full. The Company has entered into agreements committing the Company to loan certain employees an amount sufficient to exercise their options as each portion of their options vests. The Company will forgive such loans and associated accrued interest if the employee has been continuously employed by the Company for four years after the date of each loan increment. In January 1999, the Board of Directors voted to extend the maturity for all such loans for officers still employed in January 1999, until January 2001. During 1996, under the terms of a severance agreement, the Company extended the maturity date of one former officer's loans to December 31, 2000. In addition, under the terms of a severance agreement, the loans of a former officer are being forgiven over the life of the original loan forgiveness schedule. As of December 31, 1998 and 1997, loans related to 81,250 and 112,500 shares of Common Stock, respectively, totaling $870,000 and $1.2 million, respectively, were outstanding under these terms.

 1993 and 1997 Stock Option Plans

   The 1993 Stock Option Plan ("1993 Plan") became effective on May 24, 1993 and the 1997 Stock Option Plan ("1997 Plan") became effective on May 21, 1997 after approvals by the Company's stockholders. Each plan is intended to be an incentive stock option plan in accordance with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. The Company has reserved 1,000,000 shares of Common Stock for issuance upon exercise of options under each of the 1993 Plan and the 1997 Plan. The 1993 Plan and the 1997 Plan will terminate on the earlier of March 21, 2003 and May 21, 2007, respectively, or the date on which all options granted under each of the plans have been exercised in full.

   Under both of the plans, the Board of Directors of the Company determines and designates from time to time those employees of the Company to whom options are to be granted. If any option terminates or expires prior to being exercised, the shares relating to such option are released and may be subject to reissuance pursuant to a new option. The Board of Directors has the right to, among other things, fix the price, terms and conditions for the grant or exercise of any option. The purchase price of the stock under each option shall be

                          WESTERN GAS RESOURCES, INC.

the fair market value of the stock at the time such option is granted. Under the 1993 Plan, options granted vest 20% each year on the anniversary of the date of grant commencing with the first anniversary. Under the 1997 Plan, the Board of Directors has the authority to set the vesting schedule from 20% per year to 33 1/3% per year. Under both plans, the employee must exercise the option within five years of the date each portion vests.

 $5.40 Stock Option Plan

   In April 1987 and amended in February 1994, the Partnership adopted an employee option plan ("$5.40 Plan") that authorized granting options to employees to purchase 483,000 common units in the Partnership. Pursuant to the Restructuring, the Company assumed the Partnership's obligation under the employee option plan. The plan was amended upon the Restructuring to allow each holder of existing options to exercise such options and acquire one share of Common Stock for each common unit they were originally entitled to purchase. The exercise price and all other terms and conditions for the exercise of such options issued under the amended plan were the same as under the plan, except that the Restructuring accelerated the time upon which certain options may be exercised. All options under the plan were either exercised or forfeited on or before May 31, 1997. The Company has entered into agreements committing the Company to loan to certain employees an amount sufficient to exercise their options, provided that the Company will not loan in excess of 25% of the total amount available to the employee in any one year. In accordance with the agreements, the Company forgave the majority of such loans and associated accrued interest on July 2, 1997. Under the terms of a severance agreement, the Company extended the maturity date of one former officer's loans to December 31, 2000. As of December 31, 1998 and 1997, loans related to 15,000 shares of Common Stock in each year, respectively, totaling $81,000, were outstanding under these terms.

   The following table summarizes the number of stock options exercisable and available for grant under the Company's benefit plans:

                                               Key
                                      $5.40  Employee Directors'  1993    1997
                                       Plan    Plan      Plan     Plan    Plan
                                      ------ -------- ---------- ------- -------
Exercisable:
  December 31, 1996.................. 33,148  56,250    11,000   288,438     --
  December 31, 1997..................    --   75,000    12,250   448,171     --
  December 31, 1998..................    --   75,000    13,500   562,138  26,250

Available for Grant:
  December 31, 1996..................    --   31,250     1,250     4,734     --
  December 31, 1997..................    --   31,250     1,250     9,382 828,900
  December 31, 1998..................    --   31,250     1,250    96,609 763,400

                          WESTERN GAS RESOURCES, INC.

   The following table summarizes the stock option activity under the Company's benefit plans:

                                                     Number of Shares
                                       ----------------------------------------------
                                                  Key
                           Per Share    $5.40   Employee Directors'   1993     1997
                          Price Range   Plan      Plan      Plan      Plan     Plan
                         ------------- -------  -------- ---------- --------  -------
Balance 12/31/95........                47,571   75,000    13,500    688,061      --
  Granted............... $13.88-$18.63     --       --        --     351,733      --
  Exercised.............          5.40 (14,423)     --        --         --       --
  Forfeited or canceled.   13.25-35.00     --       --        --     (46,591)     --
                                       -------   ------    ------   --------  -------
Balance 12/31/96........                33,148   75,000    13,500    993,203      --
  Granted...............   17.75-24.00     --       --        --      64,654  171,100
  Exercised.............    5.40-23.50 (32,077)     --        --      (5,225)     --
  Forfeited or canceled.    5.40-34.13  (1,071)     --        --     (69,302)     --
                                       -------   ------    ------   --------  -------
Balance 12/31/97........                   --    75,000    13,500    983,330  171,100
  Granted...............         19.28     --       --        --      40,511  106,500
  Exercised.............         15.83     --       --        --      (1,556)     --
  Forfeited or canceled. $19.19-$21.78     --       --        --    (129,809) (41,000)
                                       -------   ------    ------   --------  -------
Balance 12/31/98........                   --    75,000    13,500    892,476  236,600
                                       =======   ======    ======   ========  =======

   The following table summarizes the weighted average option exercise price information under the Company's benefit plans:

                                                 Key
                                         $5.40 Employee Directors'  1993   1997
                                         Plan    Plan      Plan     Plan   Plan
                                         ----- -------- ---------- ------ ------
Balance 12/31/95........................ $5.40  $30.23    $14.13   $25.11 $  --
  Granted...............................   --      --        --     14.63    --
  Exercised.............................  5.40     --        --       --     --
  Forfeited or canceled.................   --      --        --     27.05    --
                                         -----  ------    ------   ------ ------
Balance 12/31/96........................  5.40   30.23     14.13    21.31    --
  Granted...............................   --      --        --     19.71  19.63
  Exercised.............................  5.40     --        --     16.91    --
  Forfeited or canceled.................  5.40     --        --     25.54    --
                                         -----  ------    ------   ------ ------
Balance 12/31/97........................   --    30.23     14.13    20.93  19.63
  Granted...............................   --      --        --     19.28  11.69
  Exercised.............................   --      --        --     14.78    --
  Forfeited or canceled.................   --      --        --     21.97  19.16
                                         -----  ------    ------   ------ ------
Balance 12/31/98........................ $ --   $30.23    $14.13   $20.71 $16.15

   SFAS No. 123 encourages companies to record compensation expense for stock-based compensation plans at fair value. As permitted under SFAS No. 123, the Company has elected to continue to measure compensation costs for such plans as prescribed by APB No. 25. SFAS No. 123 requires pro forma disclosures for each year a statement of operations is presented. Such information was only calculated for the options granted under the 1993 Plan and the 1997 Plan as there were no grants under any other plans. The weighted average fair value of options granted under the 1993 Plan of $0.37, $10.54 and $10.18 for the years ended December 31, 1998, 1997 and 1996, respectively, and the weighted average fair value of options granted under the 1997 Plan of $1.00

                          WESTERN GAS RESOURCES, INC.

and $12.66 for the years ended December 31, 1998 and 1997, respectively was estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                     1993 Plan       1997 Plan
                                                   ----------------  ----------
                                                   1998  1997  1996  1998  1997
                                                   ----  ----  ----  ----  ----
      Risk-free interest rate.....................  5.3%  6.1% 6.35%  5.3%  6.1%
      Expected life (in years)....................    5     6     7     6    10
      Expected volatility.........................   45%   42%   37%   45%   42%
      Expected dividends (quarterly).............. $.05  $.05  $.05  $.05  $.05

   Had compensation expense for the Company's 1998, 1997 and 1996 grants for stock-based compensation plans been determined consistent with the fair value method under SFAS No. 123, the Company's net income (loss), income (loss) attributable to common stock, earnings (loss) per share of common stock and earnings (loss) per share of common stock--assuming dilution would approximate the pro forma amounts below (000s, except per share amounts):

                                1998                1997               1996
                          ------------------  -----------------  ----------------
                             As       Pro        As       Pro       As      Pro
                          Reported   forma    Reported   forma   Reported  forma
                          --------  --------  --------  -------  -------- -------
Net income (loss).......  $(67,205) $(67,997) $ 1,487   $   941  $27,941  $27,891
Net income (loss)
 attributable to common
 stock..................   (77,644)  (78,436)  (8,952)   (9,498)  17,502   17,452
Earnings (loss) per
 share of common stock..     (2.42)    (2.44)    (.28)     (.30)     .66      .66
Earnings (loss) per
 share of common stock--
 assuming dilution......  $  (2.42) $  (2.44) $  (.28)  $  (.30) $   .66  $   .66

   The 1993 Plan dictates that the options granted vest 20% each year on the anniversary of the date of grant commencing with the first anniversary. The Board of Directors has the authority to set the vesting schedule from 20% per year to 33 1/3% per year for the 1997 Plan. All options granted in 1997 will vest at the rate of 20% per year. As a result, no compensation expense, as defined under SFAS No. 123, is recognized in the year options are granted. In addition, the fair market value of the options at grant date is amortized over this vesting period for purposes of calculating compensation expense.

                          WESTERN GAS RESOURCES, INC.

NOTE 11--SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
     (UNAUDITED):

 Costs

   The following tables set forth capitalized costs at December 31, 1998, 1997 and 1996 and costs incurred for oil and gas producing activities for the years ended December 31, 1998, 1997 and 1996 (000s):

                                                    1998      1997      1996
                                                  --------  --------  --------
      Capitalized costs:
        Proved properties........................ $110,090  $134,102  $140,871
        Unproved properties......................   33,255    18,464     8,064
                                                  --------  --------  --------
      Total......................................  143,345   152,566   148,935
        Less accumulated depletion...............  (58,994)  (61,766)  (58,548)
                                                  --------  --------  --------
      Net capitalized costs...................... $ 84,351  $ 90,800  $ 90,387
                                                  ========  ========  ========
      The Company's share of Redman Smackover's
       net capitalized costs..................... $    --   $  3,845  $  4,385
                                                  ========  ========  ========
      Costs incurred:
      Acquisition of properties
        Proved................................... $  2,174  $  7,499  $    242
        Unproved.................................   22,633    10,457       909
      Development costs..........................   23,208    13,134     3,893
      Exploration costs..........................    4,177     1,322     2,581
                                                  --------  --------  --------
      Total costs incurred....................... $ 52,192  $ 32,412  $  7,625
                                                  ========  ========  ========
      The Company's share of Redman Smackover's
       costs
       incurred.................................. $     72  $    236  $      8
                                                  ========  ========  ========

 Results of Operations

   The results of operations for oil and gas producing activities, excluding corporate overhead and interest costs, for the years ended December 31, 1998, 1997 and 1996 are as follows (000s):

                                                    1998      1997      1996
                                                  --------  --------  --------
      Revenues from sale of oil and gas:
        Sales.................................... $  2,592  $  5,970  $  1,821
        Transfers................................   23,188    25,571    31,733
                                                  --------  --------  --------
          Total..................................   25,780    31,541    33,554
      Production costs...........................   (6,611)   (6,384)   (4,256)
      Exploration costs..........................   (1,599)   (1,439)     (898)
      Depreciation, depletion and amortization...  (11,749)  (11,549)  (11,756)
      Impairment of oil and gas properties.......  (16,528)  (19,615)      --
      Income tax benefit (expense)...............    3,690     2,792    (6,261)
                                                  --------  --------  --------
      Results of operations...................... $  7,017  $ (4,654) $ 10,383
                                                  ========  ========  ========
      The Company's share of Redman Smackover's
       operations................................ $    421  $  1,265  $  1,745
                                                  ========  ========  ========

                          WESTERN GAS RESOURCES, INC.

 Reserve Quantity Information

   Reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and of future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in commodity prices and operating costs. Any significant revision of reserve estimates could materially adversely affect the Company's financial condition and results of operations.

   The following table sets forth information for the years ended December 31, 1998, 1997 and 1996 with respect to changes in the Company's proved reserves, all of which are in the United States. The Company has no significant undeveloped reserves.

                                                              Natural   Crude
                                                                Gas      Oil
                                                              (MMcf)   (MBbls)
                                                              -------  -------
      Proved reserves:
        December 31, 1995.................................... 108,820    715
        Revisions of previous estimates......................  (2,147)   286
        Purchases of reserves in place.......................   2,372    --
        Production........................................... (13,014)  (158)
                                                              -------   ----
        December 31, 1996....................................  96,031    843
        Revisions of previous estimates...................... (18,132)   (74)
        Extensions and discoveries........................... 113,251    191
        Purchases of reserves in place.......................  34,588    --
        Production........................................... (13,142)  (154)
                                                              -------   ----
        December 31, 1997.................................... 212,596    806
        Revisions of previous estimates......................  28,617   (200)
        Extensions and discoveries...........................  43,248     66
        Sales/Purchases of reserves in place, net............ (31,020)   --
        Production........................................... (14,511)  (117)
                                                              -------   ----
        December 31, 1998.................................... 238,930    555
                                                              =======   ====
      The Company's share of Redman Smackover's proved
       reserves:
        December 31, 1996....................................  10,811    --
                                                              =======   ====
        December 31, 1997....................................  10,218    --
                                                              =======   ====
        December 31, 1998....................................     --     --
                                                              =======   ====

 Standardized Measures of Discounted Future Net Cash Flows

   Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing Activities." Certain information concerning the assumptions used in computing the valuation of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented.

                          WESTERN GAS RESOURCES, INC.

   Future cash inflows are computed by applying year end prices of oil and gas relating to the Company's proved reserves to the year end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements, including futures contracts, in existence at year end.

   The assumptions used to compute estimated future net revenues do not necessarily reflect the Company's expectations of actual revenues or costs, nor their present worth. In addition, variations from the expected production rate also could result directly or indirectly from factors outside of the Company's control, such as unintentional delays in development, changes in prices or regulatory controls. The reserve valuation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, additional economic considerations could also affect the amount of cash eventually realized.

   Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

   Future income tax expenses are computed by applying the appropriate year end statutory tax rates, with consideration of future tax rates already legislated, to the future pre-tax net cash flows relating to the Company's proved oil and gas reserves. Permanent differences in oil and gas-related tax credits and allowances are recognized.

   An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved oil and gas reserves.

   Information with respect to the Company's estimated discounted future cash flows from its oil and gas properties for the years ended December 31, 1998, 1997 and 1996 is as follows (000s):

                                                     1998      1997      1996
                                                   --------  --------  --------
      Future cash inflows........................  $345,217  $352,491  $305,095
      Future production costs....................  (108,457) (118,056)  (54,306)
      Future development costs...................   (46,066)  (28,803)   (1,728)
      Future income tax expense..................   (33,749)  (32,614)  (37,870)
                                                   --------  --------  --------
      Future net cash flows......................   156,945   173,018   211,191
      10% annual discount for estimated timing of
       cash flows................................   (59,068)  (73,445) (100,474)
                                                   --------  --------  --------
      Standardized measure of discounted future
       net cash flows relating to proved oil and
       gas reserves..............................  $ 97,877  $ 99,573  $110,717
                                                   ========  ========  ========
      The Company's share of Redman Smackover's
       standardized measure of discounted future
       net cash flows relating to proved oil and
       gas reserves..............................  $    --   $  6,326  $  5,684
                                                   ========  ========  ========

                          WESTERN GAS RESOURCES, INC.

   Principal changes in the Company's estimated discounted future net cash flows for the years ended December 31, 1998, 1997 and 1996 are as follows
(000s):

                                                   1998      1997       1996
                                                 --------  ---------  --------
      January 1................................. $ 99,573  $ 110,717  $ 81,762
        Sales and transfers of oil and gas
         produced, net of production costs......  (19,170)   (25,157)  (29,298)
        Net changes in prices and production
         costs related to future production.....      367   (146,968)   61,888
        Development costs incurred during the
         period.................................   23,208     13,134     3,893
        Changes in estimated future development
         costs..................................  (33,723)   (26,875)   (2,057)
        Changes in extensions and discoveries...   23,336    158,314       --
        Revisions of previous quantity
         estimates..............................   35,438    (47,859)    2,554
        Sales/Purchases of reserves in place,
         net....................................  (38,251)    47,867     5,266
        Accretion of discount...................    9,957     11,072     8,176
        Net change in income taxes..............   (1,134)     5,256   (19,484)
        Other, net..............................   (1,724)        72    (1,983)
                                                 --------  ---------  --------
      December 31............................... $ 97,877  $  99,573  $110,717
                                                 ========  =========  ========

NOTE 12--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

   The following summarizes certain quarterly results of operations (000s, except per share amounts):

                                                                          Earnings (Loss)
                                                                           Per Share of
                                     Gross     Net        Earnings (Loss)  Common Stock-
                         Operating   Profit   Income       Per Share of      Assuming
                          Revenues    (a)     (Loss)       Common Stock      Dilution
                         ---------- -------  --------     --------------- ---------------
1999 quarter ended:
  March 31.............. $  429,505 $13,259  $ (2,176)        $ (.15)         $ (.15)
  June 30...............    434,440  (6,449)  (14,764)          (.54)           (.54)
                         ---------- -------  --------         ------          ------
                           $863,945 $ 6,810  $(16,940)        $ (.69)         $ (.69)
                         ========== =======  ========         ======          ======
1998 quarter ended:
  March 31.............. $  580,455 $37,019  $ 13,185         $  .33          $  .33
  June 30...............    500,771  10,755    (2,645)          (.16)           (.16)
  September 30..........    516,259   8,307    (4,647)          (.23)           (.23)
  December 31...........    536,081  10,487   (73,098)(c)      (2.36)          (2.36)
                         ---------- -------  --------         ------          ------
                         $2,133,566 $66,568  $(67,205)        $(2.42)         $(2.42)
                         ========== =======  ========         ======          ======
1997 quarter ended:
  March 31.............. $  635,538 $30,847  $ 10,608         $  .25          $  .25
  June 30...............    463,575  15,508       878           (.05)           (.05)
  September 30..........    555,888  20,757     4,997            .07             .07
  December 31...........    730,259  26,643   (14,996)(b)       (.55)           (.55)
                         ---------- -------  --------         ------          ------
                         $2,358,260 $93,755  $  1,487         $ (.28)         $ (.28)
                         ========== =======  ========         ======          ======

                          WESTERN GAS RESOURCES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

--------
(a) Excludes selling and administrative, interest and income tax expenses, loss on the impairment of property and equipment and extraordinary items.
(b) Includes a pre-tax, non-cash expense resulting from the evaluation of property and equipment in accordance with SFAS No. 121 of $34.6 million.
(c) Includes a pre-tax, non-cash expense resulting from the evaluation of property and equipment in accordance with SFAS No. 121 of $108.5 million.

               [LOGO OF WESTERN GAS RESOURCES, INC. APPEARS HERE]